UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of United Surgical Partners International, Inc. (“USPI common stock”)
	(2)	Aggregate number of securities to which transaction applies:
44,748,387 shares of USPI common stock (including shares of restricted stock)
2,952,556 options to purchase shares of USPI common stock
149,000 restricted stock units
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The filing fee was calculated based on the sum of (1) an aggregate cash payment of $1,389,437,416 for the proposed per share cash payment of $31.05 for 44,748,387 outstanding shares of USPI common stock (including 691,307 shares of restricted stock) and (2) an aggregate cash payment of $56,034,454 expected to be paid upon the cancellation of outstanding options having an exercise price of less than $31.05 or restricted stock units (the sum of (1) and (2), the “Total Consideration”).  In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the filing fee was determined by multiplying 0.000107 by the Total Consideration.

	(4)	Proposed maximum aggregate value of transaction:
$1,445,471,870
	(5)	Total fee paid:
$154,665
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
15305 Dallas Parkway
Suite 1600
Addison, Texas 75001

                  , 2007

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of United Surgical Partners International, Inc., or USPI, to be held at 8:00 a.m., Central Time, on                    , 2007, at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001. The attached notice of the special meeting and proxy statement provide information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 7, 2007, referred to as the merger agreement, among UNCN Holdings, Inc., referred to as Parent, UNCN Acquisition Corp., referred to as Acquisition, and USPI. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. Under the merger agreement, Acquisition, a wholly owned subsidiary of Parent, will be merged with and into USPI, with USPI being the surviving corporation. Both Parent and Acquisition are Delaware corporations formed in connection with the execution of the merger agreement. Parent is currently owned by Welsh, Carson, Anderson & Stowe X, L.P., referred to as Welsh Carson X, a private equity fund affiliated with the private equity firm, Welsh, Carson, Anderson & Stowe. If the merger is completed, a group of investors led by Welsh Carson X will own all of the outstanding capital stock of Parent and USPI will no longer be a publicly-traded company. In connection with the merger, we expect that certain members of USPI’s board of directors and senior management, referred to as rollover investors, will exchange all or a portion of their equity interests in USPI and/or pay cash for equity interests in Parent.

If USPI’s stockholders adopt the merger agreement and the merger is completed, each share of USPI common stock (other than treasury shares, shares to be exchanged for equity interests in Parent by rollover investors (if any), shares held by Parent, Acquisition or their respective subsidiaries and affiliates and shares held by USPI stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $31.05 in cash, without interest and less any applicable withholding taxes. The receipt of cash in exchange for shares of USPI common stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes.

On November 14, 2006, the board of directors of USPI established a special committee comprised of three independent and disinterested directors and empowered it to, among other things, consider, evaluate, assess, negotiate and reject or recommend to USPI’s full board of directors any potential transaction related to the merger proposal submitted by Welsh Carson X. The special committee has unanimously determined that the merger agreement is fair to, and in the best interests of, the holders of USPI common stock (other than Parent, Acquisition or their respective subsidiaries and affiliates) and has recommended that (1) the USPI board of directors declare the advisability of, and approve, the merger, the merger agreement and the transactions contemplated thereby, (2) the USPI board of directors recommend to the holders of USPI common stock that they vote to adopt the merger agreement and (3) the holders of USPI common stock vote to adopt the merger agreement.

The USPI board of directors has (1) determined that the merger, the terms thereof and the related transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, USPI and the holders of USPI common stock (other than Parent, Acquisition and their respective subsidiaries and affiliates) and (2) declared advisable and approved the merger agreement, the merger and the other transactions contemplated thereby. This determination is based in part upon the unanimous recommendation of the special committee.

The USPI board of directors recommends that you vote FOR the adoption of merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You also may obtain more information about USPI from documents we have filed with the Securities and Exchange Commission.

Regardless of the number of shares you own, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of USPI common stock entitled to vote thereon. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please submit your proxy in one of the following ways:

•       use the toll-free number shown on your proxy card;

•       use the Internet website shown on your proxy card; or

•       complete, sign, date and return the enclosed proxy card at your first opportunity.

Returning the proxy card or submitting your vote using the telephone or Internet will not deprive you of your right to attend the special meeting and vote your shares in person. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of any adjournment of the special meeting.

If you have any questions or need assistance voting your shares, please call       , our proxy solicitation agent, toll-free at       .

Thank you for your cooperation and continued support.

Very truly yours,
BOONE POWELL, JR.	DONALD E. STEEN
Chairman of the Special Committee	Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated                     , 2007, and is first being mailed to stockholders on or about                     , 2007.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
15305 Dallas Parkway
Suite 1600
Addison, Texas 75001

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                      , 2007

To Our Stockholders:

You are invited to attend a special meeting of the stockholders of United Surgical Partners International, Inc., a Delaware corporation, or USPI, to be held at 8:00 a.m., Central Time, on                     , 2007, at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001, to consider and vote upon the following matters:

•       a proposal to adopt the Agreement and Plan of Merger, dated as of January 7, 2007, referred to as the merger agreement, by and among USPI, UNCN Holdings, Inc., a Delaware corporation, referred to as Parent, and UNCN Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, referred to as Acquisition, as it may be amended from time to time;

•       the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•       such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only stockholders who owned USPI common stock of record at the close of business on                         , 2007 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. A list of USPI stockholders will be available at our principal offices at 15305 Dallas Parkway, Suite 1600, Addison, Texas, during ordinary business hours for the ten days immediately prior to the special meeting.

The USPI board of directors, based in part on the unanimous recommendation of the special committee, has (1) determined that the merger, the terms thereof and the related transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, USPI and the holders of USPI common stock (other than Parent, Acquisition and their respective subsidiaries and affiliates) and (2) declared advisable and approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, the USPI board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

Regardless of the number of shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of USPI common stock entitled to vote thereon. The adjournment proposal requires the affirmative vote of a majority of the shares of USPI common stock present at the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting, we request that you submit your proxy in one of the following ways:

•       use the toll-free number shown on your proxy card;

•       use the Internet website shown on your proxy card; or

•       complete, sign, date and return the enclosed proxy card at your first opportunity.

If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote against the adoption of the merger agreement but will not affect the outcome of the vote regarding the adjournment proposal.

Returning the proxy card or submitting your vote using the telephone or Internet will not deprive you of your right to attend the special meeting and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name or present a copy of a brokerage statement reflecting stock ownership as of the record date.

If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards through one of the methods described above. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of any adjournment of the special meeting referred to above.

USPI’s stockholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Appraisal Rights” in the accompanying proxy statement.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

If you have any questions or need assistance in voting your shares, please call       , our proxy solicitation agent, toll-free at       .

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

BY ORDER OF THE BOARD OF DIRECTORS,
JOHN J. WELLIK
Secretary
, 2007

SUMMARY TERM SHEET

This Summary Term Sheet summarizes the material information in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about USPI. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find Additional Information” beginning on page 88.

•       The Parties to the Merger.

•       United Surgical Partners International, Inc., a Delaware corporation headquartered in Addison, Texas, owns and operates short-stay surgical facilities, including surgery centers and private surgical hospitals, in the United States and the United Kingdom. References to “USPI,” the “Company,” “we,” “our,” or “us” in this proxy statement refer to United Surgical Partners International, Inc. and its subsidiaries, unless otherwise indicated by context.

•       UNCN Holdings, Inc., a Delaware corporation, referred to as Parent, was formed solely for the purpose of effecting the merger (as defined below) and the transactions related to the merger and has not engaged in any business except in furtherance of this purpose. Parent is currently owned by Welsh, Carson, Anderson & Stowe X, L.P., which we refer to in this proxy statement as Welsh Carson X, a private equity fund affiliated with the private equity firm, Welsh, Carson, Anderson & Stowe, referred to as Welsh Carson. If the merger is completed, a group of investors led by Welsh Carson X will own all of the outstanding capital stock of Parent and USPI will no longer be a publicly-traded company. In connection with the merger, we expect that certain members of USPI’s board of directors and senior management, referred to as rollover investors, will exchange all or a portion of their equity interests in USPI and/or pay cash for equity interests in Parent.

•       UNCN Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent, referred to as Acquisition, was formed solely for the purpose of effecting the merger. Acquisition has not engaged in any business except in furtherance of this purpose.

See “The Parties to the Merger” beginning on page 52.

•       The Merger.   You are being asked to vote to adopt the Agreement and Plan of Merger dated as of January 7, 2007, among Parent, Acquisition and USPI, referred to as the merger agreement, pursuant to which Acquisition will merge with and into USPI, with USPI continuing as the surviving corporation in the merger, referred to as the surviving corporation. The surviving corporation will continue to do business under the name “United Surgical Partners International, Inc.” following the merger and will be a wholly owned subsidiary of Parent. As a result of the merger, USPI will cease to be an independent, publicly traded company. See “The Merger Agreement” beginning on page 56. A copy of the merger agreement is attached as Appendix A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

•       Merger Consideration.   If the merger is completed, you will be entitled to receive $31.05 in cash, without interest and less any applicable withholding taxes, for each share of USPI common stock, par value $0.01 per share, that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger). See “The Merger Agreement—Merger Consideration” and “Dissenters’ Appraisal Rights” beginning on pages 56 and 84, respectively.

•       Treatment of Outstanding Options, Restricted Stock and Restricted Stock Units.   At the effective time of the merger, unless otherwise agreed between Parent and the holder thereof:

•       each outstanding option to acquire USPI common stock will become fully vested and immediately exercisable and shall be cancelled and converted into a right to receive a cash payment by the surviving corporation of an amount equal to (1) the excess, if any, of $31.05 over the exercise price per share of the common stock subject to the option, multiplied by (2) the number of shares of common stock subject to the option;

•       each outstanding restricted stock award subject to vesting or other lapse restrictions will vest and become free of such restrictions, and the holder thereof will be entitled to receive $31.05 in cash, for each share of restricted stock held by such holder; and

•       each outstanding restricted stock unit will become fully vested, cancelled and converted into the right to receive cash in an amount equal to $31.05 per share, multiplied by the number of shares of common stock subject to such unit;

in each case without interest and less any applicable withholding taxes. See “The Merger Agreement—Treatment of Options, Restricted Stock and Restricted Stock Units” beginning on page 57.

•       Record Date and Voting.   You are entitled to vote at the special meeting if you owned shares of USPI common stock at the close of business on                 , 2007, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting and any adjournment thereof. As of the record date, there were               shares of USPI common stock entitled to be voted at the special meeting. See “The Special Meeting of Stockholders—Record Date” and “The Special Meeting of Stockholders—Voting Rights; Quorum; Vote Required for Approval,” each beginning on page 53.

•       Stockholder Vote Required to Adopt the Merger Agreement.   You are being asked to consider and vote upon a proposal to adopt the merger agreement. For us to complete the merger, stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote thereon must vote FOR the adoption of the merger agreement. Abstentions and broker non-votes will have the effect of a vote against adoption of the merger agreement. See “The Special Meeting of Stockholders—Voting Rights; Quorum; Vote Required for Approval” beginning on page 53.

•       Voting Information.   Before voting your shares of USPI common stock, we encourage you to read this proxy statement in its entirety, including its appendices and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your shares can be voted at the special meeting, please complete, sign, date and mail the enclosed proxy card (which requires no postage if mailed in the United States), or submit your vote via the Internet or by telephone as soon as possible. If a broker holds your shares in “street name,” your broker should provide you with instructions on how to record your vote. See “The Special Meeting of Stockholders—Voting and Revocation of Proxies” beginning on page 54.

•       Recommendations of the Special Committee and the Board of Directors.   See “Special Factors—Recommendations of the Special Committee and Board of Directors; Reasons for Approval of the Merger” beginning on page 22.

•       On November 14, 2006, the board of directors of USPI established a special committee comprised of three independent and disinterested directors and empowered it to, among other things, consider, evaluate, assess, negotiate and reject or recommend to USPI’s full board of directors any potential transaction related to the merger proposal submitted by Welsh Carson X. The members of the special committee are Boone Powell, Jr., Thomas L. Mills and James Ken Newman.

•       The special committee has unanimously determined that the merger agreement is fair to, and in the best interests of, the holders of USPI common stock (other than Parent, Acquisition and their respective subsidiaries and affiliates) and recommended that (1) the USPI board of directors declare the advisability of, and approve, the merger, the merger agreement and the transactions contemplated thereby, (2) the USPI board of directors recommend to the holders of USPI common stock that they vote to adopt the merger agreement and (3) the holders of USPI common stock vote to adopt the merger agreement. For a discussion of the material factors considered by the special committee and board of directors in reaching their respective conclusions and the reasons why the special committee and board of directors determined that the merger is fair, see “Special Factors—Recommendations of the Special Committee and Board of Directors; Reasons for Approval of the Merger” beginning on page 22.

•       The USPI board of directors, based in part on the unanimous recommendation of the special committee, has (1) determined that the merger, the terms thereof and the related transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, USPI and the holders of USPI common stock (other than Parent, Acquisition and their respective subsidiaries and affiliates) and (2) declared advisable and approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, the USPI board of directors recommends that you vote FOR the adoption of merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

•       Share Ownership of USPI Directors and Officers.   As of                      , 2007, the record date, the directors and executive officers of USPI held and are entitled to vote, in the aggregate, shares of USPI common stock representing approximately        % of the outstanding shares of USPI common stock. The directors and executive officers have informed USPI that they currently intend to vote all of their shares of USPI common stock FOR the adoption of the merger agreement and FOR the adjournment proposal, if necessary. See “The Special Meeting of Stockholders—Voting Rights; Quorum; Vote Required for Approval” beginning on page 53.

•       Opinion of the Special Committee’s Financial Advisor.   The special committee engaged J.P. Morgan Securities Inc., referred to as JPMorgan, as its financial advisor in connection with its evaluation of the proposed merger and potential alternatives. On January 7, 2007, JPMorgan delivered  its oral opinion (subsequently confirmed in writing) to the special committee and the USPI board of directors that, as of January 7, 2007 and based upon and subject to the factors and assumptions set forth in the written opinion, the consideration to be received by the holders of USPI common stock (other than Parent, Acquisition and their respective subsidiaries and affiliates) in the proposed merger was fair, from a financial point of view, to such holders. The full text of JPMorgan’s written opinion is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Under the terms of JPMorgan’s engagement letter with the special committee and USPI, USPI will pay JPMorgan a customary fee in connection with its services as financial advisor, a substantial portion of which will be payable only if the merger is consummated. JPMorgan’s opinion was provided to the special committee and USPI’s board of directors in connection with their respective evaluation of the merger and does not constitute a recommendation to any stockholder of USPI as to how such stockholder should vote with respect to the merger or any other matter. See “Special Factors—Opinion of Financial Advisor” beginning on page 28 and Appendix B.

•       Material United States Federal Income Tax Consequences.   The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of USPI common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of USPI common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Tax matters are very complicated. The tax consequences of the merger to you will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, non-U.S. and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase USPI common stock, your shares of restricted stock and/or your restricted stock units. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 48.

•       Accounting Treatment of the Merger.   The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of USPI based on their relative fair values following Financial Accounting Standards No. 141, Business Combinations.

•       Appraisal Rights.   Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all applicable requirements of Delaware law. A summary of the relevant provisions of Delaware law is included in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Holders of our common stock intending to exercise their appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page 84 and Appendix C.

•       Termination of the Merger Agreement.   Under certain circumstances, USPI, Parent and/or Acquisition may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required stockholder approval. See “The Merger Agreement—Termination” beginning on page 74. Circumstances under which the merger agreement can be terminated include the following:

•       by mutual written consent of USPI, Parent and Acquisition;

•       by Parent or USPI, if (1) a court or other governmental entity issues an order or takes any other action permanently restraining or prohibiting the merger and such order or action is final and non-appealable, (2) the special meeting of the stockholders is held and USPI fails to obtain the approval of the majority of the holders of USPI’s outstanding common stock, or (3) the effective time of merger does not occur on or before 5:00 p.m. Eastern Standard Time on August 31, 2007, which period Parent may extend under certain circumstances;

•       by Parent, if (1) either (a) any representation or warranty of USPI in the merger agreement fails to be true or correct or (b) USPI breaches or fails to comply with any of its obligations under the merger agreement, and in either case the applicable closing conditions in the merger agreement would not be satisfied and such failure or breach is either not curable or is not cured after notice and during a specified cure period, (2) the USPI board of directors or the special committee withdraws or modifies (or publicly proposes to do the same), in any manner materially adverse to Parent or Acquisition, its recommendation or approval of the merger agreement and the merger or recommends, adopts or approves (or publicly proposes to do the same) any alternative acquisition proposal submitted by a third party to acquire USPI, (3) the USPI board of directors fails to recommend to the USPI stockholders that they approve the merger agreement and the merger at the special meeting, or (4) the USPI board of directors or any committee thereof resolves to take any actions in clauses (2) or (3) above; or

•       by USPI, if (1) either (a) any representation or warranty of Parent or Acquisition fails to be true or correct or (b) Parent or Acquisition breaches or fails to comply with its obligations under the merger agreement, and in either case the applicable closing conditions in the merger agreement would not be satisfied and, such failure or breach is either not curable or is not cured after notice and during a specified cure period, (2) at any time prior to its obtaining the requisite stockholder approval, in compliance with the terms specified on the merger agreement, the USPI board of directors resolves to enter into a definitive agreement containing an acquisition proposal by a third party that constitutes a superior proposal under the terms of the merger agreement, or (3) if certain material closing conditions have been satisfied and Parent has failed to consummate the merger no later than five calendar days after the final day of a 20-business day “marketing period” (which may be extended for up to an additional 10 business days under certain circumstances, see “The Merger Agreement—Reasonable Best Efforts; Financing”) that Parent may use to complete its financing for the merger. The marketing period begins to run after USPI has provided Parent with certain required financial information regarding USPI necessary to undertake the financing and satisfied certain other conditions under the merger agreement. See “The Merger Agreement—Reasonable Best Efforts; Financing” and “The Merger Agreement—Conditions to Completing the Merger” beginning on pages 70 and 73, respectively.

•       Termination Fee.   If the merger agreement is terminated under certain circumstances:

•       the Company will be obligated to pay a termination fee of $14.7 million or $42.5 million, depending on the timing and/or nature of the event giving rise to the termination, to WCAS Management Corporation, an affiliate of Welsh Carson X;

•       the Company will be obligated to pay the expenses of Parent, up to $5 million; or

•       Parent will be obligated to pay us a termination fee of $29.3 million or $42.5 million, depending on the nature of the event giving rise to the termination.

Welsh Carson X has agreed to guarantee the obligation of Parent to pay the termination fee. See “The Merger Agreement—Fees and Expenses” beginning on page 67.

•       Conditions to the Merger.   The obligation of each party to consummate the merger is subject to the satisfaction or waiver of a number of conditions. See “The Merger Agreement—Conditions to Completing the Merger” beginning on page 73. Those conditions include the following:

•       the merger agreement must have been adopted by the affirmative vote of the holders of not less than a majority of the outstanding shares of USPI common stock;

•       the waiting period (any and extension of the waiting period) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, must have expired or been terminated (see “Special Factors—Regulatory Approvals” on page 49);

•       no injunction, judgment, decree or similar governmental order or regulation or law which prevents or restricts the consummation of the merger shall be in effect;

•       the representations and warranties of each of USPI, Parent and Acquisition must be true and correct as of the closing date, subject in many cases to material adverse effect qualifications; and

•       USPI, Parent and Acquisition must have performed in all material respects all obligations that each is required under the merger agreement to perform on or prior to the consummation of the merger.

•       Solicitations of Other Acquisition Offers.

•       The merger agreement provides that until 12:01 a.m. on February 17, 2007, which period we refer to as the go-shop period, USPI and its representatives are permitted, subject to certain conditions, to initiate, solicit and encourage acquisition proposals for USPI (including by way of providing information), to enter into and maintain discussions or negotiations concerning acquisition proposals for USPI or otherwise cooperate with or assist or participate in, or facilitate any such proposals, discussions or negotiations. Prior to terminating the merger agreement or entering into an acquisition agreement with respect to any such proposal, USPI is required to comply with certain terms of the merger agreement described under “The Merger Agreement—Solicitation of Alternate Transactions” beginning on page 64. These terms include negotiating with Parent in good faith to make adjustments to the merger agreement and, if required, paying a termination fee.

•       From and after the expiration of the go-shop period, USPI is generally not permitted to (i) initiate, solicit or knowingly encourage (including by providing information) the invitation or submission of any inquiries, proposals or offers that constitute or could reasonably be expected to constitute an acquisition proposal for USPI, (ii) enter into discussions or negotiations (other than with a person who submitted a proposal prior to the expiration of the go-shop period under certain circumstances) concerning, or provide confidential information in connection with, alternative acquisition proposals, (iii) accept an alternative acquisition proposal for us or enter into any agreement for such a proposal or that would require us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or (iv) exempt any person or entity from state takeover or similar laws or otherwise cause them not to apply. Notwithstanding these restrictions, under certain circumstances, the USPI board of directors or the special committee may respond to a bona fide unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal (as defined in the merger agreement), so long as USPI complies with certain terms of the merger agreement described under “The Merger Agreement—Solicitation of Alternate Transactions” beginning on page 64. These terms include negotiating with Parent in good faith to make adjustments to the merger agreement and, if required, paying a termination fee.

•       Financing of the Merger.   The merger agreement does not contain any condition relating to the receipt of financing by Parent and Acquisition. Parent estimates that the total amount of funds necessary to consummate the transaction, including debt to be refinanced in connection with the merger and anticipated fees and expenses, is approximately $1.8 billion. The amount is expected to be provided through debt and equity financing. Funding of the debt and equity financing is subject to the satisfaction of conditions set forth in commitment letters pursuant to which the financing will be provided. See “Special Factors—Financing” beginning on page 41. Parent has entered into a debt financing commitment letter, referred to as the debt commitment letter, with Citigroup Global Markets Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc., pursuant to which such lenders (and their assignees) have severally and not jointly committed, subject to the terms and conditions set forth therein, to provide (i) $665.0 million of senior secured debt financing and (ii) $480.0 million of bridge financing in the form of senior subordinated increasing rate bridge loans (such financing described in the debt commitment letter, being referred to herein as the debt financing). In addition, Parent has entered into commitment letters (collectively referred to as the equity commitment letters and, together with the debt commitment letter, as the financing letters), with affiliates of Welsh Carson totaling $852.0 million. See “Special Factors—Financing” beginning on page 41.

•       Interests of USPI’s Directors and Executive Officers.

•       In considering the recommendations of the board of directors, USPI’s stockholders should be aware that certain of USPI’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of USPI’s stockholders generally. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. At the effective time of the merger, shares of USPI common stock and equity compensation awards held by our executive officers and directors will be converted into cash consideration on the same terms as the common stock and equity compensation awards held by other stockholders are converted. We expect, however, that certain of our directors and executive officers, referred to as rollover investors, will exchange all or a portion of their equity interests in USPI and/or pay cash for equity interests in Parent. In connection with such investments, such directors or executive officers might enter into agreements with Parent pursuant to which all or a portion of such directors’ and executive officers’ equity interests in USPI would be cancelled in exchange for equity interests in Parent or otherwise treated differently than described above. In addition, we expect that certain of our executive officers and directors will serve as executive officers and directors of the surviving corporation and/or Parent following the merger. Our executive officers and directors will also benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as executive officers or directors. Also, each member of the special committee received $75,000 for such member’s service on the special committee and will be reimbursed for any out-of-pocket expenses incurred in connection with such service. See “Special Factors—Interests of USPI’s Directors and Executive Officers in the Merger” beginning on page 44.

•       Certain of our executive officers and directors have existing relationships with Welsh Carson X or its affiliates. Donald E. Steen, chairman of USPI’s board of directors, is chief executive officer of AmeriPath, Inc., a Welsh Carson owned company. Mr. Wilcox, our chief executive officer and a member of our board of directors, is also a member of the board of directors of Concentra, Inc., a Welsh Carson portfolio company. Messrs. Steen and Wilcox each anticipate making an equity investment in Parent, either in cash or in exchange for all or a portion of their respective equity interests in USPI, or a combination of both, at the time of the merger. In addition, Messrs. Steen and Wilcox anticipate retaining their current positions and responsibilities with the surviving corporation following the merger. Paul B. Queally, a member of our board of directors, is a managing member of the general partner of Welsh Carson X, and anticipates making an equity investment in Parent, either in cash or in exchange for all or a portion of his equity interests in USPI (or some combination of both), at the time of the merger. John C. Garrett, M.D., a member of our board of directors, is an investor (of an immaterial percentage of his overall net worth) in Welsh Carson X. In addition, Boone Powell, Jr., another of USPI’s directors and the chairman of the special committee, has served on the board of directors of US Oncology, Inc. since 1999. US Oncology, Inc. was acquired by affiliates of Welsh Carson in 2003. See “Special Factors—Interests of USPI’s Directors and Executive Officers in the Merger” beginning on page 44.

•       Regulatory Approvals.   Under the HSR Act the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission, referred to as the FTC, and the Antitrust Division of the Department of Justice, referred to as the DOJ, and the applicable waiting period has expired or been terminated. USPI and Parent filed notification and report forms under the HSR Act with the FTC and DOJ on January 19, 2007 and the applicable waiting period terminated on January 30, 2007. See “Special Factors—Regulatory Approvals” beginning on page 49.

•       Applicability of Rules Related to “Going Private” Transactions; Positions as to the Fairness of and Reasons for the Merger.   The requirements of Rule 13e-3 under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), apply to the merger because Parent, Acquisition, Welsh Carson X, the general partner of Welsh Carson X and Mr. Queally, collectively referred to as the buying group, may be deemed to be engaged in a “going private” transaction under the applicable rules. To comply with the requirements of Rule 13e-3, our board of directors, the special committee and the buying group shall be required to make certain statements as to, among other matters, their purposes and reasons for the merger, and their belief as to the fairness of the merger to our unaffiliated stockholders. See “Special Factors—Recommendations of the Special Committee and Board of Directors; Reasons for Approval of the Merger” and “Special Factors—Purpose and Reasons of the Buying Group for the Merger; Position as to Fairness” beginning on pages 22 and 35, respectively.

•       Market Price of USPI Common Stock.   The closing price of USPI common stock on the NASDAQ Global Select Market on January 5, 2007, the last trading date prior to announcement of the proposed merger transaction, was $27.39 per share. The $31.05 per share to be paid for each share of USPI common stock in the merger represents a premium of approximately 13.4% to the closing price of USPI common stock on January 5, 2007.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of USPI. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:          Where and when is the special meeting?

A:             The special meeting will be held at 8:00 a.m., Central Time, on                    , 2007, at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001.

Q:          Who can vote on the merger agreement?

A:             You are entitled to vote at the special meeting (in person or by proxy) if you owned shares of USPI common stock at the close of business on                    , 2007, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were approximately               shares of common stock of USPI entitled to be voted and there were approximately             record holders. A list of stockholders eligible to vote at the special meeting will be available at the offices of USPI, 15305 Dallas Parkway, Suite 1600, Addison, Texas, beginning on                    , 2007. Stockholders may examine this list during normal business hours for any proper purpose relating to the special meeting. See “The Special Meeting of Stockholders—Record Date”and “The Special Meeting of Stockholders—Voting Rights; Quorum; Vote Required for Approval,” each beginning on page 53.

Q:          What matters will be voted on at the special meeting?

A:             You will be asked to consider and vote on the following proposals:

•       to adopt the merger agreement;

•       to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•       to act upon other business that may properly come before the special meeting or any adjournment thereof.

Q:          What will be the effect of the merger?

A:             Under the merger agreement, Acquisition, a wholly owned subsidiary of Parent, will be merged with and into USPI, with USPI being the surviving corporation. Both Acquisition and Parent are Delaware corporations formed by Welsh Carson X for the purpose of completing the merger and related financing transactions. If the merger is completed, a group of investors led by Welsh Carson X will own all of the outstanding capital stock of Parent and USPI will no longer be a publicly-traded company. Accordingly, after the merger, you will no longer have an equity interest in USPI and will not participate in any potential future earnings or growth of USPI. In connection with the merger, we expect that certain members of USPI’s board of directors and senior management, referred to as rollover investors, will exchange all or a portion of their equity interests in USPI and/or pay cash for equity interests in Parent.

If the merger is completed, you will be entitled to receive $31.05 in cash, without interest and less any applicable withholding taxes, for each share of USPI common stock, par value $0.01 per share, that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger). At the effective time of the merger, unless otherwise agreed between Parent and the holder thereof:

•       each outstanding option to acquire USPI common stock will become fully vested and immediately exercisable and shall be cancelled and converted into a right to receive a cash payment by the surviving corporation of an amount equal to (1) the excess, if any, of $31.05 over the exercise price per share of the common stock subject to the option, multiplied by (2) the number of shares of common stock subject to the option;

•       each outstanding restricted stock award subject to vesting or other lapse restrictions will vest and become free of such restrictions, and the holder thereof will be entitled to receive $31.05 in cash, for each share of restricted stock held by such holder; and

•       each outstanding restricted stock unit will become fully vested, cancelled and converted into the right to receive cash in an amount equal to $31.05 per share, multiplied by the number of shares of common stock subject to such unit;

in each case without interest and less any applicable withholding taxes. See “The Merger Agreement—Treatment of Options, Restricted Stock and Restricted Stock Units” beginning on page 57.

Q:          How does USPI’s board of directors recommend that I vote?

A:             The USPI board of directors recommends that you vote:

•       FOR the proposal to adopt the merger agreement; and

•       FOR the adjournment proposal.

Q:          How do USPI’s directors and executive officers intend to vote?

A:             Our directors and executive officers have informed us that they currently intend to vote all of their shares of USPI common stock FOR the adoption of the merger agreement and FOR the adjournment proposal.

Q:             What vote of our stockholders is required to adopt the merger agreement and to approve the adjournment proposal?

A:             For us to complete the merger, stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote thereon must vote FOR the adoption of the merger agreement. A failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of USPI common stock present or represented by proxy at the meeting and entitled to vote on the matter.

Q:          What function did the special committee serve with respect to the merger and who are its members?

A:             The principal function of the special committee with respect to the merger was to consider, evaluate, assess, negotiate and reject or recommend to USPI’s full board of directors any potential transaction related to the merger proposal submitted by Welsh Carson X. The special committee is composed of three independent and disinterested directors, Boone Powell, Jr., Thomas L. Mills and James Ken Newman.

Q:          What is a quorum?

A:             A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:          Who is soliciting my vote?

A:             This proxy solicitation is being made and paid for by USPI. In addition, we have retained       to assist in the solicitation. We will pay       approximately       plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of USPI common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:          What do I need to do now?

A:             After carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please submit your proxy in one of the following ways:

•       by completing, signing, dating and returning the enclosed proxy card;

•       by using the telephone number printed on your proxy card; or

•       by using the Internet voting instructions printed on your proxy card.

You can also attend the special meeting and vote, or change your prior vote, in person. Even if you plan to attend the special meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares using one of the methods described above. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:             If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:             Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the adoption of the merger agreement.

Q:          How are votes counted?

A.              For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it will have the same effect as if you vote AGAINST the adoption of the merger agreement. For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast and will have no effect on the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement, FOR adjournment of the meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the adoption of the merger agreement but will have no effect on the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

Q:          How do I revoke or change my vote?

A:             You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy if you are a stockholder of record by notifying the Secretary of USPI in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:          What does it mean if I get more than one proxy card?

A:             If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:          When do you expect the merger to be completed?  What is the “marketing period?”

A:             We are working to complete the merger as soon as possible, and we anticipate that it will be completed in the second quarter of 2007, subject to receipt of stockholder approval and the satisfaction of the other closing conditions under the merger agreement. In addition, Parent is not obligated to complete the merger until the expiration of a 20-business day “marketing period” (which may be extended for up to an additional 10 business days under certain circumstances, see “The Merger Agreement—Reasonable Best Efforts; Financing”) that it may use to complete its financing for the merger. The marketing period begins to run after we have provided Parent with certain required financial information regarding USPI necessary to undertake the financing and satisfied certain other conditions under the merger agreement. See “The Merger Agreement—Reasonable Best Efforts; Financing” and “The Merger Agreement—Conditions to Completing the Merger” beginning on pages 70 and 73, respectively.

Q:          Should I send in my stock certificates now?

A:             No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:          Will the merger be taxable to me?

A:             Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, non-U.S. and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase USPI common stock, your shares of restricted stock and/or your restricted stock units. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 48.

Q:          Am I entitled to appraisal rights?

A:             Yes. If you are a stockholder who objects to the merger, and if you comply with the required procedures under Delaware law, you will be entitled to appraisal rights under Delaware law. See “Dissenters’ Appraisal Rights” beginning on page 84 and Appendix C.

Q:          How can I obtain additional information about USPI?

A:             We will provide a copy of our Annual Report to Stockholders and/or our Annual Report on Form 10-K for the year ended December 31, 2006, excluding certain of its exhibits, and other filings with the Securities and Exchange Commission, or the SEC, without charge to any stockholder who makes a written or oral request to John Wellik, Secretary, United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001, tel. (972) 713-3500. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at http://www.sec.gov or on the Investor Relations page of the Company’s website at http://www.unitedsurgical.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information” beginning on page 88.

Q:          Who can help answer my other questions?

A:             If you have more questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact      , our proxy solicitation agent, by telephone at      .

You may also wish to consult your own legal, tax and/or other financial advisors with respect to the merger agreement, the merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “Special Factors” and “The Merger Agreement” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•       the outcome of any legal proceedings that have been or may be instituted against USPI, members of our board of directors and others relating to the merger agreement;

•       the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummate the merger;

•       the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger;

•       the failure of the merger to close for any other reason;

•       risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•       a significant delay in the expected completion of the merger;

•       the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•       general economic and market conditions; and

•       the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. Actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on our operating results, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations.

SPECIAL FACTORS

Background of the Merger

Partnerships affiliated with Welsh Carson, together with Mr. Donald Steen, USPI’s chairman, were founding investors of USPI in 1998.  USPI’s initial public offering was in 2001 and, thereafter, the partnerships affiliated with Welsh Carson distributed their investment in USPI to their respective partners.  As of January 5, 2007 and as of the date of this proxy statement, Welsh Carson holds none of USPI’s outstanding common stock. As of the date of this proxy statement, certain managing members of the general partner of Welsh Carson X, in their individual capacities, including Mr. Paul Queally, a managing member of the general partner of Welsh Carson X and a member of USPI’s board of directors, beneficially own less than 1.0% of USPI’s outstanding common stock.  Mr. Queally has been a member of the board of directors of USPI since its formation.

In the third quarter of 2006, the Company participated in an auction to acquire certain assets of a large national healthcare company, referred to as Company Y.  In order to facilitate the financing of such potential acquisition, Welsh Carson X considered acquiring a significant equity interest in the Company, the proceeds of which would be used by the Company to fund such acquisition.  On October 4, 2006, Welsh Carson X entered into a confidentiality agreement and commenced its due diligence review of the Company.  On or about November 30, 2006, Company Y notified USPI that it would not pursue further a potential transaction involving Company Y and USPI.  USPI indicated that it would be willing to continue discussions in the future if Company Y desired to do so.

On November 13, 2006, D. Scott Mackesy, a managing member of the general partner of Welsh Carson X, delivered to Mr. Steen, USPI’s chairman, for the board of directors of USPI, a non-binding offer letter expressing Welsh Carson X’s interest in acquiring all of the outstanding common stock of the Company for a per share price of between $29.05 and $29.15 in cash, which represented an approximately 15% premium above the closing price on Friday, November 10th, and an approximately 18% premium above the trailing 30 day average price of $24.79 per share.

In its letter, Welsh Carson X indicated that its offer was subject only to the negotiation and execution of a definitive merger agreement and that its offer was not subject to further due diligence.  The offer letter was accompanied by signed commitment papers from Citigroup Global Markets Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc. to provide funded senior secured and subordinated debt facilities in the aggregate amount of $945.0 million, and contemplated that the balance of the required funding would be in the form of equity securities and holding company subordinated debt securities that would be purchased by affiliates of Welsh Carson.  Welsh Carson X’s letter noted that it believed the price range offered was very attractive to the public stockholders and would allow them to recognize significant cash value compared to the risk of continuing to own the Company’s stock in light of the current reimbursement, regulatory and competitive environment facing the alternate site surgery industry, among other risks.  It also stated that it believed the combination of these factors created uncertainty in the public equity markets and this uncertainty would not likely to be alleviated for the foreseeable future.  Furthermore, Welsh Carson X noted in its letter that, should a transaction be consummated, it anticipated that all of the Company’s senior management would retain their current positions and responsibilities and be offered the opportunity to participate in the transaction through both direct investment and restricted stock and/or stock options.

To assure the board that negotiating an acquisition agreement with Welsh Carson X would not foreclose the possibility of achieving even greater value for the Company’s stockholders, Welsh Carson X stated in its offer letter that it was amenable to having the merger agreement permit the Company to consider more attractive alternative transactions and to terminate the agreement to accept a superior proposal, subject to the payment of a modest break-up fee and the reimbursement of expenses. In return for this assurance to the board, Welsh Carson X requested the opportunity to negotiate with the Company on an exclusive and confidential basis for 30 days.

Following receipt of the offer letter, the USPI board of directors held a telephonic meeting on November 14, 2006 to discuss the Welsh Carson X proposal.  Prior to the meeting, Mr. Queally of Welsh Carson X contacted Mr. Steen and reiterated some of the term’s of Welsh Carson X’s offer, including that Welsh Carson X’s offer was not subject to due diligence and that Welsh Carson X would be willing to bear the change of control risks resulting from a possible transaction.  During the board meeting, at the request of the board of directors, a representative of Akin, Gump, Strauss, Hauer & Feld, LLP, or Akin Gump, the Company’s regular outside corporate counsel, reviewed with the USPI board their fiduciary duties under Delaware law with respect to evaluating and responding to the proposal.  As part of this discussion, the representative of Akin Gump noted that if certain of the members were financially interested in the transaction and/or not independent with respect to it, the board should create a special committee and empower such committee to make recommendations and decisions on behalf of the board with respect to the offer.  In response to this discussion, Mr. Steen noted that Mr. Queally is a managing member of the general partner of Welsh Carson X and that he (Mr. Steen) and William H. Wilcox, USPI’s president and chief executive officer and a member of its board of directors, had a reasonable expectation of a financial interest in the offer, namely an expectation that they would have a continuing financial investment in and/or employment with the Company after an acquisition by Welsh Carson X.  In addition, Mr. Boone Powell, Jr., another of the Company’s directors, stated that he currently serves on the board of directors of US Oncology Inc., a Welsh Carson portfolio company, but that he had been a member of that board before Welsh Carson had acquired US Oncology Inc. in 2003.  Dr. John Garrett added that he was a minority investor in Welsh Carson X, but that such interest represented an immaterial percentage of his overall net worth.

Following this discussion, the Company’s board of directors (with Messrs. Steen, Wilcox and Queally abstaining) unanimously resolved to appoint a special committee comprised of Messrs. Powell, Thomas Mills and James Ken Newman, with Mr. Powell serving as chairman of the committee.  The board of directors (again, with Messrs. Steen, Wilcox and Queally abstaining) authorized the special committee to consider, evaluate, assess, negotiate, reject or recommend to the full board any potential transaction related to the Welsh Carson X offer and to hire, at the Company’s expense, its own advisors.

On November 14, 2006, following the meeting of the board of directors, the special committee met to discuss further the Welsh Carson X offer.  At the request of the special committee, a representative of Akin Gump was present at the meeting and discussed with the special committee its fiduciary duties as well as the procedural steps to be taken by the special committee in considering the offer, including selection and hiring of independent legal counsel and an independent financial advisor.  After discussion of these matters, the special committee authorized the representative of Akin Gump to contact Mr. Queally to advise him that the special committee had been formed to evaluate the proposal and would be in contact after it had the opportunity to consult with independent advisors.

In the two weeks following the November 14th meetings, the special committee identified certain law firms and investment banks as potential advisors to the special committee. The special committee retained Simpson Thacher & Bartlett LLP, or Simpson Thacher, to act as legal counsel to the special committee on December 4, 2006, and on such date, met with representatives of Simpson Thacher to discuss the Welsh Carson X offer.  During this meeting, in addition to reviewing with the members of the special committee their fiduciary duties in the context of a potential sale transaction, representatives of Simpson Thacher discussed with the special committee the scope of the committee’s mandate, and explored with the special committee the special committee’s views regarding undertaking a sale transaction relative to other strategic alternatives, including maintaining the status quo, as well as the various procedural approaches that the committee might take in approaching a potential sale transaction.  In particular, the representatives of Simpson Thacher discussed with the special committee the benefits and risks of various

“market check” procedures, noting that the Welsh Carson X offer proposed a “go shop” provision whereby USPI would be permitted to solicit and encourage alternative proposals for a limited period of time following the execution of a definitive agreement with Parent and Acquisition and, after that time, continue discussions with certain of such parties provided certain conditions are met, and/or respond to inquiries regarding acquisition proposals under certain circumstances.  As part of this discussion, representatives of Simpson Thacher and the special committee discussed the Company’s business and operations, the state of the healthcare industry, potential regulatory changes, the Company’s recent stock price performance and the Company’s prior history with Welsh Carson.  Members of the special committee also discussed with representatives of Simpson Thacher the unique structure and operations of the Company, especially relating to the Company’s joint ventures with not-for-profit health systems and its subsidiaries in which physicians hold significant equity interests, and certain issues arising therefrom, including concerns regarding confidentiality, the diligence other potential suitors would likely undertake involving these third parties, Welsh Carson X’s willingness to accept the change of control risks relating to the transaction and the perceived comfort level of these joint venture partners and physicians with Welsh Carson X relative to another financial or strategic buyer.  Members of the special committee noted that a possible announcement regarding a potential sale could have an adverse impact on the Company and its joint venture relationships.  These concerns were noted as significant risks to commencing a broader process involving a sale of the Company.

After this initial discussion with Simpson Thacher, the special committee received presentations from and interviewed four investment banks that had been selected as potential candidates to serve as independent financial advisor to the special committee.

The next day, on December 5, 2006, the special committee held a telephonic meeting with representatives of Simpson Thacher to discuss certain of the topics raised the previous day and to finalize the special committee’s selection of a financial advisor.  Following discussion, including a discussion of the previous contacts each of the four investment banks had with Welsh Carson and the Company, it was resolved that the special committee would retain JPMorgan to act as its independent financial advisor.  The special committee retained JPMorgan on December 8, 2006.

On December 11, 2006, the special committee met telephonically with its legal and financial advisors to discuss further the Welsh Carson X proposal and JPMorgan’s proposed timeframe for its due diligence review of the Company.  In addition, representatives of JPMorgan discussed with the special committee and representatives of Simpson Thacher a discussion they had with Citigroup Global Markets Inc., or Citigroup, Welsh Carson X’s financial advisor, the previous week after Citigroup learned that the special committee had hired JPMorgan.  In particular, Citigroup had expressed, on behalf of Welsh Carson X, that it and/or Welsh Carson X would be willing to give a presentation to JPMorgan and/or the special committee with respect to their understanding of and views with the respect to the Company and its industry environment.  Following discussion, the special committee authorized and directed JPMorgan to meet with Citigroup and Welsh Carson X.

On December 14, 2006, representatives of JPMorgan met with members of senior management of the Company to discuss USPI’s business operations and financial results, as well as to review with senior management the Company’s financial projections.

On December 15, 2006, representatives of JPMorgan met with representatives of Welsh Carson X and Citigroup at JPMorgan’s offices in New York.  At the meeting, representatives of Welsh Carson X and Citigroup made a presentation to representatives of JPMorgan regarding their views of USPI’s prospects and strategic alternatives.   During the meeting, representatives of Welsh Carson X and Citigroup stated that, if the Company was to undertake a broader process to sell the Company or any other process involving other potential buyers prior to the execution of a definitive agreement with Parent and Acquisition, Welsh Carson X would not likely participate in such process and would likely rescind its offer.

On December 18, 2006, the special committee held a telephonic meeting with its legal and financial advisors.  At the meeting, representatives of JPMorgan reviewed with the special committee and representatives of Simpson Thacher the diligence sessions JPMorgan had held the previous week with USPI’s senior management and the meeting JPMorgan attended with representatives of Welsh Carson X and Citigroup.  As part of this discussion, the special committee and its advisors again discussed the risks and benefits of the Company concurrently undertaking discussions with other potential buyers and Welsh Carson X’s previously expressed views as to process.

During the week of December 18, 2006, representatives of JPMorgan had discussions with members of senior management of the Company to refine JPMorgan’s preliminary financial models based upon both the projections that had been previously provided by senior management of the Company and such projections adjusted, as directed by management of the Company, for assumed annual spending on acquisitions.

On December 21, 2006, a meeting of the special committee was held in Dallas, with representatives of Simpson Thacher and JPMorgan in attendance, for the purpose of discussing JPMorgan’s preliminary views on Company valuation.  During the meeting, JPMorgan provided the special committee with an overview of the stock price performance of USPI and certain industry peers over the period during which USPI had been a public company.  Representatives of JPMorgan noted that both the Company and some of its peer firms in the ambulatory surgery center industry had experienced decreases in trading multiples over the past few years.  Furthermore, representatives of JPMorgan discussed that, while the Company generally had experienced in previous years, and to a lesser extent, currently continues to experience increases in total revenues and earnings per share, during that same time, the Company had generally suffered from stagnant or declining same store revenue growth, volume and revenue per case, and had not in many of these years exceeded or even met earnings expectations.  In the course of these discussions, the members of the special committee discussed that the Company was operating in a challenging environment.  The special committee also discussed the fact that a significant percentage of the Company’s total revenue and earnings per share growth has been driven by acquisitions, and that growth through acquisitions would be difficult to sustain in the long term. In addition, the special committee believed that the Company had received little credit in the marketplace for the recent acquisitions and divestitures that had been completed by the Company.  The special committee also discussed the Company’s challenges with respect to organic growth and physician retention, noting that in recent years, retention levels had declined.

At that meeting, representatives of JPMorgan reviewed in detail with the special committee its preliminary financial analyses, which included trading multiple and comparable transaction analyses, discounted cash flow analyses and leveraged buy-out analyses.  For its preliminary discounted cash flow analyses, representatives of JPMorgan stated that, at the direction of the special committee, it used both the projections that had been previously provided by senior management of the Company and such projections adjusted, as directed by management of the Company, for assumed annual spending on acquisitions.  The members of the special committee discussed these projections.  Following these discussions, the special committee discussed with representatives of JPMorgan and Simpson Thacher the Company’s recent stock price performance during the period following receipt of the Welsh Carson X offer and the Company’s financial performance for the fourth quarter of 2006 and inquired how these might impact valuation considerations.  After discussion of the foregoing and the potential process alternatives available to the special committee, the special committee instructed JPMorgan to inform Citigroup that the $29.05 to $29.15 range proposed by Welsh Carson X in its offer letter was insufficient and did not reflect the long term value of the Company or provide sufficient value to stockholders and that Welsh Carson X would need to propose a higher price in order for the special committee to support a transaction.  As part of this discussion, the special committee discussed with representatives of JPMorgan a range of prices that, based upon JPMorgan’s preliminary analyses, might be fair, from a financial point of view, to the stockholders of the Company (other than Parent, Acquisition and their respective subsidiaries and affiliates) as of the current date, and based upon such discussions and in light of the fact that the special committee was just commencing price negotiations with Welsh Carson X, the special committee determined that its counterproposal to Welsh Carson X should be $32.00 per share, representing a per share price at the high end of or exceeding the valuation ranges discussed with representatives of JPMorgan.

Shortly after the December 21 meeting, representatives of JPMorgan informed Citigroup of the special committee’s position.  In response to this conversation, on December 22, 2006, representatives of Citigroup contacted representatives of JPMorgan to indicate that they would be providing on behalf of Welsh Carson X a revised proposal on December 26, 2006, which would include a draft merger agreement as well as an improved price range. In addition, representatives of Citigroup requested a limited number of diligence items relating to USPI’s financial performance for the fourth quarter of 2006.

Consistent with Citigroup’s stated timeframe, on December 26, 2006, representatives of Citigroup again contacted representatives of JPMorgan and indicated that Welsh Carson X had revised the range of the per share price of its offer to $29.95 to $30.10, noting that this range was based on the information it had to date.  Representatives of Citigroup reiterated their request for the additional diligence materials, in part to ascertain whether a higher offer might be possible.  Later that day, Ropes & Gray LLP, or Ropes & Gray, counsel to Welsh Carson X, delivered to Simpson Thacher an initial draft of the merger agreement among Parent, Acquisition and USPI.

A telephonic meeting of the special committee was held on December 28, 2006 with its legal and financial advisors.  Representatives of JPMorgan provided an update as to their recent communications with Citigroup.  Representatives of Simpson Thacher then reviewed with the special committee the material provisions included in Ropes & Gray’s draft merger agreement.  In particular, representatives of Simpson Thacher noted that the draft merger agreement included a go shop period of 10 days, a single termination fee of an unstated amount and an ability of Welsh Carson X to match any superior proposal offered by a third party prior to allowing the Company to accept such superior proposal.  After a discussion of the draft merger agreement, the special committee and its advisors discussed the new price range offered by Welsh Carson X and the additional financial information requested by Welsh Carson X.  Following further discussion, the special committee authorized and directed representatives of JPMorgan to contact representatives of Citigroup and inform them that the new price range offered by Welsh Carson X remained inadequate, that Welsh Carson X should review the new diligence materials to be provided by JPMorgan, and that the special committee was unwilling to authorize its advisors to engage fully on contract negotiations unless and until Welsh Carson X was closer to the special committee’s expectations on price.  Shortly after the meeting ended, representatives of JPMorgan relayed to representatives of Citigroup the special committee’s position and provided the requested materials.

Over the course of the next few days, representatives of JPMorgan and Citigroup had several calls relating to value and process.  On the morning of December 30, 2006, representatives of Citigroup informed representatives of JPMorgan that Welsh Carson X had revised the range of the per share price of its offer to $30.70 to $30.75 per share, conditioned on the special committee’s willingness to engage with Welsh Carson X’s advisors immediately on contract negotiations.

In the evening of December 30, 2006, a telephonic meeting of the special committee with its legal and financial advisors was held to discuss Welsh Carson X’s revised proposal and process matters related to negotiation of the merger agreement.  Following discussion, the special committee authorized representatives of Simpson Thacher to begin negotiation of the merger agreement with Welsh Carson X’s advisors and authorized and directed JPMorgan to inform Welsh Carson X that its price range remained inadequate.  Representatives of JPMorgan informed representatives of Citigroup of the special committee’s response shortly after the meeting adjourned.

On December 31, 2006, Simpson Thacher delivered to Ropes & Gray a revised draft of the merger agreement.

In the morning of January 2, 2007, representatives of Ropes & Gray and Simpson Thacher discussed certain principal issues related to the revised draft merger agreement.  In particular, representatives of Ropes & Gray informed representatives of Simpson Thacher that Welsh Carson X would be willing to revise its go shop proposal to a 30 day period (compared to the 50 day period contemplated in Simpson Thacher’s revised draft) and a single termination fee equal to 1.5% of the Company’s equity value (compared to a dual tier fee contemplated in Simpson Thacher’s draft in which the lower termination fee applicable to superior proposals arising from the go shop period would be equal to 0.5% of the Company’s equity value).  Representatives of Ropes & Gray also stated that Welsh Carson X was insisting on retaining the right to match any superior proposal that the Company wished to accept (which right had been deleted in Simpson Thacher’s revised draft).

Later that day, a telephonic meeting of the special committee was held with its legal and financial advisors.  At this time, representatives of Simpson Thacher reviewed with the special committee the material issues related to the draft merger agreement which had been raised by Ropes & Gray during the discussion earlier that morning.  After a discussion of these issues, a discussion of the current price range offered by Welsh Carson X ensued.  The special committee instructed representatives of Simpson Thacher to continue negotiations of the draft merger agreement and instructed representatives of JPMorgan to inform Citigroup of its counterproposal that the special committee would not pursue a transaction with Welsh Carson X at the current price range, but would consider a proposal at $31.50 per share if Welsh Carson X agreed with the special committee on certain significant issues related to the terms of the draft merger agreement.  In arriving at the $31.50 per share counterproposal, the special committee considered the price negotiations to date and the preliminary valuation ranges discussed earlier with representatives of JPMorgan.

Over the course of the next two days, representatives of Simpson Thacher and representatives of Ropes & Gray continued to negotiate the terms of the draft merger agreement and related documentation, including the guarantee agreement to be entered into by Welsh Carson X, under which Welsh Carson X would guarantee the payment of the termination fee payable by Parent under the merger agreement in certain circumstances.

In the morning of January 3, 2007, representatives of JPMorgan contacted representatives of Citigroup to inform Welsh Carson X of the special committee’s position expressed the previous day.  During this discussion, representatives of Citigroup, on behalf of Welsh Carson X, requested permission to begin negotiating employment agreements and rollover equity arrangements with five key members of management, including Mr. Wilcox.  Later that day, the special committee granted such permission.  Messrs. Wilcox and Queally subsequently discussed those arrangements in general terms, although no agreements have been entered into regarding those arrangements.

In the evening of January 3, 2007, representatives of Welsh Carson X and Citigroup contacted representatives of JPMorgan to inform the special committee of Welsh Carson X’s revised price range of $30.95 to $31.05 per share, which they termed Welsh Carson X’s “last and final” offer.  Also that evening, representatives of Ropes & Gray contacted representatives of Simpson Thacher and indicated that Welsh Carson X was willing to agree to a 40 day go shop period and a multi-tier termination fee structure with the termination fee payable for accepting a superior proposal arising pursuant to the go shop period being 1% of the Company’s equity value.  In addition, Welsh Carson X would agree to forgo the right to match a superior proposal in the first 15 days after the execution of the merger agreement.

Later that evening, a telephonic meeting of the special committee was held with its legal and financial advisors.  At the meeting, representatives of Simpson Thacher updated the special committee on their negotiations with Ropes & Gray and representatives of JPMorgan reviewed with the special committee their recent discussions on price.  Following discussion of the price range and other terms most recently proposed by Welsh Carson X, a consensus developed among the special committee members that the special committee might be able to recommend a transaction to the Company’s board of directors.  The special committee instructed representatives of JPMorgan to continue to explore whether a higher price could be obtained from Welsh Carson X and instructed representatives of Simpson Thacher to continue to negotiate the terms of the merger agreement.

During the next two days, representatives of Simpson Thacher and Ropes & Gray continued their negotiations of the terms of the merger agreement and related documentation.

In response to JPMorgan’s request for additional price discussions, in the evening of January 5, 2007, representatives of Citigroup and Welsh Carson X stated to representatives of JPMorgan that Welsh Carson X would be willing to offer a price at the top of the range of $30.95 to $31.05 per share but would not be willing to offer a price higher than $31.05 per share.

Later that evening, a telephonic meeting of the board of directors of USPI was held at which each of the members of the board other than Mr. Queally participated.  At the meeting, the board of directors was provided with an overview of the process that had taken place to date relating to the Welsh Carson X offer and the recent negotiations.  In addition, representatives of Simpson Thacher reviewed with the board of directors its fiduciary duties and provided an overview of the material terms of the merger agreement.  As part of this discussion, the representatives of Simpson Thacher discussed the reasons, noted above, why the merger agreement included the go shop provision as a means to provide a market check after the signing of the merger agreement and why the Company had not undertaken a broader sale process involving other potential buyers.  Following this discussion, representatives of JPMorgan updated the board of directors on the recent negotiations relating to the price being offered by Welsh Carson X and their conversations with Welsh Carson X and Citigroup earlier that evening.  Also at this meeting, representatives of JPMorgan reviewed with the board of directors a preliminary summary of their financial analyses of the merger consideration assuming the proposed price of $31.05 per share.  The board of directors discussed further with the special committee and its advisors certain aspects of JPMorgan’s valuation analyses, as well as certain terms of the proposed merger agreement.  The board also discussed challenges facing the Company in the near future.  Prior to adjournment of the meeting, the special committee instructed representatives of JPMorgan to inform Welsh Carson X that the special committee would be willing to recommend the proposed transaction at the per share price of $31.05, subject to finalization of the definitive merger agreement and related documentation.   Representatives of JPMorgan subsequently informed representatives of Welsh Carson X and Citigroup of the special committee’s position.

Over the course of the day on January 6, 2007 and the morning of January 7, 2007, the parties and their respective advisors finalized the remaining open items of the merger agreement and related documentation.

During the morning of January 7, 2007, a meeting of the special committee with its legal and financial advisors was held at USPI’s offices.  Representatives of JPMorgan made a presentation regarding and discussed with the special committee its valuation analyses of the transaction and the price to be received by the USPI stockholders in the transaction, following which JPMorgan rendered to the special committee an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of January 7, 2007, based upon and subject to the factors and assumptions set forth in its opinion and other matters JPMorgan considered relevant, the merger consideration to be received in the merger by USPI stockholders (other than Parent, Acquisition and their respective subsidiaries and affiliates) was fair, from a financial point of view, to such stockholders.  With the benefit of these presentations and advice, the special committee, having deliberated regarding the terms of the proposed transaction, unanimously resolved that the merger agreement is fair to and in the best interests of the Company’s stockholders (other than Parent, Acquisition and their respective subsidiaries and affiliates) and resolved to recommend

(1) that the board of directors declare the advisability of, and approve, the merger, the merger agreement and the transactions contemplated thereby, (2) that the board of directors resolve to recommend that the Company’s stockholders adopt the merger agreement and (3) that the stockholders of the Company vote to adopt the merger agreement.

That afternoon, following the meeting of the special committee, a meeting of the Company’s board of directors was convened at USPI’s offices.  All members of the board of directors were present in person, except that Mr. Allison participated telephonically.  Representatives of Simpson Thacher summarized again the board of directors’ fiduciary duties.  Thereafter, Messrs. Wilcox, Steen and Queally again discussed their potential interests in the transaction.  Messrs. Wilcox and Queally then recused themselves from the meeting and left the room.  Mr. Steen recused himself from the board’s deliberation of the transaction and left the room after the advisors made their presentations.  Representatives of JPMorgan then provided a detailed review of its valuation analyses of the transaction and the price to be received by the USPI stockholders in the transaction, following which JPMorgan, at the request of the special committee, rendered to the board of directors an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of January 7, 2007, based upon and subject to the factors and assumptions set forth in its opinion and other matters as JPMorgan considered relevant, the merger consideration to be received in the merger by USPI stockholders (other than Parent, Acquisition and their respective subsidiaries and affiliates) was fair, from a financial point of view, to such stockholders.  Representatives of JPMorgan also provided the special committee and the board of directors an overview of the go shop process which would begin upon the execution of the merger agreement and the potential parties that might be contacted during such process by USPI or, at the special committee’s direction, by representatives of JPMorgan.  Representatives of Simpson Thacher then reviewed in detail for the board of directors the material terms of the merger agreement and other legal aspects of the proposed transaction.  The members of the board of directors (other than Messrs. Queally, Wilcox and Steen) deliberated at length regarding the proposed transaction, including the risks and benefits thereof.  Thereafter, the Company’s board of directors (with Messrs. Queally, Wilcox and Steen returning to the room but abstaining in the vote) approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s stockholders adopt the merger agreement.

Following the meeting of the board of directors, USPI executed an amendment to its rights agreement which provides that neither the execution of the merger agreement nor the consummation of the merger or other transactions contemplated by the merger agreement will trigger the separation or exercise of the stockholder rights or any adverse event under the rights agreement.  Shortly thereafter, the merger agreement, dated as of January 7, 2007, was executed by the Company, Parent and Acquisition, and related documentation was executed, including the limited guarantee by Welsh Carson X.  On January 8, 2007, prior to the opening of trading on NASDAQ, the Company and Welsh Carson issued a joint press release announcing the transaction.

Beginning January 8, 2007, at the direction and under the supervision of the special committee, representatives of JPMorgan contacted parties that they believed would be capable of, and might be interested in, consummating an acquisition of the Company.  As the go shop period under the merger agreement does not expire until February 17, 2007, such process is ongoing as of the date of this proxy statement.

Recommendations of the Special Committee and Board of Directors; Reasons for Approval of the Merger

Special Committee.

The special committee, acting with the assistance of its financial and legal advisors, evaluated and negotiated the proposed merger with Parent and Acquisition, including the terms and conditions of the merger agreement.  On January 7, 2007, based upon such advice, the special committee unanimously determined, among other things, that the merger agreement is fair to, and in the best interests of, the holders of USPI common stock (other than Parent and Acquisition and their respective subsidiaries and affiliates) and recommended that (1) the USPI board of directors declare the advisability of, and approve, the merger, the merger agreement and the transactions contemplated thereby, (2) the USPI board of directors recommend to the holders of USPI common stock that they vote to adopt the merger agreement and (3) the holders of USPI common stock vote to adopt the merger agreement.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered a variety of substantive positive factors and potential benefits of the merger agreement, the merger and the other transactions contemplated by the merger agreement, each of which the special committee believed supported its decision, including the following:

•  its belief that the merger was more favorable to stockholders not affiliated with Parent and Acquisition than the alternative of remaining a stand-alone, independent company, because of the uncertain returns to such stockholders if the Company remained independent, in light of the challenging environment faced by the Company and the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those returns, and general economic, market and regulatory conditions;

•  the special committee’s belief that $31.05 per share was at the high end of the range of prices that could be payable in a leveraged buyout transaction involving the Company, as reflected in the leveraged buyout analysis performed by JPMorgan (using projections prepared by USPI management, and based upon and subject to the various assumptions set forth therein and in JPMorgan’s analysis) reviewed by JPMorgan with the special committee among other financial analyses and described in “Special Factors—Opinion of Financial Advisor”;

•  the fact that the merger consideration of $31.05 per share represents a 13.4% premium above the January 5, 2007 closing price of $27.39, a 21.2% premium above the closing price of $25.62 on November 13, 2006 (the last trading day completed prior to receipt of Welsh Carson’s initial offer) and a premium of 18.8% above the average closing price of $26.13 for three months prior to the date of the merger agreement;

•  the fact that the Company had experienced decreases in trading multiples over the past few years;

•  the fact that the Company had suffered from declines in same store revenue growth, revenues and revenue per case;

•  the fact that growth of the Company through acquisitions would be difficult to sustain over the long term and that the Company had received little credit in the marketplace for the recent acquisitions and divestitures that had been completed by the Company;

•  the fact that the implied firm value to EBITDA multiple to be paid by Parent in the merger is higher than substantially all of those found in similar recent, publicly-announced transactions in the ambulatory surgery center industry;

•  the information contained in the January 7, 2007 financial presentation of JPMorgan and JPMorgan’s opinion, as of January 7, 2007, based upon and subject to the factors and assumptions set forth in the opinion and other matters as JPMorgan considered relevant, as to the fairness, from a financial point of view, to the stockholders of the Company (other than Parent, Acquisition and their respective subsidiaries and affiliates) of the merger consideration to be received by such holders in the merger (see “Special Factors—Opinion of Financial Advisor”);

•  the efforts made by the special committee and its advisors to negotiate and execute a merger agreement favorable to the Company;

•  the financial and other terms and conditions of the merger agreement, including the fact that the merger would not be subject to a financing condition, and the fact that they were the product of arms’-length negotiations between the parties;

•  the merger will provide consideration to the stockholders (other than Parent and Acquisition and, to the extent they contribute their shares to Parent prior to the effective time of the merger, the rollover investors) entirely in cash, which allows such stockholders to immediately realize a fair value for their investment and provides such stockholders certainty of value for their shares;

•  the fact that the merger agreement provides the Company with a 40-day post-signing go shop period during which the Company is soliciting interest in alternative transactions involving the Company, and, after such 40-day period, permits the Company to respond to unsolicited proposals under certain circumstances;

•  the fact that the terms of the merger agreement provide that during the first 15 days of the post-signing go shop period, the Company was not obligated to allow Parent the opportunity to match an alternative transaction proposed by a third party that was a “superior proposal” as defined in the merger agreement;

•  the fact that, subject to compliance with the terms and conditions of the merger agreement, the board of directors is permitted to change its recommendation or terminate the merger agreement, prior to the adoption of the merger agreement by USPI’s stockholders, in order to approve a superior proposal, upon the payment to Parent of (1) a $14.7 million termination fee (representing approximately 1% of the total equity value of the Company) in the event that such proposal arises out of the go shop period, or (2) a $42.5 million termination fee (representing approximately 2.9% of the total equity value of the Company) in the event that such proposal were made by a third party submitting the offer after the end of the go shop period;

•  the fact that Welsh Carson X’s offer was not subject to due diligence and that Welsh Carson X was willing to bear the change of control risks resulting from the merger (and that the merger agreement provides that Parent and Acquisition bear that risk);

•  the availability of appraisal rights to holders of USPI common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•  the fact that Welsh Carson X guaranteed Parent’s obligation to pay a termination fee pursuant to the terms of a limited guarantee; and

•  the fact that the Company would receive a termination fee from Parent without having to establish damages in the event of a failure of the merger to be consummated under certain circumstances.

In addition, the special committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of the Company’s stockholders other than Parent, Acquisition and their respective subsidiaries and affiliates without retaining an unaffiliated representative to act solely on behalf of such stockholders.  The special committee considered a number of factors relating to these procedural safeguards, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to the stockholders of the Company other than Parent, Acquisition and their respective subsidiaries and affiliates:

•  the fact that negotiations were conducted by a special committee comprised of independent directors who are not employees of the Company and who have no financial interest in the merger that is different from that of the stockholders of the Company unaffiliated with Parent, Acquisition or their respective subsidiaries or affiliates;

•  the fact that the special committee retained and received advice and assistance from its own independent financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger, in evaluating, negotiating or recommending the terms of the merger agreement, as applicable;

•  the fact that the board of directors could not proceed with a transaction involving Welsh Carson X without the approval of the special committee, which had the ultimate authority to decide whether or not to pursue such a transaction (subject to approval of the merger agreement by the Company’s board of directors);

•  the fact that the directors of the Company (other than Messrs. Queally, Wilcox and Steen) will not receive any merger consideration in connection with the merger that is different from that received by any other stockholder of the Company unaffiliated with Parent, Acquisition or their respective subsidiaries or affiliates;

•  the fact that the financial and other terms and conditions of the merger agreement were the product of negotiations between the special committee and its independent advisors, on the one hand, and Welsh Carson X and its advisors, on the other hand;

•  the fact that the opinion of JPMorgan, dated as of January 7, 2007, based upon and subject to the factors and assumptions set forth in the opinion and the other matters as JPMorgan considered relevant, addresses the fairness, from a financial point of view, to the stockholders (other than Parent, Acquisition and their respective subsidiaries and affiliates) of the merger consideration to be received by such holders in the merger;

•  the fact that the merger agreement contains a go shop provision pursuant to which USPI, at the direction of the special committee, has the right to solicit and engage in discussions and negotiations with respect to competing proposals for a period of 40 days following execution of the merger agreement and, after that time, to continue discussions with certain of such parties provided certain conditions are met, and/or to respond to inquiries regarding acquisition proposals under certain circumstances;

•  the fact that the terms of the merger agreement provide that during the first 15 days of the post-signing go shop period, the Company was not obligated to allow Parent the opportunity to match an alternative transaction proposed by a third party that was a “superior proposal” as defined in the merger agreement;

•  the fact that a provision in the merger agreement allows the board of directors or the special committee to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement, in certain circumstances, subject to the payment by USPI of a termination fee; and

•  the fact that appraisal rights under Delaware law are available to holders of shares of USPI’s common stock who dissent from the merger and comply with all of the required procedures under Delaware law, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares.

In light of the procedural safeguards discussed above and the level of the buying group’s current ownership of USPI common stock, which as of January 1, 2007, represented less than 1.0% of the Company’s outstanding common stock, the special committee did not consider it necessary to explicitly require adoption of the merger agreement by at least a majority of the Company’s unaffiliated stockholders.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the special committee considered a variety of risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

•  the fact that the $31.05 per share price offered by Parent is less than the 52-week high stock price for USPI’s common stock in the 52-week period prior to execution of the merger agreement;

•  the fact that USPI’s stockholders, other than the rollover investors, if any, will have no ongoing equity participation in USPI following the merger, and that such stockholders will cease to participate in USPI’s future earnings or growth, if any, or to benefit from increases, if any, in the value of USPI’s common stock;

•  the possible conflicts of interest of certain of the current directors and executive officers of USPI who will be or will have the opportunity to be equity owners in and/or members of management of, Parent following the merger;

•  the fact that an auction was not conducted for the sale of the Company;

•  the merger agreement restrictions on the conduct of USPI’s business prior to the completion of the merger, generally requiring USPI to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent USPI from undertaking business opportunities that may arise pending completion of the merger;

•  the risks and costs to USPI if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•  that the receipt of cash in exchange for shares of USPI common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes;

•  the possibility that, under the merger agreement, USPI may be required to pay a termination fee of $14.7 million or $42.5 million, depending on the circumstances, and to reimburse up to $5 million of Parent’s expenses; and

•  that Parent’s and Acquisition’s maximum exposure for wrongfully failing to close the merger or breaching the merger agreement is $42.5 million; and that no recourse may be had against Welsh Carson X in excess of that amount, and that no recourse may be had against any person or entity other than Welsh Carson X, Parent and Acquisition.

In the course of reaching its decision to approve the merger agreement and the merger, the special committee did not consider the liquidation value of USPI’s assets because it considers USPI to be a viable going concern business and views the trading history of USPI’s common stock as an indication of its value as such. The special committee believes that the liquidation value would be significantly lower than USPI’s value as a viable going concern and that, due to the fact that it is being sold as a going concern, the liquidation value of USPI is irrelevant to a determination as to whether the merger is fair to USPI and its unaffiliated stockholders. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of USPI as a going concern but rather is indicative of historical costs.  USPI’s net book value per share as of December 31, 2006 was $13.42, which is substantially below the $31.05 per share cash merger consideration.

The special committee considered the going concern value of the Company in making its fairness determination.  To measure the Company’s going concern value, the special committee considered the discounted cash flow analyses with respect to the Company prepared by JPMorgan (which were based on the projected financial information provided to JPMorgan by members of senior management of the Company).  The special committee expressly adopted the financial presentation and the opinion of JPMorgan, each dated as of January 7, 2007, among other factors considered as described above, as part of the special committee’s determination as to the fairness of the transactions contemplated by the merger agreement.  The opinion of JPMorgan addressed the fairness, as of January 7, 2007, from a financial point of view, of the merger consideration to be received by USPI stockholders (other than Parent, Acquisition and their respective subsidiaries and affiliates) in the merger and was based upon and subject to the factors and assumptions set forth therein and other matters as JPMorgan considered relevant.  See “Special Factors—Opinion of Financial Advisor” for a summary of the JPMorgan presentation provided to the special committee.

The foregoing discussion of the information and factors considered by the special committee includes the material factors considered by the special committee.  In view of the variety of factors considered in connection with its evaluation, the special committee did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation.  In addition, individual members of the special committee may have assigned different weights to various factors.  The special committee approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

The special committee recommends that you vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

Board of Directors.   After careful consideration, on January 7, 2007, the USPI board of directors (other than Messrs. Queally, Steen and Wilcox), based on the unanimous recommendation of the special committee, (1) determined that the merger, the terms thereof and the related transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, USPI and the holders of USPI common stock (other than Parent, Acquisition and their respective subsidiaries and affiliates) and (2) declared advisable and approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, the USPI board of directors recommends that stockholders vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

In reaching these determinations, the board of directors considered (i) the financial presentation of JPMorgan that was prepared for the special committee and delivered to the board of directors at the request of the special committee, as well as the fact that the special committee and, at the request of the special committee, the board of directors received an opinion delivered by JPMorgan as to the fairness, as of January 7, 2007, from a financial point of view, to the Company’s stockholders (other than Parent, Acquisition and their respective subsidiaries and affiliates) of the merger consideration to be received by such holders in the merger and (ii) the analysis of the proposed transaction performed by the special committee and its unanimous recommendation, as described above, and adopted such recommendation and analysis in reaching its determinations.

Messrs. Steen, Wilcox and Queally recused themselves from the foregoing determination and approval due to their respective relationships with Welsh Carson and/or involvement or expected involvement in the transaction. Mr. Steen is chief executive officer of AmeriPath, Inc., a Welsh Carson owned company. Messrs. Steen and Wilcox each anticipates making an equity investment in Parent, either in cash or in exchange for all or a portion of his equity interests in USPI (or some combination of both), at the time of the merger. In addition, Messrs. Steen and Wilcox anticipate retaining their current positions and responsibilities with the surviving corporation following the merger. Mr. Queally is a managing member of the general partner of Welsh Carson X, and anticipates making an equity investment in Parent, either in cash or in exchange for all or a portion of his equity interests in USPI (or some combination of both), at the time of the merger.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. The board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

In the course of reaching its decision to approve the merger agreement, the USPI board of directors did not consider the liquidation value of USPI’s assets because it considers USPI to be a viable going concern business and views the trading history of USPI’s common stock as an indication of its value as such. The board of directors believes that the liquidation value would be significantly lower than USPI’s value as a viable going concern and that, due to the fact that it is being sold as a going concern, the liquidation value of USPI is irrelevant to a determination as to whether the merger is fair to USPI and its stockholders. Further, the board of directors did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of USPI as a going concern but rather is indicative of historical costs. USPI’s net book value per share as of December 31, 2006 was $13.42. This value is substantially below the $31.05 per share cash merger consideration.

The USPI board of directors recommends that you vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

Opinion of Financial Advisor

Pursuant to an engagement letter dated as of December 8, 2006, the special committee of the board of directors of USPI retained JPMorgan as its financial advisor in connection with its evaluation of the proposed merger and potential alternatives.

At the meetings of the special committee of the board and the board of directors of USPI on January 7, 2007, JPMorgan rendered its oral opinion to the special committee of the board and the board of directors of USPI that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by USPI’s common stockholders (other than Parent, Acquisition and their respective subsidiaries and affiliates) in the proposed merger was fair, from a financial point of view, to such stockholders. JPMorgan confirmed its oral opinion by delivering its written opinion to the special committee of the board and the board of directors of USPI, dated as of January 7, 2007, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by USPI’s common stockholders (other than Parent, Acquisition and their respective subsidiaries and affiliates) in the proposed merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by the special committee or the board of directors of USPI upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of JPMorgan dated as of January 7, 2007, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated herein by reference. In connection with the rendering of its opinion, JPMorgan made a presentation to the USPI board of directors and the special committee on January 7, 2007. Copies of this presentation are available for inspection and copying at USPI’s principal executive offices during regular business hours by any USPI stockholder or its representative who has been so designated in writing, and will be provided to any USPI stockholder or its representative who has been so designated in writing upon written request at the expense of the requesting stockholder. The January 7, 2007 presentation is filed as an exhibit to the Schedule 13E-3 filed with the SEC, copies of which may be obtained from the SEC. For instructions on how to obtain materials from the SEC, see “Where Stockholders Can Find Additional Information” beginning on page 88 of this proxy statement. JPMorgan’s written opinion is addressed to the special committee of the board and the board of directors of USPI and is directed only to the consideration to be received in the merger. USPI’s stockholders are urged to read the opinion in its entirety. The opinion, and the views and analyses of JPMorgan referenced throughout this proxy statement, do not constitute a recommendation to any stockholder of USPI as to how such stockholder should vote at the USPI special meeting of stockholders. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan, among other things:

•       reviewed the merger agreement;

•       reviewed certain publicly available business and financial information concerning USPI and the industries in which it operates;

•       compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•       compared the financial and operating performance of USPI with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of USPI common stock and certain publicly traded securities of such other companies;

•       reviewed certain internal financial analyses and forecasts prepared by the management of USPI relating to its business; and

•       performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of USPI and Welsh Carson with respect to certain aspects of the merger, and the past and current business operations of USPI, the financial condition and future prospects and operations of USPI and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by USPI and Welsh Carson or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of USPI or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of USPI to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan also assumed that the representations and warranties made by USPI, Parent and Acquisition in the merger agreement and the related agreements were and will be true and correct in all ways material to its analysis. JPMorgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to USPI with respect to such issues. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on USPI.

The projections furnished to JPMorgan for USPI were prepared by the management of USPI. USPI does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. See “Special Factors—Financial Projections” beginning on page 50 of this proxy statement.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by USPI’s common stockholders (other than Parent, Acquisition and their respective subsidiaries and affiliates) in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of USPI or the underlying decision by USPI to engage in the merger.

As of January 7, 2007, JPMorgan was not authorized by USPI to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of USPI or any other alternative transaction, but USPI and its advisors have the right in accordance with the merger agreement to do so for a prescribed period of time following the execution of the merger agreement, subject to the terms set forth therein.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Public Trading Multiples.   JPMorgan performed a publicly traded company analysis, which attempts to provide a range of implied per share values for a company’s shares by comparing that company to other publicly traded companies and then compares this implied range of values to the consideration to be received by holders of the subject company’s shares in a proposed transaction.

Using publicly available information, JPMorgan compared selected financial data of USPI with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged, based on its experience in the healthcare industry, to be analogous to USPI. The companies selected by JPMorgan were AmSurg Corp., Symbion Inc. and NovaMed, Inc., which own and/or operate ambulatory surgery centers, and Tenet Healthcare Corporation, Health Management Associates, Inc., Community Health Systems, Inc., Triad Hospitals, Inc., LifePoint Hospitals, Inc., Universal Health Services, Inc. and MedCath Corporation, which own and/or operate hospitals. For purposes of JPMorgan’s analysis, the category of ambulatory surgery centers contains such selected companies that specialize in providing surgery, pain management and certain diagnostic services in an outpatient setting and the category of hospitals contains such selected companies that own and/or operate institutions primarily engaged in providing acute inpatient and outpatient healthcare services. The selected companies were selected, among other reasons, because they are publicly traded companies in the United States that operate in a similar industry to USPI and have similar lines of business to USPI. However, none of the selected companies is identical or directly comparable to USPI. Accordingly, JPMorgan made judgments and assumptions in its analyses concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company, JPMorgan calculated each company’s multiple of firm value to estimated 2007 earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, post minority interest expense. We refer to EBITDA as so adjusted as EBITDA-MI. To calculate the multiples, JPMorgan used the firm value of each company measured by its market capitalization as of January 5, 2007 (based on publicly available information) based upon fully diluted shares outstanding using the treasury stock method, plus net debt as of each selected company’s last publicly filed balance sheet, and each company’s estimated 2007 EBITDA-MI as estimated and published by Wall Street equity research firms.

JPMorgan also reviewed each selected company’s multiple of stock price to estimated 2007 earnings per share, referred to as EPS. To calculate the multiples, JPMorgan used the closing share price of each company on January 5, 2007 and each company’s estimated 2007 EPS, as estimated and published by the Institutional Brokers’ Estimate System, which we refer to as IBES.

In addition, JPMorgan reviewed each selected company’s multiple of price/earnings ratio to long-term growth rate. To calculate the multiples, JPMorgan used the multiple of stock price to estimated 2007 EPS for each company (as described above) and the company’s long-term growth rate, as estimated and published by IBES.

The financial statistics described above were calendarized for a December 31 year end.

These analyses yielded the following multiples for the selected companies:

Company	2007E Firm Value/EBITDA-MI	2007E Price/Earnings	2007E Price/Earnings over Long-Term Growth
Ambulatory Surgery Centers:
AmSurg Corp.	7.5x	15.6x	1.04x
Symbion Inc.	8.6x	18.9x	1.26x
NovaMed, Inc.	10.4x	20.3x	0.74x
Hospitals:
Tenet Healthcare Corporation	8.4x	Not meaningful	Not meaningful
Health Management Associates, Inc.	7.8x	15.5x	1.19x
Community Health Systems, Inc.	7.3x	15.4x	1.02x
Triad Hospitals, Inc.	6.6x	14.0x	1.00x
LifePoint Hospitals, Inc.	7.9x	12.7x	0.90x
Universal Health Services, Inc.	7.4x	18.4x	1.53x
MedCath Corporation	9.2x	25.6x	1.14x

JPMorgan selected the median value for each multiple for the selected companies that are ambulatory surgery centers and hospitals. The following table presents these median multiples:

	2007E Firm Value/EBITDA-MI	2007E Price/Earnings	2007E Price/Earnings over Long-Term Growth
Ambulatory surgery centers median	8.6x	18.9x	1.04x
Hospitals median	7.8x	15.4x	1.08x

JPMorgan compared selected multiples to the following multiples for USPI: 11.4x for USPI’s multiple of firm value to estimated 2007 EBITDA-MI; 24.4x for USPI’s multiple of stock price to estimated 2007 EPS; and 1.29x for USPI’s multiple of price/earnings ratio to its long-term growth rate. The firm value of USPI was calculated by JPMorgan for this purpose as the per share merger consideration multiplied by the number of fully diluted shares outstanding as of January 5, 2007 using the treasury stock method, plus net debt based on USPI’s estimated balance sheet as of December 31, 2006 provided by USPI management. JPMorgan used estimates for USPI’s estimated 2007 EBITDA-MI, 2007 EPS and long-term growth rate published by Wall Street equity research firms and IBES. Comparison of the selected multiples and USPI’s multiples yielded a range of multiples of 9.0x to 11.0x 2007E Firm Value/EBITDA-MI, 18.0x to 22.0x 2007E Price/Earnings and 1.0x to 1.2x 2007E Price/Earnings over Long-Term Growth with respect to USPI. The lower bounds of these ranges were established with reference to the median multiples for ambulatory surgery centers set forth above and the upper bounds were established with reference to certain historical trading data for USPI, with the ranges also reflecting certain other adjustments that JPMorgan deemed appropriate. This analysis resulted in an estimated range of equity values for USPI’s common stock of $22.75 to $29.75 per share, $22.75 to $28.00 per share and $24.25 to $29.00 per share, respectively, as compared to the merger consideration of $31.05 per share.

Selected Transaction Analysis.   JPMorgan performed a selected transaction analysis, which compares the per share consideration to be received by holders of a company’s shares in a proposed transaction to an implied range of per share values for such shares derived from an analysis of selected transactions deemed by JPMorgan to be reasonably similar to the proposed transaction.

Using publicly available information, JPMorgan reviewed the transactions set forth in the table below in the facility-based healthcare services industry. JPMorgan selected these transactions, among other reasons, because the targets involved in such transactions operate in a similar industry to USPI and have similar lines of business to USPI. However, none of the target companies or selected transactions is identical or directly comparable to USPI or the proposed merger, respectively. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the target companies and other factors that could affect the pricing of the selected transactions.

For each selected transaction, JPMorgan reviewed the multiple of firm value of the target company to its latest twelve months EBITDA, referred to as LTM EBITDA. The firm value of each company was calculated by JPMorgan for this purpose as the per share offer price in the applicable transaction multiplied by the number of fully diluted target shares outstanding as of the announcement date using the treasury stock method, plus net debt (in each case, based upon publicly available information). JPMorgan used the LTM EBITDA figures of the target companies as published in Wall Street equity research reports. The following table presents the multiples calculated with respect to each transaction:

Announcement Date	Acquiror	Target	Firm value/ LTM EBITDA
01/06	United Surgical Partners International, Inc.	Surgis, Inc.	14	.2x
01/06	United Surgical Partners International, Inc.	Surgis, Inc.	10	.5x (1)
08/04	Lifepoint Hospitals, Inc.	Province Healthcare Company	12	.1x
07/04	The Blackstone Group	Vanguard Health Systems, Inc.	10	.2x
05/04	Texas Pacific Group	IASIS Healthcare Corporation	8	.6x
10/00	Triad Hospitals, Inc.	Quorum Health Group, Inc.	8	.0x
07/06	Bain Capital, LLC, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity	HCA Inc.	7	.7x
05/05	Fresenius Medical Care Holdings, Inc.	Renal Care Group, Inc.	11	.5x
10/05	Bain Capital, LLC	CRC Health Group, Inc.	11	.3x
03/05	Psychiatric Solutions, Inc.	Ardent Health Services, Inc.	11	.2x
12/04	DaVita Inc.	Gambro Healthcare	10	.2x
03/06	Vestar Capital Partners	National Mentor Holdings, Inc.	9	.5x
10/04	Welsh, Carson, Anderson & Stowe	Select Medical Corporation	8	.2x
07/05	The Carlyle Group	LifeCare Holdings, Inc.	7	.1x

(1)           Includes cost synergies for the USPI/Surgis, Inc. transaction of $5.0 million.

JPMorgan selected the median value for each multiple for the selected transactions that involved targets that were engaged in hospitals and facility-based healthcare services. For purposes of JPMorgan’s analysis, the category of hospitals contains such target companies that own and/or operate institutions primarily engaged in providing acute inpatient and outpatient health care services and the category of facility-based companies contains such target companies that operate institutions engaged in providing health care services to meet various specialized needs such as psychiatric care, pain management, dialysis, long-term acute care and rehabilitative care, in both inpatient and outpatient settings. The following table presents these median multiples:

Firm Value/ LTM EBITDA
Hospitals median	8.6x
Facility-based median	10.2x

JPMorgan compared selected multiples to the multiple of 12.4x represented by the firm value of USPI as compared to its LTM EBITDA-MI adjusted to reflect the full year impact of acquisitions and certain additions back for losses associated with de novo facilities established in 2006. The firm value of USPI was calculated by JPMorgan for this purpose as the per share merger consideration multiplied by the number of fully diluted shares outstanding as of January 5, 2007 using the treasury stock method, plus net debt based on USPI’s estimated balance sheet as of December 31, 2006 provided by USPI’s management. JPMorgan used the LTM EBITDA-MI for USPI provided by USPI management in its base case management projections and assumptions. Comparison of the selected multiples and USPI’s multiples yielded a range of multiples of 10.0x to 12.0x with respect to the above analysis. The lower bound of this range was established with reference to the facility-based median multiple of firm value to LTM EBITDA set forth above and the upper bound was established with reference to the high end of the hospitals and facility-based multiples of firm value to LTM EBITDA, with the range also reflecting certain other adjustments that JPMorgan deemed appropriate. This analysis resulted in an estimated range of equity values for USPI’s common stock of between $23.50 and $30.00 per share, as compared to the merger consideration of $31.05 per share.

Discounted Cash Flow Analysis.   JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for USPI’s common stock. In conducting its analysis, at the direction of management, JPMorgan considered two projected financial cases: management projections without acquisitions and management projections including acquisitions. Each case was prepared by USPI management, with the latter case assuming that USPI would spend $60 million for acquisitions at an average EBITDA multiple of 7.5x annually and that the businesses purchased would have like annual growth rates to USPI. For both cases, JPMorgan calculated the unlevered free cash flows that USPI is expected to generate during fiscal years 2006 through 2011 based upon financial projections prepared by the management of USPI through the years ended 2011. JPMorgan also calculated a range of terminal values of USPI at the end of the five-year period ending 2011 by applying a perpetual growth rate ranging from 4.0% to 6.0% of the unlevered free cash flow of USPI during the final year of the five-year period. The unlevered free cash flows and the range of terminal values were then discounted to present values using a discount rate of 11.0% chosen by JPMorgan based upon an analysis of the weighted average cost of capital of USPI. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for USPI’s estimated 2006 fiscal year-end net debt, including amounts due to affiliates, based on estimates provided by USPI management. Based on the adjusted management projections and a discount rate of 11.0%, the discounted cash flow analysis yielded an estimated range of equity values of between $22.75 and $32.25 per share of USPI’s common stock with respect to the management projections without acquisitions and between $23.50 and $35.00 per share with respect to the management projections including acquisitions, as compared to the merger consideration of $31.05 per share.

Leveraged Buyout Analysis.   Using projections prepared by USPI management, JPMorgan also performed an analysis of hypothetical leveraged buyouts of USPI and the value that USPI’s stockholders could receive in such a transaction. In conducting its analysis, at the direction of management, JPMorgan considered both the management projections without acquisitions and the management projections including acquisitions. For purposes of this analysis, JPMorgan assumed (i) an illustrative five-year holding period beginning on December 31, 2006 and ending on December 31, 2011, (ii) USPI could support maximum total debt of 7.36x 2006E EBITDA-MI, (iii) a range of target rates of return of 17.5% to 22.5% and (iv) an exit multiple of 2006E EBITDA-MI of up to 11.0x. This analysis assumed a similar leveraged buyout capital structure to the proposal made by Welsh Carson X. This analysis yielded an estimated range of equity values for USPI’s common stock of between $26.50 and $29.75 per share with respect to the management projections without acquisitions and between $28.50 and $32.25 per share with respect to the management projections including acquisitions, as compared to the merger consideration of $31.05 per share.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to USPI, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of USPI. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to USPI and the transactions compared to the merger. JPMorgan’s opinion and the views and analyses of JPMorgan referenced throughout this proxy statement were only one of several factors considered by the special committee of the board and the board of directors of USPI in connection with their respective evaluation of the proposed merger and should not be viewed as determinative of the views of the special committee, the board of directors or the management of USPI with respect to the proposed merger or the merger consideration.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise the special committee of the board of directors of USPI with respect to the merger on the basis of such experience, its familiarity with USPI in the industry and its lack of prior relationships with USPI.

Under the terms of JPMorgan’s engagement letter with the special committee and USPI, for services rendered in connection with the merger, USPI has agreed to pay JPMorgan aggregate fees of $6.5 million, a substantial portion of which will become payable only if the merger is consummated. In addition, USPI has agreed to reimburse JPMorgan for its reasonable expenses incurred in connection with its services, including reasonable fees of counsel, and will indemnify JPMorgan against certain liabilities arising out of its engagement.

JPMorgan and its affiliates have performed in the past, and may continue to perform, certain financial advisory, financing and other investment banking and commercial banking services for one or more affiliates of Welsh Carson, all for customary compensation. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of USPI or securities of one or more affiliates of Welsh Carson for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Purpose and Reasons of the Buying Group for the Merger; Position as to Fairness

Under an interpretation of the rules governing “going private” transactions, Parent, Acquisition, Welsh Carson X, the general partner of Welsh Carson X (WCAS Associates X LLC) and Paul B. Queally, collectively referred to as the buying group, may be required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. The members of the buying group are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. No member of the buying group (other than Mr. Queally) believes that it has or had any fiduciary duty to USPI or its stockholders, including with respect to the merger and its terms. The views of the members of the buying group should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement or the adjournment proposal. The members of the buying group note that Mr. Queally has interests in the merger different from, and in addition to, the other stockholders of USPI. These interests are described under “Special Factors—Interests of USPI’s Directors and Executive Officers in the Merger” beginning on page 44.

None of the members of the buying group participated in the deliberation process of the special committee or the board of directors of USPI relating to the merger. However, the members of the buying group found persuasive the conclusions of the special committee and the board of directors of USPI as to the substantive and procedural fairness of the merger to the unaffiliated USPI stockholders. See “Special Factors—Recommendations of the Special Committee and Board of Directors; Reasons for Approval of the Merger” beginning on page 22.

Accordingly, each of the members of the buying group believes that the merger is substantively and procedurally fair to USPI’s unaffiliated stockholders because, among other things:

•       the fact thatthe merger consideration of $31.05 per share represents a 13.4% premium above the January 5, 2007 closing price of $27.39, a 21.2% premium above the closing price of $25.62 on November 13, 2006 (the last trading day completed prior to receipt of Welsh Carson X’s initial offer) and a premium of 18.8% above the average closing price of $26.13 for three months prior to the date of the merger agreement;

•       the fact that negotiations were conducted by a special committee comprised of independent directors who are not employees of the Company and who have no financial interest in the merger that is different from that of the stockholders of the Company unaffiliated with Parent, Acquisition or their subsidiaries and respective affiliates;

•       the fact that the board of directors could not proceed with a transaction involving Welsh Carson X without the approval of the special committee, which had the ultimate authority to decide whether or not to pursue such a transaction (subject to approval of the merger agreement by the Company’s board of directors);

•       the fact that the special committee retained and received advice and assistance from its own independent financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger, in evaluating, negotiating or recommending the terms of the merger agreement, as applicable;

•       the efforts made by the special committee and its advisors to negotiate and execute a merger agreement favorable to the Company;

•       the financial and other terms and conditions of the merger agreement, including the fact that the merger would not be subject to a financing condition, and the fact that they were the product of arms-length negotiations between the parties;

•       the merger will provide consideration to the stockholders (other than Parent, Acquisition and, to the extent they contribute their shares to Parent prior to the effective time of the merger, the rollover investors) entirely in cash, which allows such stockholders to immediately realize a fair value for their investment and provides such stockholders certainty of value for their shares;

•       the fact that the merger agreement provides the Company with a 40-day post-signing go shop period during which the Company is soliciting interest in alternative transactions involving the Company, and, after such 40-day period, permits the Company to respond to unsolicited proposals under certain circumstances;

•       the fact that the terms of the merger agreement provide that during the first 15 days of the post-signing go shop period, the Company was not obligated to allow Parent the opportunity to match an alternative transaction proposed by a third party that was a “superior proposal” as defined in the merger agreement;

•       the fact that, subject to compliance with the terms and conditions of the merger agreement, the USPI board of directors is permitted to change its recommendation or terminate the merger agreement, prior to the adoption of the merger agreement by USPI’s stockholders, in order to approve a superior proposal, upon the payment to Parent of (1) a $14.7 million termination fee (representing approximately 1% of the total equity value of the Company) in the event that such proposal arises out of the go shop period, or (2) a $42.5 million termination fee (representing approximately 2.9% of the total equity value of the Company) in the event that such proposal was made by a third party submitting the offer after the end of the go shop period;

•       the fact that Welsh Carson X’s offer was not subject to due diligence and that Welsh Carson X was willing to bear the change of control risks resulting from the merger (and that the merger agreement provides that Parent and Acquisition bear that risk);

•       the fact that Welsh Carson X guaranteed Parent’s obligation to pay a termination fee pursuant to the terms of a limited guarantee;

•       the fact that the Company would receive a termination fee from Parent without having to establish damages in the event of a failure of the merger to be consummated under certain circumstances; and

•       the availability of appraisal rights to holders of USPI common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

Each member of the buying group believes that the merger is procedurally fair for all the reasons listed above, notwithstanding the fact that USPI did not retain an unaffiliated representative to act on behalf of USPI’s unaffiliated stockholders. In this regard, each member of the buying group notes that USPI’s board of directors believed it was not necessary to appoint an additional representative unaffiliated with USPI to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger in light of the fact that the use of a special committee of this type is a well-recognized mechanism to achieve fairness in transactions such as the merger. See “—Recommendations of the Special Committee and the Board of Directors; Reasons for Approval of the Merger” beginning on page 22.

In evaluating the fairness of the merger to USPI’s unaffiliated stockholders, the buying group did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for USPI common stock. The buying group noted, however, that the merger consideration of $31.05 per share is significantly higher than the last reported net book value per share of USPI common stock. The buying group did not consider liquidation value in determining the fairness of the merger to USPI’s unaffiliated stockholders because USPI will continue to operate its businesses following completion of the merger and because of the buying group’s belief that liquidation sales generally result in proceeds substantially less than sales of a going concern. The buying group did not establish going concern value for the USPI common stock as a public company to determine the fairness of the merger consideration to the unaffiliated stockholders. None of the members of the buying group believe that there is a single method for determining going concern value and, therefore, did not base their valuation of USPI on a concept that is subject to various interpretations. Further, the members of the buying group believed that, to the extent that USPI’s pre-merger going concern value was already reflected in the pre-announcement per share stock price of USPI’s common stock, such pre-merger going concern value undervalued USPI in comparison to the offer prices being discussed in the merger negotiations, which from the outset reflected a premium to such pre-announcement stock price. In addition, the buying group did not consider any other firm offers made by any unaffiliated third parties with respect to a merger or consolidation, sale of assets or other sale of USPI and did not consider any recent purchases of USPI common stock by members of the buying group, as it was not aware of any such offers or purchases during the past two years (other than purchases of a de minimis amount of shares by Paul B. Queally).

The buying group did not receive any opinion, report or appraisal from an outside party that is materially related to the merger.

Since the members of the buying group relied on their own analysis and conclusions in determining their belief as to the fairness of the proposed merger to USPI’s unaffiliated stockholders, they did not adopt the conclusions of the special committee or the board of directors of USPI with respect to such fairness and accordingly, did not adopt the analysis or opinion of the special committee’s financial advisor.

The foregoing discussion of the information and factors considered and given weight by the buying group in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the members of the buying group. The buying group did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger agreement and the merger. The members of the buying group believe that these factors provide a reasonable basis for their position that they believe that the merger is fair to the unaffiliated stockholders.

Plans for USPI after the Merger

It is expected that, upon consummation of the merger (and excluding the transactions contemplated in connection with the merger as described in this proxy statement), the operations of USPI will be conducted substantially as they currently are being conducted. The buying group has advised USPI that it does not have any current intentions, plans or proposals to cause the surviving corporation to engage in any of the following:

•       an extraordinary corporate transaction following consummation of the merger involving USPI’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•       the relocation of any material operations or sale or transfer of a material amount of assets; or

•       any other material changes in its business.

Nevertheless, following consummation of the merger, the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interests of the surviving corporation upon review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Effects of the Merger

If the merger is approved by USPI’s stockholders and the other conditions to the closing of the merger are either satisfied or waived and the marketing period that Parent is entitled to use to complete the financing of the merger has expired, Acquisition will be merged with and into USPI, with USPI being the surviving corporation. After the merger, Parent will own all of the capital stock of USPI, Parent will be owned by a group of investors led by Welsh Carson X, and USPI will no longer be a publicly-traded company. In connection with the merger, we expect that certain members of USPI’s board of directors and senior management, referred to as rollover investors, will exchange all or a portion of their equity interests in USPI and/or pay cash for equity interests in Parent.

When the merger is completed, each share of USPI common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares to be exchanged for equity interests in Parent by rollover investors (if any), shares held by Parent or Acquisition and shares held by USPI stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $31.05 in cash without interest and less any applicable withholding taxes. At the effective time of the merger, unless otherwise agreed between Parent and the holder thereof:

•       each outstanding option to acquire USPI common stock will become fully vested and immediately exercisable and shall be cancelled and converted into a right to receive a cash payment by the surviving corporation of an amount equal to (1) the excess, if any, of $31.05 over the exercise price per share of the common stock subject to the option, multiplied by (2) the number of shares of common stock subject to the option;

•       each outstanding restricted stock award subject to vesting or other lapse restrictions will vest and become free of such restrictions, and the holder thereof will be entitled to receive $31.05 in cash, for each share of restricted stock held by such holder; and

•       each outstanding restricted stock unit will become fully vested, cancelled and converted into the right to receive cash in an amount equal to $31.05 per share, multiplied by the number of shares of common stock subject to such unit;

in each case without interest and less any applicable withholding taxes. See “The Merger Agreement—Treatment of Options, Restricted Stock and Restricted Stock Units” beginning on page 57.

At the effective time of the merger, current USPI stockholders will cease to have ownership interests in USPI or rights as USPI stockholders. Therefore, such current stockholders of USPI will not participate in any future earnings or growth of USPI and will not benefit from any appreciation in value of USPI.

USPI’s common stock is currently registered under the Exchange Act and is quoted on the NASDAQ Global Select Market under the symbol “USPI.” As a result of the merger, USPI will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the NASDAQ Global Select Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to USPI. After the effective time of the merger, USPI will also no longer be required to file periodic reports with the SEC.

At the effective time of the merger, the directors of Acquisition immediately prior to the effective time of the merger will become the directors of the surviving corporation and the officers of USPI immediately prior to the effective time of the merger will remain the officers of the surviving corporation. The certificate of incorporation of USPI will be amended to be the same as the certificate of incorporation of Acquisition as in effect immediately prior to the effective time of the merger, except that the name, incorporator, registered agent, liability exculpating provisions applicable to directors of USPI and indemnification rights of the officers and directors of USPI shall not be amended and the name of Acquisition’s incorporator shall be omitted. The bylaws of Acquisition in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

A benefit of the merger to the buying group is that our future earnings and growth will be solely for their benefit and not for the benefit of our current stockholders. The detriments to the members of the buying group are the lack of liquidity for Parent’s capital stock following the merger, the risk that USPI will decrease in value following the merger, the incurrence by Parent and the surviving corporation of approximately $945.0 million of long-term debt and the payment by us of approximately $45.0 million in estimated fees and expenses related to the merger. See “—Financing” and “—Fees and Expenses of the Merger” beginning on pages 41 and 50 respectively.

The following table sets forth for each member of the buying group (1) such person’s interest in the stockholders’ equity (net book value) of USPI at September 30, 2006, (2) such person’s interest in the net income of USPI for the nine-months ended September 30, 2006 (in the case of (1) and (2), such person’s interest has been calculated to give pro forma effect to the exercise of all stock options (vested or unvested) and unvested restricted stock that were outstanding on September 30, 2006) and (3) the approximate percentage interest expected to be held by each such person in the equity (and accordingly the net book value and net income) of the surviving corporation, without giving effect to option or restricted ownership, immediately following the merger.

Pro Forma Changes in Investors’ Interests in the Merger

(dollars in thousands)

	Net Book Value at September 30, 2006 (1)		Net Income for the Nine Months Ended September 30, 2006 (2)		Percentage Interest in Net Book Value and Net Income
	Percentage Interest	Amount	Percentage Interest	Amount	Following the Merger (3)
UNCN Holdings, Inc.	0	0	0	0	100
UNCN Acquisition Corp.	0	0	0	0	100
Welsh, Carson, Anderson & Stowe X, L.P.	0	0	0	0
WCAS X Associates LLC	0	0	0	0	0
Paul B. Queally	*	*	*	*

*       Less than 1%.

(1)    Total net book value of USPI at September 30, 2006 was $576.7 million.

(2)    Net income of USPI for the nine months ended September 30, 2006 was $21.2 million.

(3)    Amounts represent anticipated interests in Parent. Following the merger, Parent will have substantially greater indebtedness than USPI presently has and therefore, lower stockholders’ equity.

Effects on USPI if the Merger is not Completed

In the event that the proposal to adopt merger agreement is not approved by USPI’s stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, USPI will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Select Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that USPI stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the healthcare industry on which USPI’s business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of USPI common stock. From time to time, USPI’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of USPI, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the proposal to adopt merger agreement is not approved by USPI’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to USPI will be offered, or that the business, prospects or results of operations of USPI will not be adversely impacted.

In addition, if the merger agreement is terminated under certain circumstances, USPI will be obligated to pay a termination fee of $42.5 million, unless such termination is in connection with a superior proposal submitted by an excluded party (as defined in the merger agreement), in which case USPI must pay a fee of $14.7 million, in each case, to WCAS Management Corporation, an affiliate of Welsh Carson. Under certain circumstances, USPI may be required to pay up to $5 million of Parent’s expenses in the event that the merger agreement is terminated. See “The Merger Agreement—Fees and Expenses” beginning on page 67.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of USPI based on their relative fair values following Financial Accounting Standards No. 141, Business Combinations.

Financing

Parent estimates that the total amount of funds necessary to consummate the merger and related transactions is approximately $1.8 billion, consisting of (i) approximately $1.4 billion to pay holders of USPI securities the amounts due to them under the merger agreement, assuming that no stockholder validly exercises and perfects its appraisal rights, (ii) $286.8 to refinance or repay existing USPI indebtedness and (iii) approximately $45.0 million to pay fees and expenses in connection with the merger and related transactions.

These funds are anticipated to come from the following sources:

•       cash investments made by an investor group led by Welsh Carson X in Parent of up to $852.0 million;

•       borrowings by USPI, as the surviving corporation of the merger, of $465.0 million of term loans under a $665.0 million senior secured credit facility;

•       the issuance by Acquisition of $480.0 million in aggregate principal amount of senior subordinated notes in a public offering or Rule 144A or other private offering, or if and to the extent Acquisition does not, or is unable to, issue the notes in at least $480.0 million in aggregate principal amount on or prior to the closing date, borrowings by USPI, as the surviving corporation, under a new senior subordinated bridge facility in the amount of at least $480.0 million, less the amount of the senior subordinated notes issued on or prior to the closing date; and

•       excess cash on hand of USPI.

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Parent has received fully executed commitment letters, dated January 7, 2007 (which are each referred to as an equity commitment letter and collectively referred to as the equity commitment letters), from Welsh Carson X and WCAS Capital Partners IV, L.P., referred to as WCAS CP IV, pursuant to which Welsh Carson X and WCAS CP IV have committed, subject to the terms and conditions set forth in the respective equity commitment letters, to provide to Parent $650.0 million and $202.0 million, respectively, in cash in exchange for shares of capital stock (and in the case of WCAS CP IV, senior subordinated notes) of Parent (such amounts provided in exchange for shares of capital stock of Parent referred to as the equity financing). The $650.0 million commitment of Welsh Carson X may be reduced if any portion of such commitment amount is provided by co-investors of Welsh Carson X and is contributed by Parent to Acquisition at the time of the merger. The senior subordinated notes to be issued to WCAS CP IV will be in an aggregate principal amount of $202 million and will bear interest at a rate of 10% per annum for interest paid in cash and 12% per annum for interest paid in kind. Interest is payable on a semi-annual basis, subject to the senior credit facility to be entered into by the surviving corporation. The notes may be prepaid at any time, but will be subject to mandatory prepayment conditions upon a change of control or an initial public offering. The terms of the equity commitment letter with Welsh Carson X also provide that the surviving corporation must pay to WCAS CP IV or its designee a commitment fee equal to approximately $0.6 million at the closing of the merger. Pursuant to the terms of each equity commitment letter, the surviving corporation must reimburse Welsh Carson X and WCAS CP IV for all fees and expenses incurred in connection with the merger and the financing contemplated by the respective equity commitment letter. The documentation governing the equity financing has not been finalized and, accordingly, the actual terms of such equity financing may differ from those described in this proxy statement.

Debt Financing

Parent has entered into a debt financing commitment letter, referred to as the debt commitment letter, with Citigroup Global Markets Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc., pursuant to which Citigroup Global Markets Inc. and Lehman Brothers Commercial Bank, and, as additional commitment banks by assignment, SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., UBS Loan Finance LLC and Bear Stearns Corporate Lending Inc., providing Acquisition with committed financing for (i) $665.0 million in senior secured credit facilities and (ii) $480.0 million under a senior subordinated bridge facility. Parent has additionally engaged Citigroup Global Markets Inc., Lehman Brothers Inc., SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., UBS Securities LLC and Bear, Stearns & Co. Inc. to place or underwrite the issuance and sale of $480.0 million in aggregate principal amount of the senior subordinated notes in a public offering or in a Rule 144A or other private placement.

The documentation governing the senior secured credit facilities and the senior subordinated bridge facility has not been finalized and, accordingly, the actual terms of the debt facilities may differ from those described in this proxy statement. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements.

Senior Secured Credit Facilities

The senior secured credit facilities are expected to be comprised of a $100.0 million senior secured delayed draw term loan facility, a $465.0 million term loan facility and a $100.0 million revolving credit facility. As a result of the merger, Acquisition will be merged with and into USPI, and USPI, as the surviving corporation, will be the borrower under the senior secured credit facilities. All obligations of USPI under the senior secured credit facilities will be guaranteed by Parent and each existing and future direct and indirect wholly owned domestic subsidiary, subject to certain exceptions. The obligations of USPI and the guarantors under the senior secured credit facilities will be secured by substantially all the assets of USPI and the guarantors, including the equity interests in certain subsidiaries.

Loans under the senior secured credit facilities are expected to bear interest, at the borrower’s option, at (i) adjusted LIBOR (London Interbank Offered Rate) plus 2.50% or (ii) the alternate base rate plus 1.50%. The term loans, including any delayed draw term loans, will mature seven years after the effective date of the merger and the revolving credit facilities will mature six years after the effective date of the merger. The term loans facilities will also require quarterly interim amortization payments, with the balance payable at the final maturity date of the term loans. The borrower may make voluntary prepayments of the term loans at any time. In addition, the term loans are required to be prepaid in certain circumstances, including with the net cash proceeds of debt issuances (other than debt otherwise permitted), the net cash proceeds of certain asset sales (subject to reinvestment rights and other exceptions) and specified percentages of excess cash flow.

The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, sales of assets, mergers and consolidations, dividends and other distributions, redemptions, prepayments of subordinated indebtedness, and a minimum interest coverage ratio and a maximum total leverage ratio. The senior secured facilities will also include customary events of default, including upon a change of control.

Senior Subordinated Notes

Citigroup Global Markets Inc., Lehman Brothers Inc., SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., UBS Securities LLC and Bear, Stearns & Co. Inc. have been engaged by Parent to place or underwrite the issuance and sale of $480.0 million in aggregate principal amount of the senior subordinated notes in a public offering or in a Rule 144A or other private placement. As a result of the merger, Acquisition will be merged with and into USPI, and USPI, as the surviving corporation, will be the issuer of the senior subordinated notes. Although the interest rate, maturity and other material terms of the senior subordinated notes have not been finalized, we expect that the senior subordinated notes will have terms and conditions customary for senior subordinated note offerings of issuers that are affiliates of the Parent.

Senior Subordinated Bridge Facility

If and to the extent the offering or placement of the senior subordinated notes is not completed on or prior to the closing of the merger, Citigroup Global Markets Inc., Lehman Brothers Commercial Bank, SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., UBS Loan Finance LLC and Bear Stearns Corporate Lending Inc. have committed to provide $480.0 million of loans under a senior subordinated bridge facility. Acquisition, and following the closing of the merger, USPI as the surviving corporation, will be the borrower under the senior subordinated bridge facility. USPI’s obligations under the senior subordinated bridge facility will be guaranteed on a senior subordinated basis by each of its subsidiaries that is a guarantor of the senior secured credit facilities.

The loans under the senior subordinated bridge facility will be increasing rate bridge loans. For the initial six month period under the senior subordinated bridge facility, interest on the bridge loans is expected to accrue at a rate per annum equal to three month adjusted LIBOR plus an initial spread equal to 4.50% per annum. If the bridge loans are not fully repaid at the end of the initial six month period, the spread will increase by 50 basis points at the end of such period and at the end of each successive three month period thereafter, subject to a maximum overall interest cap. The bridge loans will have an initial maturity of one year after the effective date of the merger, but the maturity of any bridge loans outstanding at that time will automatically be extended to the tenth anniversary of the effective date of the merger. Holders of the extended term loans will have the right to exchange such loans for exchange notes maturing on the tenth anniversary of the effective date of the merger and to require the borrower to register the exchange notes for public resale under a registration statement in compliance with applicable securities laws.

The borrower will be required to prepay or offer to prepay the bridge loans, to prepay or offer to prepay the extended loans and to redeem or offer to purchase the exchange notes under certain circumstances, including upon certain non-ordinary course asset sales (subject to certain repayment rights) or certain issuances of debt or equity securities (in each case, with certain exceptions) and upon a change of control.

The senior subordinated bridge facility will contain customary representations and warranties and covenants for similar financings, including restrictions on incurring debt and liens and making restricted payments. The bridge loans will contain no financial maintenance covenants. The senior subordinated bridge facility will also include customary events of default for high yield debt securities.

Conditions to the Debt Financing

The debt financing commitments will expire if not drawn on or prior to August 31, 2007. The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:

•       there not having occurred, since September 30, 2006, any change, event, condition, circumstance or state of facts, individually or in the aggregate, that has had or would reasonably be expected to have a “Company Material Adverse Effect” as defined in the merger agreement in effect on the date of the debt financing commitment letters;

•       the execution and delivery of definitive documents with respect to the facilities;

•       the merger and all related transactions being consummated in accordance with the terms of the merger agreement;

•       delivery of certain specified financial statements of USPI;

•       receipt of equity contributions in an amount equal to at least 35% of the consolidated capitalization of Parent after giving effect to the merger and the other transactions from one or more of Welsh Carson X and certain other investors;

•       the repayment (or reasonably satisfactory arrangements for the repayment) of indebtedness existing prior to the effective time of the merger, subject to certain exceptions; and

•       receipt of customary closing documents.

Since the final terms of the debt financing facilities have not been agreed upon, such terms and amounts may differ from those set forth above and, in certain cases, such differences may be significant. We do not intend to update or otherwise revise any statements concerning the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate.

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Guarantee of Welsh Carson X; Remedies under the Merger Agreement

In connection with the merger agreement, Welsh Carson X has agreed to guarantee the due and punctual performance and discharge of certain of the payment obligations of Parent under the merger agreement, up to a maximum amount of $42.5million. The guarantee will remain in full force and effect until the effective time of the merger or, if the merger agreement is terminated under circumstances in which Parent would be obligated to make any payments under the terms of the merger agreement, the first anniversary of such termination.

The merger agreement provides that, in addition to any other remedies, each party is entitled to enforce the terms of the merger agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages or any other remedy.

Interests of USPI’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, USPI’s stockholders should be aware that certain of USPI’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of USPI’s stockholders generally. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

Treatment of Stock, Options, Restricted Shares and Restricted Stock Units

At the effective time of the merger, each of the Company’s equity-based compensation or stock plans shall terminate and all of our equity compensation awards (including awards held by our executive officers and directors, unless otherwise agreed by such holder and Parent) will be subject to the following treatment:

•       Each share of USPI common stock (other than treasury shares, shares to be exchanged for equity interests in Parent by rollover investors (if any), shares held by the buying group and shares held by USPI stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $31.05 in cash, without interest and less any applicable withholding taxes;

•       All outstanding options under USPI’s equity-based compensation or stock option plans (excluding the employee stock purchase plan) will become fully vested and exercisable and will be canceled in exchange for the right to receive a cash payment by the surviving corporation of an amount equal to (1) the excess, if any, of $31.05 over the per share exercise price of the option, multiplied by (2) the number of shares of USPI’s common stock subject to the option, without interest and net of any applicable withholding taxes;

•       Each restricted share award subject to vesting or other lapse restrictions that is outstanding immediately prior to the effective time of the merger will vest and become free of such restrictions as of the effective time and the holder thereof will be entitled to receive $31.05, without interest and less any applicable holding taxes, with respect to each restricted share held by such holder. Further, except as otherwise agreed by the holder and Parent, each outstanding restricted stock unit will become fully vested at the effective time of the merger and will be cancelled in exchange for the right to receive cash in an amount equal to $31.05 per share, multiplied by the number of shares of common stock subject to such unit, without interest and less any applicable withholding taxes; and

•       USPI will take all actions necessary to terminate USPI’s employee stock purchase plan and all outstanding rights under the employee stock purchase plan as of the effective time of the merger, and to ensure that no new offering period begins under the employee stock purchase plan prior to the effective time of the merger. On the last day of the current offering period under the employee stock purchase plan, each participant will be credited with the number of shares of USPI common stock purchased for his or her account under the employee stock purchase plan in respect of the offering period in accordance with the terms of the employee stock purchase plan.

The terms of the USPI Deferred Compensation Plan, referred to as the deferred compensation plan, provide that, upon a change in control of USPI, each participant in the plan will become fully vested in his or her account balance.  However, USPI intends to amend the deferred compensation plan to exclude the merger from the definition of change in control set forth in the plan.  As a result, the merger will have no effect on the vesting of the account of any participant in the deferred compensation plan.  Certain members of USPI’s management, including its executive officers, have employment agreements providing for the acceleration of equity awards upon a change in control of USPI.  However, because in connection with the merger (1) each outstanding option to acquire USPI common stock will become fully vested and immediately exercisable, (2) each outstanding restricted stock award subject to vesting or other lapse restrictions will vest and become free of such restrictions and (3) each outstanding restricted stock unit will become fully vested, these provisions will not result in equity awards held by such members of management to be treated differently than those held by any other individual.

We expect that certain of our directors and executive officers, referred to as rollover investors, will exchange all or a portion of their equity interests in USPI and/or pay cash for equity interests in Parent. In connection with such investments, such directors or executive officers might enter into agreements with Parent pursuant to which all or a portion of such directors’ and executive officers’ equity interests in USPI would be cancelled in exchange for equity interests in Parent or otherwise treated differently than described above. In addition, we expect that certain of our executive officers and directors will serve as executive officers and directors of the surviving entity following the merger.

The table below sets forth, as of January 29, 2007, for each of our directors and executive officers:

•       the number of stock options (both vested and unvested) held by such persons;

•       the aggregate cash payment that will be made in respect of such stock options upon consummation of the merger;

•       the number of restricted share awards and shares underlying restricted stock units held by such person;

•       the aggregate cash payment that will be made in respect of restricted share awards stock and shares underlying restricted stock units upon consummation of the merger;

•       the number of shares of common stock held by such person; and

•       the aggregate cash payment that will be made in respect of such shares of common stock upon consummation of the merger.

	Options					Restricted Stock or Restricted Stock Units		Common Stock
	Vested Options	Weighted Average Exercise Price of Vested Options	Unvested Options	Weighted Average Exercise Price of Unvested Options	Resulting Consideration(1)	Unvested Shares or Units	Resulting Consideration	Shares Owned	Resulting Consideration	Total Consideration
Directors

Donald E. Steen	637,499	$12.37	—	—	$11,908,481	95,142	$2,954,159	159,728	$4,959,554	$19,822,195
Joel T. Allison	—	—	—	—	—	—	—	—	—	—
John C. Garrett, M.D.	38,624	$13.89	11,249	$28.75	$688,661	6,000	$186,300	27,252	$846,175	$1,721,135
Thomas L. Mills	29,251	$15.45	11,249	$28.75	$482,188	6,000	$186,300	17,625	$547,256	$1,215,745
James Ken Newman	3,188	$29.63	14,062	$31.48	$4,527	2,250	$69,863	7,500	$232,875	$307,264
Boone Powell, Jr.	26,125	$16.48	11,249	$28.75	$406,514	5,750	$178,538	—	—	$585,051
Paul B. Queally	29,251	$15.45	11,249	$28.75	$482,188	6,000	$186,300	31,284	$971,368	$1,639,857
Nancy L. Weaver	—	—	12,750	$23.98	$90,143	—	—	—	—	$90,143
Jerry P. Widman	21,751	$15.65	11,249	$28.75	$360,838	6,000	$186,300	—	—	$547,138
William H. Wilcox(2)	694,997	$11.10	—	—	$13,865,190	124,862	$3,876,965	155,155	$4,817,563	$22,559,718
Executive Officers
Brett P. Brodnax	81,248	$12.89	3,750	$14.00	$1,539,401	68,894	$2,139,159	31,089	$965,313	$4,643,873
Mark A. Kopser	234,998	$10.35	—	—	$4,864,459	40,178	$1,247,527	73,948	$2,296,085	$8,408,071
Neils P. Vernegaard	—	—	50,000	$31.18	—	20,000	$621,000	11,250	$349,313	$970,313
John J. Wellik	60,998	$15.30	—	—	$960,719	20,800	$645,840	8,921	$276,997	$1,883,556

(1)                The amounts set forth in this column are calculated based on the weighted average exercise price per share of vested and unvested options.

(2)                Mr. Wilcox also serves as President and Chief Executive Officer.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Parent has agreed:

•       subject to certain conditions, to cause the surviving corporation to indemnify and hold harmless, and to advance expenses as incurred by, to the fullest extent permitted under applicable laws, each present and former director and officer of USPI and its subsidiaries against any liabilities incurred in connection with claims arising out of or related to such person’s service as a director or officer of USPI or its subsidiaries or services performed by such person at the request of USPI or its subsidiaries at or prior to the effective time of the merger;

•       that, for a period of six years after the effective time of the merger, the certificate of incorporation and by-laws of the surviving corporation will contain provisions with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of USPI and its subsidiaries that are no less favorable than as presently set forth in USPI’s certificate of incorporation and by-laws;

•       subject to limitations regarding the cost of coverage, that the surviving corporation shall either (1) obtain and maintain “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by USPI’s existing officers’ and directors’ insurance policies, or (2) maintain such directors’ and officers’ insurance for a period of six years after the effective time of the merger in each case in amount and scope and on other terms no less advantageous to such covered parties than USPI’s existing insurance coverage.

These obligations will be binding upon any successor to or assignee of substantially all of the properties and assets of the surviving corporation. See “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 69.

Special Committee

If the merger is completed, members of the special committee will, along with other stock and option holders, receive cash payments for shares of USPI common stock and vested in-the-money options as described above under the heading “The Merger Agreement—Treatment of Stock, Options, Restricted Shares and Restricted Stock Units.” As members of the USPI board of directors, members of the special committee will also benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as directors as described above under the heading “—Indemnification and Insurance.” Each member of the special committee received $75,000 for such member’s service on the special committee and will be reimbursed for any out-of-pocket expenses incurred in connection with such service.

Certain Relationships with Welsh Carson

Donald E. Steen, chairman of USPI’s board of directors, is chief executive officer of AmeriPath, Inc., a Welsh Carson owned company. Mr. Wilcox, our chief executive officer and a member of our board of directors, is also a member of the board of directors of Concentra, Inc., a Welsh Carson portfolio company. Messrs. Steen and Wilcox each anticipate making an equity investment in Parent, either in cash or in exchange for all or a portion of their respective equity interests in USPI, or a combination of both, at the time of the merger. In addition, Messrs. Steen and Wilcox anticipate retaining their current positions and responsibilities with the surviving corporation following the merger. Paul B. Queally, a member of our board of directors, is a managing member of the general partner of Welsh Carson X, and anticipates making an equity investment in Parent, either in cash or in exchange for all or a portion of his equity interests in USPI (or some combination of both), at the time of the merger. John C. Garrett, M.D., a member of our board of directors, is an investor (of an immaterial percentage of his overall net worth) in Welsh Carson X. In addition, Boone Powell, Jr., another of USPI’s directors and the chairman of the special committee, has served on the board of directors of US Oncology Inc. since 1999. US Oncology Inc. was acquired by affiliates of Welsh Carson in 2003.

Amendment to USPI’s Rights Agreement

USPI entered into a rights agreement, dated as of June 13, 2001, with American Stock Transfer & Trust Company, as successor to First Union National Bank, as rights agent, which contains certain restrictions on USPI’s ability to merger or consolidate with any other entity. On January 7, 2007, immediately prior to the execution of the merger agreement, USPI and the rights agent entered into an amendment to the rights agreement which provides that neither the execution of the merger agreement nor the consummation of the merger will trigger the provisions of the rights agreement. In particular, the amendment to the rights agreement provides that neither Parent, Acquisition nor any of their affiliates or associates will be deemed to be an Acquiring Person (as defined in the rights agreement) solely by virtue of the approval, execution, delivery and adoption or performance of the merger agreement or the consummation of the merger or any other transactions contemplated by the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a summary of U.S. federal income tax consequences of the merger relevant to beneficial holders of USPI common stock whose shares are converted to cash in the merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of USPI common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of USPI common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with USPI or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax). In addition, this discussion does not address the federal income tax consequences to a beneficial holder of USPI common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

The receipt of cash for USPI common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. The maximum federal income tax rate on net long-term capital gain realized by a corporation is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

In general, holders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

Backup withholding at a 28% rate may apply to cash payments a beneficial holder of USPI common stock receives pursuant to the merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder’s own tax advisor as to the particular tax consequences to such beneficial holder of the merger, including the application and effect of state, local, foreign and other tax laws.

Regulatory Approvals

The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the FTC and DOJ and specified waiting period requirements have been satisfied. On January 19, 2007, USPI, Parent and Acquisition made the required filings, and the applicable waiting period terminated on January 30, 2007.

At any time before or after consummation of the merger, the FTC and DOJ may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, USPI and Acquisition will prevail.

Under the merger agreement, USPI, Parent and Acquisition have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In addition, USPI, Parent and Acquisition have agreed to use their reasonable best efforts to resolve any objections or suits asserted by the FTC or DOJ or any other applicable governmental agency.

Except as noted above, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation

USPI is aware of two lawsuits filed in connection with the proposed merger. On January 8, 2007, John McMullen filed a class action petition, referred to as the McMullen petition, in the 134th District Court of Dallas County, Texas against USPI, Welsh Carson and all of the directors of USPI. The McMullen petition alleges, among other things, that the USPI directors breached their fiduciary duties to USPI’s stockholders in approving the merger agreement, and that Welsh Carson aided and abetted the directors’ alleged breach of fiduciary duties. The McMullen petition seeks, among other things, class certification and an injunction preventing the proposed merger, and a declaration that the directors breached their fiduciary duties.

On January 9, 2007, Levy Investments filed a derivative petition, referred to as the Levy petition, in the 101st District Court of Dallas County, Texas on behalf of USPI, substantively, against Welsh Carson and all of the directors of USPI and Welsh Carson, and nominally against USPI. The Levy petition alleges that demand on the USPI board to bring suit is excused and alleges derivatively, among other things, that the USPI directors breached their fiduciary duties to USPI and abused their control of USPI in approving the merger agreement, and that Welsh Carson aided and abetted the directors’ alleged breach of fiduciary duties. The Levy petition seeks, among other things, a declaration that the merger agreement is void and unenforceable, an injunction preventing the proposed merger, a constructive trust and attorneys’ fees and expenses.

USPI believes that these lawsuits are without merit and plans to defend them vigorously. Additional lawsuits pertaining to the proposed merger could be filed in the future.

Fees and Expenses of the Merger

The merger agreement provides that USPI and Parent shall share equally all printing and mailing costs and SEC filing fees in connection with the preparation of this proxy statement and the Schedule 13E-3 related to the transactions contemplated by the merger agreement. USPI estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $       . This amount consists of the following estimated fees and expenses:

Description	Amount
Financial advisory fees and expenses
Legal, accounting and tax advisory fees and expenses
HSR Act filing fees
SEC filing fees
Printing, proxy solicitation and mailing costs
Miscellaneous

In addition, if the merger agreement is terminated under certain circumstances, USPI will be obligated to pay a termination fee of $42.5 million, unless such termination is in connection with a superior proposal submitted by an excluded party (as defined in the merger agreement), in which case USPI must pay a fee of $14.7 million to WCAS Management Corporation, an affiliate of Welsh Carson. Under certain circumstances, USPI may be required to pay up to $5 million of Parent’s expenses in the event that the merger agreement is terminated. See “The Merger Agreement—Fees and Expenses” beginning on page 67.

Financial Projections

USPI does not, as a matter of course, publicly disclose projections of future revenues or earnings. However, senior management did provide financial forecasts to the board of directors, Welsh Carson X and its financial advisor, Citigroup, and the special committee and its financial advisor, JPMorgan, in connection with the consideration of a potential investment by Welsh Carson X in USPI, in the case of Welsh Carson X and Citigroup, and in connection with their assessment of the Welsh Carson offer, in the case of the board of directors and the special committee and JPMorgan. We have included a subset of these projections to give our stockholders access to certain non-public information deemed material by our special committee and board of directors for purposes of considering and evaluating the merger. The projections were not prepared with a view toward public disclosure or to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this information should not be regarded as an indication that Welsh Carson X, our special committee or board of directors, JPMorgan or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The projections included in this proxy statement have been prepared by, and are the responsibility of, USPI’s management. KPMG LLP has neither examined nor compiled the projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this proxy statement relates to USPI’s historical financial information. It does not extend to the projections and should not be read to do so. In compiling the projections, USPI’s management took into account historical performance, combined with estimates regarding revenues, operating income, EBITDA and capital spending. The projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by USPI’s management that USPI’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of USPI’s management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that Welsh Carson X, JPMorgan or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

USPI does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. A summary of the projections is set forth below:

	Management Projections (without acquisitions)
	2006	2007	2008	2009	2010	2011
	(In millions)
Revenues	$573	$622	$662	$705	$751	$800
EBITDA less minority interest	142	162	177	196	218	244

The material assumptions made by USPI in developing these projections are as follows:

	2006	2007	2008	2009	2010	2011
Same facility case growth(1)	6.0%	5.0%	5.0%	5.0%	5.0%	5.0%
Revenue per case growth(1)	2.5%	1.5%	1.5%	1.5%	1.5	1.5%
Equity Income	$33	$39	$47	$55	$65	$76
Capital expenditures	28	30	32	34	36	39

(1)           Expressed as a percentage change over the prior year.

In addition, management provided the following projections, which assume $60 million in annual acquisition spending for facilities at a purchase price of 7.5x EBITDA:

	Management Projections (including acquisitions)
	2006	2007	2008	2009	2010	2011
	(In millions)
Revenues	$573	$648	$717	$790	$867	$948
EBITDA less minority interest	142	170	193	222	254	291

THE PARTIES TO THE MERGER

United Surgical Partners International, Inc.

USPI, a Delaware corporation with its headquarters in Addison, Texas, was formed in February 1998 for the primary purpose of ownership and operation of surgery centers, private hospitals and related businesses in the United States and Europe. As of the date of this proxy statement, USPI operated 141 short-stay surgical facilities. The Company operates in two countries, with 138 of its 141 facilities located in the United States and the remaining three facilities are located in the United Kingdom. The majority of the USPI’s U.S. facilities are jointly owned with local physicians and a not-for-profit healthcare system that has other healthcare businesses in the region. As of the date of this proxy statement, the Company had agreements with not-for-profit healthcare systems providing for joint ownership of 78 of the Company’s 138 U.S. facilities and also providing a framework for the planning and construction of additional facilities in the future. All of the Company’s U.S. facilities include physician owners.

A detailed description of USPI’s business is contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

USPI’s principal executive offices are located at 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001 and its telephone number is (972) 713-3500. USPI is publicly traded on the NASDAQ Global Select Market under the symbol “USPI.”

UNCN Holdings, Inc. and UNCN Acquisition, Inc.

Parent is a Delaware corporation organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent’s principal executive offices are located at c/o Welsh, Carson, Anderson & Stowe X, L.P., 320 Park Avenue, Suite 2500, New York, New York 10022-6815 and its telephone number is (212) 893-9500. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Welsh Carson X is the current owner of Parent.

Acquisition is a Delaware corporation wholly owned by Parent, with its principal executive offices located at c/o Welsh, Carson, Anderson & Stowe X, L.P., 320 Park Avenue, Suite 2500, New York, New York 10022-6815. Acquisition’s telephone number is (212) 893-9500. Acquisition was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including related financing transactions. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Acquisition will merge with and into USPI. USPI will survive the merger and Acquisition will cease to exist.

Additional information concerning these transaction participants is set forth on Appendix D.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by USPI’s board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	, 2007
Time:	8:00 a.m., Central Time
Place:	The Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•       to adopt the merger agreement;

•       to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•       to act upon such other business as may properly come before the special meeting and any adjournment thereof.

Record Date

USPI’s board of directors has fixed the close of business on                 , 2007 as the record date for the special meeting, and only holders of record of USPI common stock on the record date are entitled to vote (in person or by proxy) at the special meeting. On the record date, there were              shares of USPI common stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each share of USPI common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote, shall constitute a quorum for the purpose of considering the proposals. Shares of voting USPI common stock represented at the special meeting but not voted, including shares of USPI common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of USPI common stock entitled to vote on the matter. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you ABSTAIN, it will have the same effect as if you vote AGAINST the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the adoption of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of USPI common stock present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn the special meeting, which requires the vote of the holders of a majority of the shares of USPI common stock present or represented by proxy at the meeting and entitled to vote on the matter.

As of                 , 2007, the record date, the directors and executive officers of USPI held and are entitled to vote, in the aggregate,             shares of USPI common stock, representing approximately          % of the outstanding voting USPI common stock. The directors and executive officers have informed USPI that they currently intend to vote all of their shares of USPI common stock FOR the adoption of the merger agreement and FOR the adjournment proposal. If our directors and executive officers vote their shares in favor of adopting the merger agreement,      % of the outstanding shares of voting USPI common stock will have voted for the proposal to adopt the merger agreement. This means that additional holders of approximately      % of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•       if you hold your shares in your name as a stockholder of record, by notifying USPI’s Secretary, John J. Wellik, at 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001;

•       by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•       by submitting a later-dated proxy card; or

•       if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Rights of Stockholders Who Object to the Merger

Stockholders of USPI are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to USPI before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page 84 and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by USPI on behalf of its board of directors. In addition, we have retained       to assist in the solicitation. We will pay       $      plus out-of-pocket expenses for their assistance in the solicitation of proxies for the special meeting. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of USPI common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify       against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of voting USPI common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call     , our proxy solicitor, at      , orcontact USPI in writing at our principal executive offices at 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001, Attention: John J. Wellik, Secretary, or by telephone at (972) 713-3500.

Availability of Documents

The reports, opinions, analyses or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 filed by USPI concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of USPI during its regular business hours by any interested holder of USPI common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, which is qualified in its entirety by the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. This summary may not contain all of the information that is important to you. Stockholders are urged to read the merger agreement in its entirety.

Structure of the Merger

At the effective time of the merger, Acquisition will merge with and into USPI and the separate corporate existence of Acquisition will cease. USPI will continue as the surviving corporation and will be a wholly owned subsidiary of Parent.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger, which time is referred to as the effective time.

Certificate of Incorporation; Bylaws; and Directors and Officers of USPI and the Surviving Corporation

At the effective time of the merger:

•       the certificate of incorporation of USPI will be amended in its entirety to be the same as the certificate of incorporation of Acquisition as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall be United Surgical Partners International, Inc., the name of Acquisition’s incorporator will be omitted and certain provisions of USPI’s certificate of incorporation (including those relating to USPI’s registered agent, indemnification, advancement of expenses and exculpation from liability of the officers and directors of USPI) shall continue as set forth in USPI’s certificate of incorporation;

•       the bylaws of USPI will be amended in their entirety to be the same as the bylaws of Acquisition as in effect immediately prior to the effective time of the merger, except that references to Acquisition’s name shall be replaced by references to United Surgical Partners International, Inc.;

•       the directors of Acquisition immediately prior to the effective time of the merger will be the initial directors of the surviving corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal; and

•       the officers of USPI immediately prior to the effective time of the merger will remain the officers of the surviving corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Merger Consideration

At the effective time of the merger, each share of USPI common stock issued and outstanding immediately before the effective time of the merger (other than shares owned by Parent or Acquisition or held in the treasury of USPI, which are referred to as excluded shares, or shares held by a holder who has validly demanded appraisal rights, which are referred to as dissenting shares), will be cancelled and converted automatically into the right to receive a cash payment of $31.05, which amount is referred to as the merger consideration, without interest and less any applicable withholding taxes. After the effective time, each holder of a certificate representing shares of USPI common stock (other than dissenting shares) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. At the effective time of the merger, excluded shares will be canceled and retired without any cash or other consideration and dissenting shares will be converted into the right to receive payment from the surviving corporation in accordance with Delaware law.

At the effective time of the merger, each share of capital stock of Acquisition issued and outstanding immediately before the effective time of the merger will be converted into and become one fully paid and non-assessable share of common stock of the surviving corporation.

Treatment of Options, Restricted Stock and Restricted Stock Units

At, or immediately prior to, the effective time of the merger, all outstanding options under USPI’s equity-based compensation or stock option plans (excluding USPI’s employee stock purchase plan, referred to as the Company ESPP) will become fully vested and exercisable and will be canceled in exchange for the right to receive a cash payment by the surviving corporation of an amount equal to (1) the excess, if any, of $31.05 over the per share exercise price of the option, multiplied by (2) the number of shares of USPI’s common stock subject to the option, without interest and net of any applicable withholding taxes.

Additionally, each restricted stock award subject to vesting or other lapse restrictions that is outstanding immediately prior to the effective time of the merger will vest and become free of such restrictions as of the effective time and the holder thereof will be entitled to receive $31.05, without interest and less any applicable holding taxes, with respect to each restricted share held by such holder. Further, except as otherwise agreed by the holder and Parent, each outstanding restricted stock unit will become fully vested at the effective time of the merger and will be cancelled in exchange for the right to receive cash in an amount equal to $31.05 per share, multiplied by the number of shares of common stock subject to such unit, without interest and less any applicable withholding taxes.

Each of the Company’s equity-based compensation or stock plans shall terminate as of the effective time. The effect of the merger upon certain other employee benefit plans is described below under “—Employee Benefit Matters.”

The merger agreement further provides that USPI will take all actions necessary to terminate the Company ESPP and all outstanding rights under the Company ESPP as of the effective time of the merger, and to ensure that no new offering period begins under the Company ESPP prior to the effective time of the merger. On the last day of the current offering period under the Company ESPP, each participant will be credited with the number of shares of USPI common stock purchased for his or her account under the Company ESPP in respect of the offering period in accordance with the terms of the Company ESPP.

Payment for Shares

Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to USPI to act as paying agent for the payment of the merger consideration upon surrender, pursuant to the terms of the merger agreement, of certificates representing shares of USPI common stock, or if shares are held in book-entry or other uncertificated form, account statements relating to the ownership of shares of USPI common stock. At the effective time of the merger, Parent will deposit with the paying agent cash sufficient to pay for the shares of USPI common stock converted into the right to receive cash, which is referred to as the merger fund.

Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail or deliver to each record holder of USPI common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal containing instructions for such holders to effect the exchange of their share certificate(s) for the merger consideration. The holder will be entitled to receive the merger consideration for the number of shares represented by such certificate(s), less any applicable withholding taxes, only upon surrender to the paying agent of the holder’s share certificate(s), or book-entry account statement reflecting the surrender of the holder’s shares if such shares are uncertificated, together with the letter of transmittal and other required documentation, duly executed and completed in accordance with the instructions. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY. If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that the share certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer, and the person requesting the consideration payment either pay the paying agent any transfer or other taxes required or establish to the satisfaction of the paying agent that the tax has been paid or is not applicable. Until properly surrendered and at any time after the effective time of the merger, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest. If any share certificate is lost, stolen or destroyed, the paying agent will pay the merger consideration for the number of shares represented by such certificate upon delivery by the person seeking payment of an affidavit claiming such share certificate is lost, stolen or destroyed, and if required by the surviving corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such share certificate. No interest will be paid or will accrue on any cash payable as merger consideration.

Any portion of the merger fund that remains undistributed to holders of share certificates for twelve months after the effective time of the merger, shall be delivered to the surviving corporation upon demand. Thereafter, holders of share certificates shall look only to the surviving corporation and only as general creditors thereof for payment of merger consideration to which they may be entitled. None of Parent, the surviving corporation or the paying agent will be liable to any person in respect of any cash from the merger fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

After the effective time of the merger, there will be no further registration of transfers on the stock transfer books of the surviving corporation of shares of USPI common stock that were issued and outstanding immediately prior to the effective time of the merger.

If, after the effective time of the merger, any certificates representing shares of USPI common stock are presented to the surviving corporation for transfer, they will be canceled and exchanged for the appropriate merger consideration. All cash paid upon the surrender for exchange of share certificates, in accordance with the terms of the merger agreement, will be deemed to have been paid in full satisfaction of all rights pertaining to the shares.

Representations and Warranties

The merger agreement contains various representations and warranties made by USPI to Parent and Acquisition and by Parent and Acquisition to USPI. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Representations and Warranties of USPI.   In the merger agreement, USPI made representations and warranties to Parent and Acquisition, subject to identified exceptions, including those relating to:

•       the due organization, valid existence and good standing of USPI and its subsidiaries;

•       the requisite corporate, partnership or limited liability company power and authority of USPI and its subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses;

•       the due qualification or licensing of USPI and its subsidiaries to do business as a foreign corporation, partnership or limited liability company and the good standing to conduct business in each jurisdiction in which the business it is conducting or the operation, ownership or leasing of its properties makes such qualification or licensing necessary;

•       the capital structure of USPI;

•       the valid issuance of outstanding USPI capital stock;

•       the absence of agreements, including stockholder agreements, voting trusts or other agreements or understandings relating to the voting of USPI’s capital stock to which USPI is a party or is bound;

•       the jurisdictions of organization of USPI’s subsidiaries, the percentage of equity interests held directly or indirectly by USPI in each subsidiary and the valid issuance of capital stock of USPI’s subsidiaries;

•       USPI’s ownership of equity interests in other entities and its obligations to invest in other entities;

•       the names of entities with which USPI has entered into a facility management services or similar agreement (each referred to as a company managed facility) and the percentage of equity interests in each facility held by USPI;

•       the requisite corporate power and authority of USPI to enter into the merger agreement and to consummate the merger;

•       the due execution and delivery of the merger agreement by USPI;

•       the validity and binding effect of the merger agreement on USPI;

•       the absence of any conflicts between the merger agreement and the consummation of the transactions and the organizational documents of USPI and its subsidiaries;

•       the absence of any conflicts between the merger agreement and the consummation of the transactions and any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, employee benefit plan, permit, or other agreement, obligation, instrument, concession, franchise or license which USPI, its subsidiaries or, to the knowledge of USPI, any company managed facility is a party or is bound;

•       the absence of any conflicts between the merger agreement and the consummation of the transactions with any laws or orders;

•       the absence of the necessity to obtain consents or approvals from government entities in connection with the merger agreement or the consummation of the transactions;

•       the accuracy and truthfulness, as of their respective filing dates, of the reports and other documents filed by USPI with the SEC since December 31, 2004;

•       the establishment and maintenance by USPI’s management of disclosure controls and procedures required by rules promulgated under the Exchange Act;

•       the accuracy and truthfulness of the information supplied by USPI for inclusion or incorporation in this proxy statement, the Schedule 13E-3 and other documents that USPI is required to file with the SEC;

•       the compliance by USPI, its subsidiaries and, to USPI’s knowledge, any company managed facility with applicable laws since December 31, 2003;

•       the compliance by USPI, its subsidiaries and, to USPI’s knowledge, any company managed facility with necessary permits, licenses and approvals of governmental entities;

•       the absence of any claims, procedures and investigations pending or to USPI’s knowledge, threatened against USPI, its subsidiaries, or, to USPI’s knowledge, any company managed facility;

•       the payment of and compliance with laws related to the payment of taxes by USPI and its subsidiaries, and other tax matters;

•       the administration and compliance of the employee benefit plans of USPI under the Employee Retirement Income Security Act of 1974, which is referred to as ERISA, the Code, and other applicable laws, rules and regulations;

•       the effect of the merger on the employee benefit plans of USPI;

•       the absence of certain changes in the respective business of USPI, its subsidiaries and, to USPI’s knowledge, the company managed facilities since September 30, 2006;

•       the absence of undisclosed liabilities of USPI or its subsidiaries;

•       the receipt by USPI’s board of directors and special committee of an opinion from their financial advisor;

•       the compliance of USPI and its subsidiaries with environmental laws and permits, and other environmental matters;

•       the vote required to adopt the merger agreement and to consummate the merger;

•       the recommendation by USPI’s board of directors that USPI’s stockholders approve the adoption of the merger agreement;

•       the ownership, license, lawful use and confidentiality of intellectual property used by USPI and its subsidiaries, and other intellectual property matters;

•       the real property owned or leased by USPI and its subsidiaries and other real estate matters;

•       the effectiveness of and compliance with insurance policies by USPI, its subsidiaries and, to the knowledge of USPI, any company managed facility;

•       the representation of employees of USPI and its subsidiaries by labor unions and other labor matters;

•       the disclosure of certain contracts and obligations of USPI, and its subsidiaries, and the absence of certain defaults thereunder or notifications of termination thereof;

•       the absence of certain affiliated contracts and affiliated transactions;

•       the execution of an amendment to USPI’s rights agreement dated as of June 13, 2001 rendering the agreement and rights thereunder inapplicable to the merger; and

•       the inapplicability of state anti-takeover statutes or regulations to the merger (other than Section 203 of the General Corporation Law of the State of Delaware).

Material Adverse Effect.   Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement, a material adverse effect with respect to USPI means any fact, circumstance, event, change, effect or occurrence, which are collectively referred to as an “effect,” that would have (or in certain instances, would reasonably be expected to have) (A) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of USPI and its subsidiaries, taken as a whole, or (B) a material adverse effect on the ability of USPI to consummate the transactions contemplated by the merger agreement, other than, in either case, any effect resulting from (1) any effect affecting the United States economy or securities or financial markets generally, (2) any effect affecting the industry of USPI and its subsidiaries generally, (3) changes in United States generally accepted accounting principles, or GAAP, (4) changes in any statute, law, ordinance, rule, regulation, NASDAQ Global Select Market or other stock exchange rule or listing requirement, permit or authorization, (5) the announcement of the merger agreement or the pendency or consummation of the merger and/or the other transactions contemplated thereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of USPI and its subsidiaries, (6) the identity of Parent or any of its affiliates as the acquirer of USPI, (7) the failure by USPI to take any action prohibited by the merger agreement, or compliance with the terms of, or the taking of any action required by, the merger agreement or consented to by Parent or Acquisition, or (8) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergence or any escalation thereof, unless, in the case of each of clauses (1), (2) and (4) above, such effects have a materially disproportionate effect on USPI and its subsidiaries, taken as a whole relative to other participants in the industry in which USPI and its subsidiaries operate.

Representations and Warranties of Parent and Acquisition   The merger agreement also contains various representations and warranties made by Parent and Acquisition to USPI, subject to identified exceptions, including those relating to:

•       the due organization, valid existence and good standing of Parent and Acquisition;

•       the requisite corporate power and authority of Parent and Acquisition to own, lease and operate their respective properties and to carry on their respective business as now being conducted;

•       the requisite corporate power and authority of Parent and Acquisition to enter into the merger agreement and to consummate the merger;

•       the due execution and delivery of the merger agreement by Parent and Acquisition;

•       the validity and binding effect of the merger agreement on Parent and Acquisition;

•       the absence of any conflicts between the merger agreement and the consummation of the transactions and (1) the organizational documents of Parent or Acquisition, (2) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, obligation, concession, franchise or license to which Parent or Acquisition is a party or is bound and any laws or orders applicable to Parent or Acquisition or their respective properties or assets;

•       the absence of any conflicts between the merger agreement and the consummation of transactions contemplated by the merger agreement with any laws or orders;

•       the absence of the necessity to obtain consents or approvals from government entities in connection with the merger agreement or the consummation of the merger;

•       the accuracy and truthfulness of the information supplied by Parent and Acquisition for inclusion or incorporation in this proxy statement, the Schedule 13E-3 and other documents that Parent or Acquisition are required to file with the SEC;

•       the absence of any litigation pending or, to the knowledge of Parent, threatened against Parent, Acquisition or any other subsidiaries of Parent;

•       the absence of any direct or indirect, beneficial or of record, ownership of USPI’s common stock, and any rights to acquire shares of USPI’s common stock by Parent, Acquisition or their respective controlled affiliates;

•       the limited purpose for which Parent and Acquisition were formed and the absence of material obligations of each of them;

•       the vote and/or approval of holders of capital stock of Parent and Acquisition necessary to approve the merger agreement or the merger;

•       the existence of debt and equity financing commitments obtained by Parent and Acquisition in connection with and for the purpose of funding the merger;

•       the solvency of Parent and the surviving corporation as of the effective time; and

•       the existence, enforceability and valid and binding nature of the guarantee made by Welsh Carson X, of certain fees payable by Parent under the merger agreement.

Covenants Relating to Conduct of Business Pending the Merger

Covenants of USPI.   From the date of the merger agreement to the effective time of the merger, unless consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), subject to identified exceptions, USPI and each of its subsidiaries shall:

•       carry on their respective business in the ordinary course in substantially the same manner as prior to the signing of the merger agreement;

•       use reasonable best efforts to preserve substantially intact its business organization and goodwill, retain the services of its officers and key employees and preserve intact its relationships with customers, suppliers and persons with which USPI or its subsidiaries have significant business relationships.

From the date of the merger agreement to the effective time of the merger, and unless otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), subject to identified exceptions, USPI and each of its subsidiaries shall not:

•       declare, set aside or pay dividends on or make other distributions in respect of any capital stock or other equity interests of USPI or its subsidiaries, or set aside funds to do so;

•       adjust, split, combine or reclassify any capital stock or other equity interests or issue, authorize or propose the issuance of any securities or any securities in respect of, in lieu of, or in substitution for, any capital stock or other equity interests;

•       purchase, redeem or otherwise acquire any capital stock or securities convertible into or exercisable or exchangeable for capital stock or other equity interests of USPI or any of its subsidiaries, or set aside funds to do so;

•       issue, deliver, hypothecate, pledge, sell or otherwise encumber any capital stock, other voting securities or securities convertible into, or exercisable or exchangeable for, capital stock, other voting securities, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

•       amend the terms of any outstanding debt or equity security or any USPI employee benefit plan;

•       amend or propose to amend its certificate of incorporation, bylaws or other organizational documents;

•       merge or consolidate with or acquire any interest in, any person or division or unit thereof or make any loan, advances or capital contributions to or otherwise make any investment in any person, or consummate any acquisitions contemplated by the Master Purchase Agreement entered into as of December 30, 2005 by and among USPI and the other parties thereto;

•       sell, lease, license, encumber or otherwise dispose of, or subject to any lien, any assets of USPI or its subsidiaries;

•       authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•       grant to any current or former director, officer, key employee or consultant any increase in compensation, severance, termination pay or fringe or other benefits;

•       enter into any new, or amend any existing employment, consulting, indemnification, change of control, severance or termination agreement with any current or former director, officer, employee or consultant;

•       establish, adopt or become obligated under any USPI employee benefit plan or collective bargaining agreement or amend any such plan or arrangement;

•       assume, incur, endorse or guarantee any indebtedness for borrowed money, issue or sell debt securities or warrants or rights to acquire debt securities, endorse or guarantee the obligations of any other persons or enter into any “keep well” or other agreement to maintain the financial condition of any other person or any other agreement having the same economic effect;

•       revalue any material assets or make any material change with respect to accounting policies, procedures and practices or its fiscal year;

•       settle or compromise pending or threatened claims, litigations, arbitrations or other proceedings;

•       waive any benefits of, or agree to modify in any respect, or fail to enforce or consent to any matter with respect to which consent is required under any confidentiality agreement to which USPI or any of its subsidiaries is a party;

•       make or rescind any material tax election or settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy, in each case relating to a material amount of taxes or make any material change to its method of reporting income, deductions or other tax items for tax purposes;

•       enter into new lines of business;

•       make capital expenditures;

•       enter into certain material contracts;

•       modify, amend, cancel or terminate material contracts of USPI and its subsidiaries;

•       redeem the rights granted under the rights agreement, amend or modify or terminate the rights agreement, permit the rights granted under the rights agreement to become nonredeemable at the redemption price currently in effect or take any action that would allow any person other than Parent or Acquisition or any of their affiliates to become the beneficial owner of 15% or more of USPI common stock without causing a distribution or shares acquisition date (as each term is used in the rights agreement) to occur or otherwise take any action that would render the rights agreement inapplicable to any transaction contemplated by such person; or

•       agree to or make any commitment, whether orally or in writing, to take actions prohibited by the negative covenant provisions of the merger agreement.

Unless otherwise provided, none of the covenants in the merger agreement or in any certificate or other instrument delivered pursuant to the merger agreement will survive after the effective time of the merger.

Access to Information; Confidentiality

From the date of the merger agreement to the effective time of the merger, or the earlier termination of the merger agreement, USPI and its subsidiaries will give the officers, employees, accountants, counsel and other representatives of Parent and Acquisition, including prospective lenders, during normal business hours, reasonable access to all of their properties, books, records, leases, contracts, commitments, officers and employees. In addition, USPI will use its reasonable best efforts to provide such persons, if requested, with reasonable access to its accountants, counsel and other representatives. Parent and the prospective lenders will use their reasonable best efforts to conduct such investigation or consultation in a manner as to not unreasonably interfere with the business or operations of USPI or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither USPI nor any of its subsidiaries will be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of USPI or its subsidiaries or contravene any law or binding agreement entered into prior to the date of the merger agreement. All information so furnished will be subject to the confidentiality agreement entered into between Welsh Carson X and USPI on October 4, 2006.

From the date of the merger agreement to the effective time of the merger, each of USPI and its subsidiaries will make available to Parent and Acquisition a copy of each report, schedule, registration statement and other document filed by it with the SEC or received by it from the SEC during such period and such other information concerning its business, properties and personnel, as may be reasonably requested.

Solicitation of Alternate Transactions

From the date of the merger agreement until 12:01 a.m. (EST) on February 17, 2007, referred to as the go-shop period, USPI, its subsidiaries and their respective representatives have the right to:

•       initiate, solicit and encourage company acquisition proposals, including by way of providing access to non-public information pursuant to confidentiality agreements that are no less favorable to USPI in the aggregate than those contained in the confidentiality agreement with Welsh Carson X, provided that USPI also provides Parent with any material non-public information concerning USPI or its subsidiaries provided to such person and not previously delivered to Parent; and

•       enter into and maintain or continue discussions or negotiations with respect to any such company acquisition proposals or otherwise cooperate with or assist or participate in or facilitate such proposals, discussions or negotiations.

As used in the merger agreement, a “company acquisition proposal” means:

•       any inquiry, proposal or offer from any person or group of persons relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of USPI and its subsidiaries, taken as a whole, or 15% or more of the outstanding USPI common stock,

•       any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the outstanding USPI common stock or

•       any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving USPI (or any subsidiary or subsidiaries of USPI whose business constitutes 15% or more of the net revenues, net income or assets of USPI and its subsidiaries, taken as a whole), other than the transactions contemplated by the merger agreement.

Except as described below, during the period beginning at 12:01 a.m. (EST) on February 17, 2007 until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, USPI will not, and will not direct, authorize or permit its subsidiaries or their representatives to, directly or indirectly:

•       initiate, solicit or knowingly encourage (including by way of providing information) the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to a company acquisition proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations;

•       accept an alternative company acquisition proposal or enter into any agreement or agreement in principle providing for or relating to any such company acquisition proposal or requiring USPI to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement; or

•       exempt any person from the restrictions contained in any state takeover or similar laws or otherwise cause such restrictions not to apply.

In addition, subject to certain terms and except as may relate to excluded parties, beginning at 12:01 a.m. (EST) on February 17, 2007, USPI shall immediately cease and terminate any existing solicitation, initiation, encouragement, discussion or negotiation with any persons conducted by USPI, its subsidiaries or any representatives with respect to any company acquisition proposal. Under the merger agreement, an “excluded party” is a person who submits a company acquisition proposal prior to February 17, 2007, so long as: (1) USPI has otherwise complied with its non-solicitation obligations under the merger agreement and USPI’s board of directors or special committee determines in good faith that such company acquisition proposal is bona fide; (2) USPI’s board of directors or special committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such company acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and (3) after consultation with its outside counsel, the USPI board of directors or special committee determines in good faith that the failure to take such action could violate its fiduciary duties under applicable laws.

As used in the merger agreement, a “superior proposal” means a company acquisition proposal (provided that for purposes of the definition of superior proposal all references to “15% or more” in the definition of company acquisition proposal shall be deemed to be references to “a majority”) that USPI’s board of directors or special committee in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel, and after taking into account all appropriate legal, financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal as it deems relevant) would, if consummated, result in a transaction that is more favorable to USPI stockholders from a financial point of view than the currently contemplated merger, and is capable of being, and is reasonably likely to be, completed.

Notwithstanding the aforementioned restrictions, at any time prior to approval of the merger agreement by USPI stockholders, USPI is permitted to engage in discussions or negotiations with, or to provide any non-public information to any party to the extent that: (1) USPI receives a written company acquisition proposal from a third party not solicited in violation of USPI’s non-solicitation obligations that the USPI board of directors or special committee determines in good faith to be bona fide; (2) the USPI board of directors or special committee determines in good faith, after consultation with its independent financial advisor and outside counsel, that such company acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and (3) after consultation with its outside counsel, the USPI board of directors or special committee determines in good faith that the failure to take such action could violate its fiduciary duties under applicable laws. In such instances, USPI (1) will not and will not allow its subsidiaries or its or their representatives to disclose any non-public information to such person without first entering into a confidentiality agreement meeting specified requirements and (2) will promptly provide to Parent any non-public information concerning USPI or its subsidiaries provided to such other person which was not previously provided to Parent. The restriction and notice requirement in the previous sentence, however, will not apply to actions by USPI with respect to any excluded party.

Subject to the terms of the merger agreement, neither the USPI board of directors nor any committee thereof will, directly or indirectly:

(1)         withdraw (or modify in an adverse manner to Parent and Acquisition) or publicly propose to withdraw (or modify in an adverse manner to Parent and Acquisition) the approval, recommendation or declaration of advisability by such board or committee thereof that USPI stockholders adopt the merger agreement, the merger or the other transactions contemplated by the merger agreement,

(2)         recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any alternative company acquisition proposal or

(3)         approve or recommend or propose to approve or recommend or allow USPI or its subsidiaries to execute or enter into a letter of intent, memorandum of understanding or other agreement constituting or related to, or that is intended to or could reasonably be expected to lead to a company acquisition proposal.

Notwithstanding the limitations above, the board may make a recommendation adverse to Parent and Acquisition under clause (1) or (2) if the board determines in good faith after consultation with outside counsel that failure to take such action could violate the board’s fiduciary duties under applicable laws.

If USPI receives a company acquisition proposal at any time prior to the approval of the merger agreement by USPI stockholders which USPI’s board of directors or special committee determines in good faith (after consultation with its independent financial advisors and outside counsel) constitutes a superior proposal after giving effect to all of the adjustments which may be offered by Parent, as described below, the board or the special committee may make a recommendation adverse to Parent and Acquisition or cause USPI to terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, provided that the board or special committee determines in good faith, after consultation with outside counsel, that the failure to take such action could violate its fiduciary duties under applicable laws. However, any such termination of the merger agreement will be void and of no force or effect unless, concurrently with the termination, USPI pays WCAS Management Corporation, an affiliate of Welsh Carson, the applicable termination fee, as described under “—Fees and Expenses”

below. Prior to making a recommendation adverse to Parent and Acquisition or terminating the merger agreement to enter into a definitive agreement with respect to a superior proposal, the USPI board of directors must provide Parent and Acquisition at least five days prior notice of its intent to take such actions, which notice must specify the material terms and conditions of the superior proposal (including the identity of the party making the superior proposal), and contemporaneously provide a copy of the proposed transaction documents with the party making the superior proposal. USPI will also, and will cause its financial and legal advisors to, during the five-day notice period, negotiate with Parent and Acquisition in good faith (to the extent Parent and Acquisition desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that the company acquisition proposal ceases to constitute a superior proposal. In the event of any material revisions to such superior proposal, USPI must deliver a new written notice to Parent and Acquisition at least three days prior to the issuance of the adverse recommendation or the termination of the agreement. The three-day notice period will be subject to the same terms and restrictions applicable to the five-day notice period described above. The aforementioned requirements to provide Parent and Acquisition notice of the superior proposal, information relating thereto and obligating USPI to negotiate with Parent did not, per the terms of the merger agreement, apply to USPI prior to January 23, 2007.

USPI has also agreed, from and after February 17, 2007, to keep Parent generally informed on a current basis of the status of and material developments respecting any inquiries, proposals and/or negotiations and provide at least two business days notice to Parent of any intent by USPI’s board of directors to withdraw or modify its recommendation as to the merger or to recommend a company acquisition proposal, or to resolve to take any of the foregoing actions. Within 48 hours of 12:01 a.m., Eastern Standard Time, on February 17, 2007, USPI is required to notify Parent of the number of parties who have submitted a company acquisition proposal as of such date that meet the requirements for permitted discussions and negotiations set forth above and provide Parent a written summary of the material terms and conditions of each such company acquisition proposal received from such party.

Fees and Expenses

Subject to certain exceptions, each party shall pay all fees and expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby. USPI and Parent shall share equally all printing and mailing costs and SEC filing fees in connection with this proxy statement and the Schedule 13E-3 related to the transactions contemplated by the merger agreement.

Under certain circumstances specified in the merger agreement and summarized below, in the event that the merger agreement is terminated (1) USPI may be required to pay a termination fee to WCAS Management Corporation, an affiliate of Welsh Carson X or (2) Parent may be required to pay a termination fee to USPI.

The termination fee is payable by USPI if the merger agreement is terminated by:

•       USPI in order to accept a superior proposal pursuant to the solicitation provisions described above; or

•       Parent because the USPI board of directors (or one of its committees):

•        approves or recommends an alternative company acquisition proposal;

•        changes its recommendation of the merger (or modifies it in a manner adverse to Parent and Acquisition);

•        fails to recommend to USPI’s stockholders that they approve the merger; or

•        resolves to do any of the foregoing.

The termination fee is also payable by USPI if:

•       The merger agreement is terminated:

•        by either party because USPI’s stockholders fail to approve the merger;

•        by Parent because USPI materially breaches the merger agreement (as described below in “—Termination”); or

•        by either party because the transactions have not been consummated by August 31, 2007 (or such later date if so extended by Parent in accordance with the terms of the merger agreement); and, in each case,

•       prior to the event giving rise to the termination, a company acquisition proposal involving the purchase of not less than a majority of the outstanding shares of USPI common stock has been publicly announced (or, in the case of the latter two bullet points above, communicated to the USPI board of directors) and not withdrawn prior to the special meeting on August 31, 2007 (or the extended date), as applicable; and

•       within 12 months after the termination, USPI enters into a definitive agreement with respect to, or consummates, any company acquisition proposal involving the purchase of not less than a majority of the outstanding shares of USPI common stock.

If the merger agreement is terminated (1) by USPI in order to accept a superior proposal from an excluded party, or (2) by Parent because the USPI board of directors changes its recommendation of the merger as a result of receiving a superior proposal from an excluded party, the amount of the termination fee payable by USPI is $14.7 million. In any other instance where the termination fee is otherwise payable by USPI, the termination fee is $42.5 million. USPI is obligated to pay the actual and reasonably documented out-of-pocket fees and expenses of Parent incurred in connection with the contemplated merger (up to a maximum of $5 million) if no termination fee is otherwise payable at such time and the merger agreement is terminated by either party because USPI’s stockholders fail to approve the merger agreement.

A termination fee of $29.3 million is payable to USPI by Parent if:

•       Parent has failed to consummate the merger no later than five calendar days after the final day of the marketing period (described below) and the closing conditions have been satisfied; or

•       the merger agreement is terminated by either party because the closing of the merger does not occur prior to August 31, 2007 (or such later date if so extended by Parent in accordance with the terms of the merger agreement) and both (1) the closing conditions were satisfied on such date and (2) the last day of the marketing period has occurred.

A termination fee of $42.5 million is payable to USPI by Parent if the merger agreement:

•       is terminated by USPI because Parent materially breaches the merger agreement (as described below in “—Termination”); and

•       at the time of such termination, no facts or circumstances exist that would reasonably be expected to cause the conditions to Parent’s obligation to consummate the merger not to be satisfied by August 31, 2007 (or such later date if so extended by Parent in accordance with the terms of the merger agreement).

Brokers or Finders

No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee in connection with any of the transactions contemplated by the merger agreement based upon arrangements made by or on behalf of USPI, Parent or Acquisition except for (1) fees and expenses paid by USPI to its financial advisor, J.P. Morgan Securities Inc., and (2) in the event the merger is consummated, certain fees as set forth in the financing commitment letters entered into in connection with the merger.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, Parent shall cause the surviving corporation to indemnify and hold harmless, and to advance expenses as incurred by (subject to an undertaking by the person to whom expenses are advanced to repay such advances if it is ultimately determined that such person is not entitled to indemnification), to the fullest extent permitted under applicable laws, each present and former director and officer of USPI and its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director or officer of USPI or its subsidiaries or services performed by such person at the request of USPI or its subsidiaries at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time, including the transactions contemplated by the merger agreement.

For a period of six years after the effective time of the merger, the certificate of incorporation and by-laws of the surviving corporation will contain provisions with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of USPI and its subsidiaries that are no less favorable than as presently set forth in USPI’s certificate of incorporation and by-laws. The surviving corporation shall either (1) obtain and maintain “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by USPI’s existing officers’ and directors’ insurance policies, or (2) maintain such directors’ and officers’ insurance for a period of six years after the effective time of the merger in each case in amount and scope and on other terms no less advantageous to such covered parties than USPI’s existing insurance coverage. However, the surviving corporation is not required to pay an annual premium in excess of 300% of USPI’s current annual premium, which is $722,000. If the existing directors’ and officers’ insurance expires, is terminated or cancelled during the six-year period, the surviving corporation will use reasonable efforts to obtain as much directors’ and officers’ insurance as can be obtained for the remainder of the period for a premium on an annualized basis not in excess of 300% of the current annual premium.

If the surviving corporation or any of its successors or assigns: (1) consolidates with or merges into any other person and is not the continuing or surviving entity or (2) transfers all or substantially all of its properties and assets to any person, the surviving or transferee entity shall assume the indemnification and insurance obligations discussed above. In addition, the surviving corporation may not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the surviving corporation unable to satisfy its indemnification and directors’ and officers’ insurance obligations under the merger agreement.

If any claim, action, suit, proceeding or investigation, whether arising before, at or after the effective time of the merger, is made on or prior to the sixth anniversary of the effective time of the merger against any present or former officer or director of USPI and its subsidiaries, USPI’s indemnification and directors’ and officers’ insurance obligations under the merger agreement shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

The merger agreement provides that the indemnification and directors’ and officers insurance obligations in the merger agreement will survive the consummation of the merger and will continue for the periods specified in the merger agreement. Each present and former director and officer of USPI and its subsidiaries may enforce such obligations in the merger agreement, and the indemnification provided for in the merger agreement shall not be deemed exclusive of any other rights to which such persons are entitled. Parent shall, and shall cause the surviving corporation to, honor and perform under all indemnification agreements entered into by USPI or any of its subsidiaries.

Reasonable Best Efforts; Financing

Each of USPI, Parent and Acquisition has agreed, subject to the terms and conditions in the merger agreement, to use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective, the transactions contemplated by the merger agreement. USPI has agreed to provide, and to cause its subsidiaries and to use its reasonable best efforts to cause its and its subsidiaries’ representatives to provide, all cooperation reasonably requested by Parent or Acquisition in connection with the arrangement of debt financing or alternative financing. The merger agreement defines debt financing as financing consisting of (1) the senior secured debt financing to be received from Citigroup Global Markets Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc. pursuant to the debt commitment letter, dated January 7, 2007, between such lenders and Parent, and (2) in the event that Acquisition is unable to complete at the closing of the merger agreement a public offering or a Rule 144A or other private placement offering of senior subordinated notes, bridge financing in the form of senior subordinated increasing rate bridge loans. Any financing obtained to replace any unavailable debt financing is referred to as alternative financing. Parent has agreed to, promptly upon request by USPI, reimburse USPI for all expenses incurred by USPI or its subsidiaries in connection with such cooperation and shall indemnify and hold harmless USPI, its subsidiaries and their respective representatives from and against any and all losses or liabilities suffered or incurred in connection with the arrangement of the debt financing and any information utilized in connection with the debt financing. USPI has also consented to the use of its and its subsidiaries’ logos in connection with the financing obtained by Parent, subject to certain restrictions.

The merger agreement provides for a “marketing period,” which means the first period of 20 consecutive business days after the date of the merger agreement (A) throughout which (1) Parent shall have received certain financial information from USPI customarily included in offering circulars relating to private placements under Rule 144A promulgated under the Securities Act, (2) nothing has occurred and no condition exists that would cause certain closing conditions in the merger agreement not to be satisfied assuming the closing were to be scheduled for any time during such period, and (3) the applicable auditors shall not have withdrawn their audit opinions for any of the financial information provided to Parent by USPI for inclusion in the offering circulars, and (B) at the end of which certain closing conditions in the merger agreement will be satisfied. However, the marketing period may be extended if the financial statements included in the financial information that is available to Parent on the first day of any consecutive 20 business day period would not be sufficiently current on any day during such period for such financial statements to be customarily included in an offering circular or memorandum relating to a private placement under 144A promulgated under the Securities Act. In such instance, if USPI, prior to the end of such consecutive 20 business day period, delivers updated financial information that would be sufficiently current to be included in such materials then, subject to the satisfaction of the conditions set forth in clauses (A) and (B) above, the marketing period shall not end until the later of (x) the last day of such consecutive 20 business day period and (y) 10 business days after Parent has received such updated financial information.

Parent and Acquisition will use reasonable best efforts to arrange the debt financing as promptly as practicable on the terms and conditions described in the debt commitment letter, taking into account the marketing period and the termination date of the merger agreement. In the event that all closing conditions contained in the merger agreement are satisfied or waived (other than with respect to the delivery of officer’s certificates), any debt financing comprised of high yield debt securities shall not be capable of being consummated by the last day of the marketing period and any debt financing comprised of interim or bridge financing to such high yield debt securities is available on the terms and conditions set forth in the debt commitment letter, then Parent and Acquisition must use the proceeds of such interim or bridge financing to replace such high yield financing no later than the last day of the marketing period. If any portion of the debt financing becomes unavailable on the terms and conditions described in the debt commitment letter, then Parent and Acquisition shall use their reasonable best efforts to obtain alternative financing in an amount necessary to replace any such unavailable debt financing as promptly as practicable but in no event later than the last day of the marketing period. However, Parent and Acquisition are not required to obtain alternative financing unless it can be obtained on terms which are in the aggregate not materially less favorable to Parent, the surviving corporation and the stockholders of Parent than the terms of the debt commitment letter (as determined in the reasonable judgment of Parent).

Parent agrees to give the Company prompt written notice of any material breach by any party of the debt commitment letter or the equity commitment letters of which it has knowledge or any termination of such letters. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the debt financing. Subject to certain identified exceptions, neither Parent nor Acquisition shall, without the prior written consent of USPI, agree to or permit any amendment of any of the conditions to the financing as set forth in the debt commitment letter or equity commitment letters or the definitive agreements relating to the financing of the merger. Notwithstanding anything in the merger agreement to the contrary, one or more debt financing letters may be superseded at the option of Parent after the date of the merger agreement but prior to the effective time of the merger by new financing letters which replace existing debt financing letters and/or contemplate co-investment by or financing from one or more other or additional parties. However, the terms of any new financing letters (a) shall not expand upon the conditions precedent to the financing as set forth in the debt financing letters in any material respect, (b) shall not reasonably be expected to delay the closing of the transactions contemplated by the merger agreement, (c) shall not increase the indebtedness to be incurred pursuant to the debt financing by more than 10% of the amount of indebtedness to be incurred as contemplated by the debt financing letters delivered on the date hereof and (d) are no less favorable to Parent, the surviving corporation or Acquisition in any material respect than the terms set forth in the debt financing letters. As used herein, the debt financing letters shall be deemed to include the debt financing letters that are not so superseded at the time in question and the new financing letters to the extent then in effect.

Publicity

Subject to certain identified exceptions, USPI, Parent and Acquisition have agreed to consult with each other before issuing any press release or other public announcement pertaining to the merger, the financing of the merger or the merger agreement except as may be required by applicable law, in which case the party proposing to issue the press release or make the public announcement shall use its reasonable best efforts to consult in good faith with the other parties before any such issuance.

Consents and Approvals; State Takeover Laws

Parent, Acquisition and USPI have agreed to cooperate with one another (1) to determine whether any action by or in respect of, or filing with, any governmental entity is required or any actions, consents, approvals or waivers are required from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations in connection with the consummation of the transactions contemplated by the merger agreement and (2) to seek to timely obtain any such actions, consents, approvals or waivers. Further, each of the parties have agreed to use their reasonable best efforts to promptly file with the FTC and the DOJ any notification required to be filed by it or its ultimate parent company under the HSR Act with respect to the transactions contemplated by the merger Agreement and to respond on a timely basis to any requests for additional information. On January 19, 2007, USPI, Parent and Acquisition made the required filings under the HSR Act with the FTC and the DOJ.

Each of Parent, Acquisition and USPI have agreed to use its reasonable best efforts to resolve any objections or suits threatened or instituted by the FTC, the DOJ or any other applicable governmental entity or any private party challenging any of the transactions contemplated by the merger agreement as violative of any law or which would otherwise prevent, materially impede or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement. USPI and its board of directors have agreed to use their commercially reasonable efforts to exempt the merger from any takeover, business combination, control share acquisition or similar law and, should the merger agreement or merger become subject to any such law, to use their reasonable best efforts to consummate the merger as promptly as practicable on the terms contemplated by the merger agreement and to minimize the effect of such statute or regulation on the merger.

Notification of Certain Matters

Until the earlier of the effective time of the merger or the termination of the merger agreement, USPI, Parent and Acquisition will give prompt oral and written notice to each other of: (a) any written notice or other written communication, or other notice or communication of which certain specified officers of USPI have knowledge, from any person alleging that a consent of such person is or may be required in connection with the transactions contemplated by the merger agreement, (b) notice or communication from any governmental entity in connection with the transactions contemplated by the merger agreement, (c) the notifying party’s failure to comply with or satisfy any covenant, condition or agreement under the merger agreement or the inaccuracy of a representation or warranty made by the notifying party which, individually or in the aggregate, would reasonably be expected to result in the notifying party’s failure to satisfy any condition to its obligations to effect the merger and the transactions contemplated by the merger agreement, or (d) the commencement of any USPI litigation or any other action, suit, arbitration, mediation, appraisal, investigation, inquiry or proceeding against USPI or any other investigation or proceeding which relates to the consummation of the transactions contemplated by the merger agreement, or the issuance of any governmental order affecting USPI, its subsidiaries, any company managed facility, or any of their respective properties or assets, which if pending or issued on or prior to the date of the merger agreement, would have been required to be disclosed pursuant to the merger agreement. Delivery of such notification is for informational purposes and will not limit or otherwise affect the remedies available under the merger agreement.

Employee Benefit Matters

For one year following the effective time of the merger, the surviving corporation will, with respect to each employee of USPI and its subsidiaries who continues to be employed by the surviving corporation and its subsidiaries, referred to as a continuing employee, maintain the base salary and incentive bonus opportunity of each such continuing employee and maintain pension, health and welfare benefits and severance policies that, in the aggregate, are no less favorable than such benefits and policies under USPI’s benefit plans in effect prior to the effective time of the merger. However, the merger agreement does not prevent the surviving corporation or any of its subsidiaries from making any change in the ordinary course of business or as otherwise may be required by law, and it does not require that the surviving corporation or its subsidiaries provide equity based compensation or issue equity of the surviving corporation or Parent after the effective time of the merger. To the extent not paid prior to the effective time of the merger for fiscal year 2006, the surviving corporation will pay such continuing employees their bonuses, if any, in accordance with USPI’s 2006 bonus plan.

To the extent permitted under applicable laws, each employee of USPI or its subsidiaries shall be given credit for all service with USPI or its subsidiaries under all employee benefit plans, programs, policies and arrangements maintained by the surviving corporation and its subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining (1) short-term and long-term disability benefits, (2) severance benefits, (3) vacation benefits and (4) benefits under any retirement plan. Any continuing employee terminated prior to the first anniversary of the effective time of the merger will receive cash severance payments and benefits no less favorable than those payments and benefits the employee would have received under USPI’s employee benefit plans in effect prior to the effective time of the merger.

Consequences of Triggered Rights

During the period from the date of the merger agreement to the effective time of the merger agreement, if any distribution date or shares acquisition date occurs under USPI’s rights agreement (other than as a result of the actions of Parent, Acquisition or their respective affiliates), USPI, Parent and Acquisition shall adjust the per share merger consideration (without any increase in the aggregate merger consideration) to preserve the economic benefit that the parties reasonably expected on the date of the merger agreement.

Stockholder Litigation

USPI shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation brought or threatened against USPI and/or its directors relating to the merger agreement and the transactions contemplated by the merger agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation.   The obligations of USPI, Parent and Acquisition to effect the merger are subject to the satisfaction or waiver (where permitted by law) by each such party prior to the effective time of the merger of the following conditions:

•       the merger agreement must have been adopted at a special meeting of stockholders by the affirmative vote of the holders of a majority of the outstanding shares of USPI common stock entitled to vote;

•       any applicable waiting periods under the HSR Act shall have expired or been terminated; and

•       no governmental order or law shall be in effect that prevents or restricts the merger or the other transactions contemplated by the merger agreement.

Conditions to the Obligation of Parent and Acquisition.   The obligation of Parent and Acquisition to effect the merger is subject to the following conditions, any or all of which may be waived by Parent and Acquisition on or prior to the effective time of the merger, to the extent permitted by law:

•       certain specified representations and warranties of USPI shall be true and correct in all material respects as of the closing date of the merger as though made on and as of such date, and all other representations and warranties of USPI shall be true and correct (provided that any representation or warranty of USPI contained in the merger agreement that is subject to a materiality, material adverse effect or similar qualification shall not be so qualified for purposes of the above) as of the closing date of the merger as though made on and as of such date, except where any failure to be so true and correct would not reasonably be expected to have a material adverse effect. USPI will provide an officers’ certificate to Parent and Acquisition to the effect set forth above;

•       USPI shall have performed in all material respects the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger, and USPI shall provide Parent and Acquisition an officers’ certificate to the effect set forth above; and

•       there shall not have occurred after the date of the merger agreement any material adverse effect with respect to USPI.

Conditions to the Obligation of USPI.   The obligation of USPI to complete the merger is subject to the following conditions, any or all of which may be waived by USPI on or prior to the effective time of the merger, to the extent permitted by law:

•       each of the representations and warranties of Parent and Acquisition that are qualified as to materiality shall be true and correct and all other representations and warranties not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, and Parent and Acquisition shall each provide USPI an officer’s certificate to the effect set forth above; and

•       Parent and Acquisition shall have performed, in all material respects, the obligations required to be performed by them under the merger agreement on or prior to the closing date of the merger, and Parent and Acquisition shall each provide USPI an officer’s certificate to the effect set forth above.

Termination

Under certain circumstances, USPI, Parent and/or Acquisition may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required stockholder approval. Circumstances under which the merger agreement can be terminated include the following:

•       by mutual written consent of USPI, Parent and Acquisition;

•       by Parent or USPI, if (1) a court or other governmental entity issues an order or takes any other action permanently restraining or prohibiting the merger and such order or action is final and non-appealable, (2) the special meeting of the stockholders is held and USPI fails to obtain the approval of the majority of the holders of USPI’s outstanding common stock, or (3) the effective time of the merger does not occur on or before 5:00 p.m. Eastern Standard Time on August 31, 2007, which period Parent may extend to the last day of the marketing period, if the marketing period has commenced and such last day of the marketing period would be a later date;

•       by Parent, if (1) either (a) any representation or warranty of USPI in the merger agreement fails to be true or correct or (b) USPI breaches or fails to comply with any of its obligations under the merger agreement, and in either case the applicable closing conditions in the merger agreement would not be satisfied and such failure or breach is either not curable or is not cured after notice and during a specified cure period, (2) the USPI board of directors or the special committee withdraws or modifies (or publicly proposes to do the same), in any manner materially adverse to Parent or Acquisition, its recommendation or approval of the merger agreement and the merger or recommends, adopts or approves (or publicly proposes to do the same) any alternative acquisition proposal submitted by a third party to acquire USPI, (3) the USPI board of directors fails to recommend to the USPI stockholders that they approve the merger agreement and the merger at the special meeting, or (4) the USPI board of directors or any committee thereof resolves to take any actions in clauses (2) or (3) above; or

•       by USPI, if (1) either (a) any representation or warranty of Parent or Acquisition fails to be true or correct or (b) Parent or Acquisition breaches or fails to comply with its obligations under the merger agreement, and in either case the applicable closing conditions in the merger agreement would not be satisfied and, such failure or breach is either not curable or is not cured after notice and during a specified cure period, (2) at any time prior to its obtaining the requisite stockholder approval, in compliance with the terms specified in the merger agreement, the USPI board of directors resolves to enter into a definitive agreement containing an acquisition proposal by a third party that constitutes a superior proposal under the terms of the merger agreement, or (3) if certain material closing conditions have been satisfied and Parent has failed to consummate the merger no later than five calendar days after the final day of the marketing period.

Amendment

The merger agreement may be amended, modified or supplemented only by written agreement of Parent, Acquisition and USPI at any time prior to the effective time of the merger. After the merger agreement is approved by USPI stockholders, no term or condition in the merger agreement will be amended or modified in any manner that by law requires further approval by USPI stockholders without first obtaining such further stockholder approval.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any agreement or condition contained in the merger agreement. Any agreement by a party to any extension or waiver will be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege under the merger agreement shall operate as a waiver of those rights nor shall any single or partial exercise of rights preclude any further exercise of any right or the exercise of any other right, power or privilege.

Assignment

No party to the merger agreement may assign or otherwise transfer the merger agreement or any of its rights, interests or obligations under the merger agreement without the prior written consent of the other parties to the merger agreement. Any attempted assignment or transfer in violation of such requirement will be null and void.

OTHER IMPORTANT INFORMATION REGARDING USPI

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to USPI. The financial data has been derived from the audited financial statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2005 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in that Form 10-K and Form 10-Q, incorporated by reference into this proxy statement. More comprehensive financial information, including management’s discussion and analysis of financial condition and results of operations, and in other documents filed by USPI with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See “Where You Can Find Additional Information” beginning on page 88.

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except number of facilities and per share data)
Consolidated Statement of Income Data:
Total revenues	$423,083	$353,508	$474,741	$389,530	$310,564	$243,814	$167,043
Equity in earnings of unconsolidated affiliates	21,892	17,221	23,998	18,626	15,074	9,454	5,879
Operating expenses excluding depreciation and amortization	(302,893)	(246,800)	(332,466)	(273,614)	(216,213)	(170,193)	(123,030)
Depreciation and amortization	(25,891)	(22,586)	(31,406)	(27,209)	(22,700)	(19,123)	(18,042)
Operating income	116,191	101,343	134,867	107,333	86,725	63,952	31,851
Other income (expense):
Interest income	3,308	2,881	4,455	1,591	1,015	774	758
Interest expense	(24,599)	(20,268)	(27,708)	(26,720)	(24,863)	(23,307)	(14,834)
Loss on early retirement of debt	(14,856)	—	—	(1,635)	—	—	(5,166)
Other	1,710	537	533	247	733	(11)	133
Income before minority interests	81,754	84,493	112,147	80,816	63,610	41,408	12,742
Minority interests in income of consolidated subsidiaries	(39,221)	(29,446)	(38,835)	(30,441)	(23,959)	(14,809)	(7,339)
Income tax (expense) benefit	(15,526)	(19,911)	(26,173)	(17,867)	(14,934)	(9,923)	1,446
Income from continuing operations	27,007	35,136	47,139	32,508	24,717	16,676	6,850
Earnings (loss) from discontinued operations, net of tax	(5,831)	(114)	155	53,667	5,159	2,924	(4,100)
Net income	$21,176	$35,022	$47,294	$86,175	$29,876	$19,600	$2,750
Net income attributable to common stockholders (a)	$21,176	$35,022	$47,294	$86,175	$29,876	$19,600	$66
Share Data(c):
Net income (loss) per share attributable to common stockholders:
Basic:
Continuing operations	$0.62	$0.82	$1.10	$0.78	$0.61	$0.45	$0.15
Discontinued operations	(0.13)	—	—	1.28	0.12	0.07	(0.15)
Total	$0.49	$0.82	$1.10	$2.06	$0.73	$0.52	$—
Diluted:
Continuing operations	0.59	0.78	$1.05	$0.74	$0.58	$0.43	$0.14
Discontinued operations	(0.12)	—	—	1.22	0.12	0.07	(0.14)
Total	$0.47	$0.78	$1.05	$1.96	$0.70	$0.50	$—
Weighted average number of common shares
Basic shares	43,652	42,870	42,994	41,913	40,699	37,387	27,570
Diluted shares	45,394	44,879	44,977	43,948	42,366	39,085	28,936
Other Data:
Number of facilities operated as of the end of period(b)	137	94	99	87	65	56	41
Cash flows from operating activities	$81,328	$92,169	$107,905	$81,751	$66,206	$46,725	$35,478

	As of September 30,			As of December 31,
	2006	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$(24,015)	$90,946	$87,178	$29,957	$51,412	$40,285
Cash and cash equivalents	25,086	130,440	93,467	28,519	47,571	33,881
Total assets	1,218,251	1,028,841	922,304	870,509	728,758	556,857
Total debt	371,494	286,486	288,485	304,744	276,703	238,681
Total stockholders’ equity	576,713	531,050	474,609	390,655	322,261	226,527

(a)           Includes preferred stock dividends of $2,684 for the year ended December 31, 2001. No preferred stock dividends were declared in 2005, 2004, 2003, or 2002. No common stock dividends were declared or paid in any period.

(b)           Does not include Spanish facilities. Not derived from audited financial statements.

(c)            Share and per share data are adjusted and restated to give effect to a three-for-two stock split effected during 2005.

Ratio of Earnings to Fixed Charges

The following presents USPI’s ratio of earnings to fixed charges for each of the following periods.

	For the Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004
	(Unaudited) (In Thousands)
Income before minority interests and income taxes	$81,754	$84,493	$112,147	$80,816
Adjustments to earnings from unconsolidated affiliates(a)	(6,173)	(4,763)	(9,271)	116
Adjustment for capitalized interest	4	(407)	(669)	(11)
	75,585	79,323	102,207	80,921
Fixed Charges:
Interest expensed and capitalized	26,215	21,836	29,643	26,743
Amortized discounts and capitalized expenses related to debt	729	573	775	1,771
Estimate of interest within rental expense	6,926	4,891	6,969	5,617
Total Fixed Charges	33,870	27,300	37,387	34,131
Total Earnings and Fixed Charges	$109,455	$106,623	$139,594	$115,052
Ratio	3.23	3.91	3.73	3.37

(a)           The ratio of earnings to fixed charges has been computed on a “total enterprise” basis, which requires the Company’s historically reported earnings and other amounts to be adjusted to include unconsolidated majority-owned subsidiaries and the consolidated group’s share of 50%-owned entities, as if all such entities were consolidated. In addition, the rules governing the computation of this ratio require the Company to include only distributed earnings of other unconsolidated affiliates, and to deduct the Company’s equity in the losses of unconsolidated affiliates only when their debt has been guaranteed by the Company, in which case fixed charges associated with the guaranteed debt are included in fixed charges.

Book Value Per Share

Our net book value per share as of December 31, 2006was $13.42, which is substantially below the $31.05 per share cash consideration to be paid in the merger.

Price Range of Common Stock

USPI common stock is quoted on the NASDAQ Global Select Market under the symbol “USPI.” The following table sets forth for the periods indicated the high and low sale prices per share of USPI common stock as reported on the NASDAQ Stock Exchange, the principal market in which the common stock is traded.

	Price
	High	Low
Fiscal Year Ended December 31, 2007
First Quarter (through , 2007)	$	$
Fiscal Year Ended December 31, 2006
First Quarter	$40.29	$32.10
Second Quarter	35.90	28.24
Third Quarter	31.56	23.91
Fourth Quarter	29.39	22.57
Fiscal Year Ended December 31, 2005
First Quarter	46.75	37.08
Second Quarter	53.99	42.75
Third Quarter(1)	56.35	32.25
Fourth Quarter	39.72	31.57
Fiscal Year Ended December 31, 2004
First Quarter	39.87	32.01
Second Quarter	41.15	33.41
Third Quarter	40.00	32.57
Fourth Quarter	36.00	31.63

(1)           On July 18, 2005, the Company effected a 3:2 stock split. The high and low prices for the third quarter of the fiscal year ended December 31, 2005 each occurred prior to the stock split.

USPI has not declared or paid any dividends on its common stock.

On November 13, 2006, the last completed trading day before Welsh Carson X made its proposal to take us private, the high and low sales prices of our common stock were $25.82 and $25.12 per share, respectively, and the closing price was $25.62 per share. On January 5, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low sales prices of our common stock were $28.32 and $27.34 per share, respectively, and the closing price was $27.39 per share. On    , 2007, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our common stock were $    and $   , respectively, and the closing price was $    per share. You are urged to obtain a current market price quotation for our common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of USPI common stock as of January 29, 2007 (unless otherwise noted), for:

•       each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•       each of our current directors and executive officers;

•       all of our directors and executive officers as a group; and

•       the members of the buying group who beneficially own outstanding shares of USPI common stock.

Unless otherwise indicated, the address of each person named in the table below is c/o United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001, and, to USPI’s knowledge, each beneficial owner named in the table has sole voting and sole investment power over the share indicated as owned by such person, subject to applicable community property laws. The percentage listed in the table is calculated based on 44,729,926 shares of USPI common stock outstanding on January 29, 2007. The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

As of January 29, 2007, there were 44,729,926 shares of USPI common stock outstanding held by approximately 146 holders of record.

Name of Beneficial Owner	Number of Shares		Percent of Class(1)
Baron Capital Group, Inc.	4,000,980	(2)	8.94%
Robert Baron
BAMCO, Inc.
Baron Capital Management, Inc.
767 Fifth Avenue
New York, NY 10153
Wasatch Advisors, Inc.	5,125,450	(3)	11.46%
150 Social Hall Avenue
Salt Lake City, UT 84111
T. Rowe Price Associates, Inc.	2,771,750	(4)	6.20%
100 E. Pratt Street
Baltimore, MD 21202
FMR Corp.	5,794,811	(5)	12.96%
82 Devonshire Street
Boston, MA 02109
Donald E. Steen	892,369		2.00
William H. Wilcox	975,014		2.18
Brett P. Brodnax	184,981		*
Mark A. Kopser	349,124		*
Neils P. Vernegaard	81,250		*
John J. Wellik	90,719		*
Joel T. Allison	—		*
John C. Garrett, M.D.	83,125		*
Thomas L. Mills	64,125		*
James Ken Newman	27,000		*
Boone Powell, Jr.	43,124		*
Paul B. Queally	77,784		*
Nancy L. Weaver	12,750		*
Jerry P. Widman	39,000		*
Buying Group Members	77,784	(6)	*
All directors and executive officers as a group (14 persons)	2,920,365		6.53%

*                     Represents beneficial ownership of less than 1%.

(1)           Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of January 29, 2007, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. In addition, we have assumed that all unvested options will be vested within 60 days in connection with the transactions contemplated by the merger agreement. The percentage of shares beneficially owned is based on 44,729,926 shares of common stock outstanding on January 29, 2007.

(2)           Based on information set forth in Amendment No. 5 to Schedule 13G, dated February 14, 2006 (the “Baron 13G”), filed with the SEC by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron. The Baron 13G reflects that (i) BCG has shared voting power with respect to 3,920,880 shares of common stock and shared dispositive power with respect to 4,000,980 shares of common stock, (ii) BAMCO has shared voting power with respect to 3,617,500 of such shares and shared dispositive power with respect to 3,662,500 of such shares, (iii) BCM has shared voting power with respect to 303,380 of such shares and shared dispositive power with respect to 338,480 of such shares and (iv) Ronald Baron has shared voting power with respect to 3,920,880 of such shares and shared dispositive power with respect to 4,000,980 of such shares. BAMCO and BCM, investment advisors, are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. Each of BCG, BAMCO, BCM and Ronald Baron disclaim beneficial ownership of such shares of common stock to the extent such shares are held by persons other than them.

(3)           Based on information set forth in Amendment No. 2 to Schedule 13G, dated June 8, 2006 (the “Wasatch 13G”), filed with the SEC by Wasatch Advisors, Inc. (“WAI”). The Wasatch 13G reflects that WAI has sole voting and dispositive power with respect to 5,125,450 shares of common stock.

(4)           Based on information set forth in Amendment No. 1 to Schedule 13G, dated February 14, 2006 (the “Price 13G”), filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). The Price 13G reflects that Price Associates has sole voting power with respect to 389,100 shares of common stock and sole dispositive power with respect to 2,771,750 shares of common stock. These securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)           Based on information set forth in a Schedule 13G, dated October 10, 2006 (the “FMR 13G”), filed with the SEC by FMR Corp. The FMR 13G reflects that FMR has sole voting and dispositive power with respect to 5,794,811 shares of common stock.

(6)           Represents shares and options to purchase shares held by Paul B. Queally in his individual capacity. Excludes an aggregate of 381,388 shares of USPI common stock directly or indirectly held by certain managing members of the general partner of Welsh Carson X, in each case, in their individual capacity.

Prior Purchases and Sales of USPI Common Stock

Except for the transactions in the following table, there were no transactions with respect to USPI common stock during the past two years effected by any of USPI, Parent, Acquisition, Welsh Carson X, any of the other members of the buying group or any of their respective subsidiaries, affiliates, executive officers, directors or persons controlling such entities. The purchases and acquisitions were pursuant to option exercises or other purchases under USPI’s equity and/or stock purchase plans, unless otherwise indicated. The sales and dispositions were pursuant to gifts, sales on the NASDAQ Global Select Market, private placements and payment of exercise price or tax liability. The members of the buying group, other than Paul Queally, did not make any purchases or sales of common stock during the past two years.

Stockholder	Purchase/ Acquisition (P) or Sale/ Disposition (S)		Quantity		Price		Date
William H. Wilcox	P		11,511		$189,750	(1)	01/03/2005
John. J. Wellik	P		3,221		53,100	(1)	01/03/2005
Brett Brodnax	P		5,016		82,688	(1)	01/03/2005
Mark A. Kopser	P		2,550		42,750	(1)	01/03/2005
Mark C. Garvin	P		3,647		60,125	(1)	01/03/2005
Donald E. Steen	P	(2)	41,665		6.00		02/24/2005
Donald E. Steen	S		41,665		39.385		02/24/2005
John J. Wellik	S		3,221		40.00		02/24/2005
John J. Wellik	S		1,116		40.50		02/25/2005
Mark C. Garvin	S		3,647		41.0179		02/28/2005
David P. Zarin	P	(2)	3,750		17.35		03/04/2005
David P. Zarin	P	(2)	1,250		20.29		03/04/2005
David P. Zarin	S		5,000		42.27		03/04/2005
Brett Brodnax	S		10,000		40.97		03/10/2005
John C. Garrett	P		1,500		—	(3)	04/01/2005
John C. Garrett	P		3,000	(4)	45.61	(5)	04/01/2005
Thomas L. Mills	P		1,500		—	(3)	04/01/2005
Thomas L. Mills	P		3,000	(4)	45.61	(5)	04/01/2005
Boone Powell, Jr.	P		1,500		—	(3)	04/01/2005
Boone Powell, Jr.	P		3,000		45.61	(5)	04/01/2005
David P. Zarin	P		1,500		—	(3)	04/01/2005
David P. Zarin	P		3,000		45.61	(5)	04/01/2005
Paul B. Queally	P		1,500		—	(3)	04/01/2005
Paul B. Queally	P		3,000		45.61	(5)	04/01/2005
John J. Wellik	P	(2)	4,000		13.50		04/28/2005
Mark A. Kopser	P	(2)	10,000		10.50		05/03/2005
John J. Wellik	S		2,000		46.43		05/06/2005
John J. Wellik	S		2,000		47.16		05/10/2005
Mark A. Kopser	S		94		46.45		05/06/2005
Mark A. Kopser	S		10,000		46.45		05/09/2005
Mark C. Garvin	S		424		46.45		05/06/2005
Brett Brodnax	S		188		46.45		05/06/2005
Donald E. Steen	P	(2)	41,665		6.00	(5)	05/11/2005
Donald E. Steen	P		41,665		46.4507		05/11/2005
William H. Wilcox	S		30,000		46.268		05/12/2005
William H. Wilcox	P	(2)	13,330		6.00	(5)	05/12/2005
William H. Wilcox	P	(2)	16,666		6.00	(5)	05/12/2005
Boone Powell, Jr.	P		4,250		20.65	(5)	05/24/2005
Boone Powell, Jr.	S		4,250		48.42		05/24/2005
Donald E. Steen	P		40,000		—	(3)	06/01/2005
William H. Wilcox	P		27,000		—	(3)	06/01/2005

Mark A. Kopser	P		12,000	—	(3)	06/01/2005
Brett Brodnax	P		15,000	—	(3)	06/01/2005
Mark C. Garvin	P		13,000	—	(3)	06/01/2005
John J. Wellik	P		4,000	—	(3)	06/02/2005
Mark C. Garvin	S		1,183	51.75		06/13/2005
Donald E. Steen	P		40,000	—	(3)	06/01/2005
John J. Wellik	P	(2)	5,000	13.77	(5)	08/03/2005
John J. Wellik	S		5,000	37.50		08/03/2005
Donald E. Steen	S		1,083	36.50		08/08/2005
William H. Wilcox	S		812	36.50		08/08/2005
William H. Wilcox	S		1,670	36.50		08/08/2005
James Ken Newman*	P		1,500	37.67		08/10/2005
James Ken Newman*	P		2,250	37.69		08/10/2005
John J. Wellik	S		55	—	(6)	08/22/2005
John C. Garrett	S		1,000	—	(6)	08/25/2005
Thomas L. Mills	P	(2)	6,905	8.00	(5)	08/24/2005
Thomas L. Mills	S		6,905	39.01		08/24/2005
Thomas L. Mills	P	(2)	1,700	8.00	(5)	08/26/2005
Thomas L. Mills	S		1,700	39.00		08/26/2005
Thomas L. Mills	P	(2)	3,894	8.00	(5)	08/29/2005
Thomas L. Mills	S		3,894	39.57		08/29/2005
Donald E. Steen	P	(2)	50,000	7.00		08/29/2005
Donald E. Steen	S		50,000	38.58		08/29/2005
Mark C. Garvin	P	(2)	9,375	9.00		09/12/2005
Mark C. Garvin	P	(2)	3,123	10.00		09/12/2005
Mark C. Garvin	P	(2)	4,377	10.00		09/12/2005
Mark C. Garvin	S		16,875	38.84		09/12/2005
Mark A. Kopser	S		15,000	39.37		09/12/2005
John J. Wellik	P	(2)	2,000	13.77		09/13/2005
John J. Wellik	S		2,000	39.00		09/13/2005
John J. Wellik	S		444	39.00		09/13/2005
Brett Brodnax	S		424	35.94		11/01/2005
Donald E. Steen	S		50,000	35.6273		11/03/2005
John J. Wellik	S		4,500	38.79		11/17/2005
John C. Garrett	S		3,698	38.18		11/18/2005
John C. Garrett	S		6,942	38.06		11/18/2005
John C. Garrett	S		10,000	0	(7)	12/09/2005
Donald E. Steen	P		18,900	210,000	(8)	01/05/2006
William H. Wilcox	P		16,593	184,375	(8)	01/05/2006
William H. Wilcox	P		8,903	212,735	(9)	01/05/2006
John J. Wellik	P		2,895	51,875	(9)	01/05/2006
Brett Brodnax	P		3,617	86,459	(9)	01/05/2006
Mark A. Kopser	P		3,953	42,750	(1)	01/05/2006
Mark A. Kopser	P		2,060	49,219	(9)	01/05/2006
Mark C. Garvin	P		3,812	91,088	(9)	01/05/2006
Mark C. Garvin	S		3,471	36.69		02/24/2006
Donald E. Steen	P	(2)	50,000	7.00	(5)	02/28/2006
Donald E. Steen	S		50,000	35.03		02/28/2006
Mark A. Kopser	S		141	35.37		03/01/2006
John J. Wellik	S		158	35.37		03/01/2006
Mark C. Garvin	S		141	35.37		03/01/2006
Brett Brodnax	S		283	35.37		03/01/2006

William H. Wilcox	S		30,000		35.1952		03/10/2006
John J. Wellik	S		2,895		35.21		03/14/2006
Boone Powell, Jr.	P		2,250		—	(3)	04/03/2006
Boone Powell, Jr.	P		4,500	(4)	35.41	(5)	04/03/2006
John C. Garrett	P		2,250		—	(3)	04/03/2006
John C. Garrett	P		4,500	(4)	35.41	(5)	04/03/2006
Thomas L. Mills	P		2,250		—	(3)	04/03/2006
Thomas L. Mills	P		4,500	(4)	35.41	(5)	04/03/2006
James Ken Newman	P		2,250		—	(3)	04/03/2006
James Ken Newman	P		4,500	(4)	35.41	(5)	04/03/2006
Paul B. Queally	P		2,250		—	(3)	04/03/2006
Paul B. Queally	P		4,500	(4)	35.41	(5)	04/03/2006
Mark C. Garvin	S		495		34.85		04/17/2006
Mark C. Garvin	S		7,800		32.65		05/05/2006
Mark C. Garvin	S		8,341		32,857		05/16/2006
Mark C. Garvin	P	(2)	11,251		13.77	(5)	05/22/2006
Mark C. Garvin	P	(2)	11,250		17.19	(5)	05/22/2006
Mark C. Garvin	P	(2)	7,500		14.00		05/22/2006
Mark C. Garvin	S		30,001		31.32		05/22/2006
Brett Brodnax	P	(2)	13,884		13.77		05/26/2006
Brett Brodnax	P	(2)	21,116		17.19		05/26/2006
Brett Brodnax	S		35,000		32.14		05/26/2006
Neils P. Vernegaard	P		20,000		—	(3)	06/01/2006
Neils P. Vernegaard	P		50,000	(4)	31.18	(5)	06/01/2006
John C. Garrett	S		10,000		31.44		06/02/2006
Donald E. Steen	S		3,174		31.18		06/01/2006
William H. Wilcox	S		3,570		31.18		06/01/2006
Mark A. Kopser	S		1,587		31.18		06/01/2006
Brett Brodnax	S		1,983		31.18		06/01/2006
Mark C. Garvin	S		1,719		31.18		06/01/2006
John J. Wellik	S		529		31.18		06/01/2006
Donald E. Steen	S		1,133		24.37		07/31/2006
William H. Wilcox	S		850		24.37		07/31/2006
John C. Garrett	S		11,000		25.75		08/09/2006
Boone Powell, Jr.	S		1,750		0	(7)	08/21/2006
John C. Garrett	S		11,519		25.7848		08/09/2006
John J. Wellik	S		1,471		28.47		09/14/2006
Nancy Weaver	P		12,750	(4)	23.98	(5)	10/10/2006
Brett Brodnax	S		425		24.95		11/01/2006
Donald E. Steen	P		26,830		217,500	(1)	01/05/2007
Mark A. Kopser	P		2,746		49,219	(9)	01/03/2007

(1)           The shares were acquired pursuant to USPI’s Deferred Compensation Plan. The price represents the deferred amount of the stockholder’s bonus for 2003, which was invested in USPI’s common stock pursuant to the Deferred Compensation Plan at a price equal to 80% of the price of the stock on the first day of 2003. The deferred amount increased or decreased in tandem with the price of USPI’s common stock until the trade date, at which time such amount, net of tax liability, was distributed to the stockholder in shares of USPI’s common stock.

(2)           Acquired upon exercise of options.

(3)           Shares represent a restricted stock award granted pursuant to USPI’s 2001 Equity-Based Compensation Plan.

(4)           Represents the number of shares of USPI’s common stock that may be purchased upon exercise of stock options granted on such date.

(5)           Exercise price of options per share of common stock.

(6)           Shares were gifted to charity for no consideration.

(7)           Shares were given as a gift for no consideration.

(8)           The shares were acquired pursuant to USPI’s Deferred Compensation Plan. The price represents the deferred amount of the stockholder’s bonus for 2002, which was invested in USPI’s common stock pursuant to the Deferred Compensation Plan at a price equal to 80% of the price of the stock on the last day of 2002. The deferred amount increased or decreased in tandem with the price of USPI’s common stock until the trade date, at which time such amount, net of tax liability, was distributed to the stockholder in shares of USPI’s common stock.

(9)           The shares were acquired pursuant to USPI’s Deferred Compensation Plan. The price represents the deferred amount of the stockholder’s bonus for 2004, which was invested in USPI’s common stock pursuant to the Deferred Compensation Plan at a price equal to 80% of the price of the stock on the first day of 2004. The deferred amount increased or decreased in tandem with the price of USPI’s common stock until the trade date, at which time such amount, net of tax liability, was distributed to the stockholder in shares of USPI’s common stock.

DISSENTERS’ APPRAISAL RIGHTS

Under the DGCL, you have the right to demand appraisal in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your common stock of USPI as determined by the Delaware Court of Chancery. USPI stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. USPI will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes USPI’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•       You must deliver to USPI a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•       You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•       You must continuously hold your shares through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of USPI common stock as provided for in the merger agreement if you are the holder of record at the effective time of the merger, but you will have no appraisal rights with respect to your shares of USPI common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Secretary of USPI at 15305 Dallas Parkway, Suite 1600, Addison, Texas, 75001, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform USPI of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of USPI common stock must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to USPI. The beneficial holder must, in such cases, have the owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of USPI common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each USPI stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of USPI common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, USPI stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of USPI common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger and with respect to which demands for appraisal were received by USPI and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

After notice to dissenting stockholders, the Chancery Court will conduct a hearing upon the petition, and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of USPI common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262 of the DGCL, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by the special committee’s financial advisor as described in summary fashion under the heading “Special Factors—Opinion of Financial Advisor.” Although USPI believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of USPI common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its USPI common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, USPI’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consider consulting their legal advisors.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2007 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders. If the merger is not completed and USPI holds a 2007 annual meeting of stockholders, pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, USPI’s management will have discretionary authority to vote on any matter of which USPI does not receive notice by February 14, 2007, with respect to proxies submitted to such 2007 annual meeting of stockholders. Pursuant to Rule 14a-8(e) of the Exchange Act, to be included in the board of director’s solicitation of proxies relating to such 2007 annual meeting, a stockholder proposal must have been received by the secretary of USPI at 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001, by December 11, 2006. Pursuant to USPI’s bylaws, in order to nominate persons for election to the board of directors at the 2007 annual meeting, a stockholder who does not wish to have the nomination included in the proxy statement must have delivered notice, in the form specified in USPI’s bylaws, to the principal executive offices of USPI no earlier than December 1, 2006 and no later than December 31, 2006.

OTHER MATTERS

Other Business at the Special Meeting

Management and the USPI board of directors are not aware of any matters to be presented for action at the meeting other than those set forth in this proxy statement. However, should any other business properly come before the meeting, or any adjournment thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of USPI.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless USPI has received contrary instructions from one or more of the stockholders. USPI will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to the Secretary of USPI at United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas, 75001, telephone: (972) 713-3500. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting USPI at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

USPI files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

USPI’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and USPI’s website at www.unitedsurgical.com. Reports or other information concerning us may also be inspected at the offices of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

Because the merger is a “going private” transaction, USPI, Parent, Acquisition and Welsh Carson have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. Some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below (unless the information is deemed furnished and not filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this proxy statement and before the date of the special meeting:

•       USPI’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on February 28, 2006;

•       USPI’s Definitive Proxy Statement for USPI’s 2006 annual meeting of stockholders, filed with the SEC on March 31, 2006;

•       USPI’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed with the SEC on May 9, 2006;

•       USPI’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed with the SEC on August 3, 2006;

•       USPI’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, filed with the SEC on November 1, 2006;

•       USPI’s Current Reports on Form 8-K, filed on April 13, 2006, April 20, 2006, April 28, 2006, May 4, 2006, May 8, 2006, May 12, 2006, July 14, 2006, July 20, 2006, July 28, 2006, August 8, 2006, September 7, 2006, October 12, 2006, October 26, 2006, November 6, 2006, November 15, 2006 and January 8, 2007; and

•       USPI’s Registration Statement on Form 8-A, as filed with the SEC on June 4, 2001 and as amended by the Form 8-A/A filed with the SEC on January 8, 2007, containing a description of USPI’s common stock.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to USPI to John J. Wellik, the Secretary of USPI at United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600, Addison, Texas, 75001, telephone: (972) 713-3500 or to our proxy solicitor,                              . If you would like to request documents, please do so by           , 2007, in order to receive them before the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated               , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

EXECUTION COPY

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

UNCN HOLDINGS, INC.,

UNCN ACQUISITION CORP.

AND

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Dated as of January 7, 2007

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

EXHIBIT
Exhibit A	Press Release

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2007 (this “Agreement”), is made and entered into by and among UNCN HOLDINGS, INC., a Delaware corporation (“Parent”), UNCN ACQUISITION CORP., a Delaware corporation (“Acquisition”), and UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the recommendation of a special committee (the “Special Committee”) formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby) has deemed it advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the “Merger”) pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has each adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership (“WCAS”), has provided the Company with an executed copy of its limited guarantee (the “Guarantee”);  and

WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1.  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Acquisition shall cease and the Company shall continue as the surviving corporation under the name “United Surgical Partners International, Inc.” (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of the Company and Acquisition in accordance with the DGCL.

1.2.  Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the “Closing”) shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Law (as hereinafter defined)) of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions at Closing) set forth in Article VI (and, in any event, not more than two business days following the satisfaction or waiver of all such conditions), at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York 10111, unless another date, time or place is agreed to in writing by the parties hereto; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, none of the parties hereto shall be required to close prior to the earlier of (i) a date during the Marketing Period (as hereinafter defined) specified by Parent on no less than three business days’ notice to the Company, (ii) the final day of the Marketing Period and (iii) the Termination Date. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

1.3.  Effective Time of the Merger. At Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.4.  Effects of the Merger.

(a)    The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authorities of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(b)   The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(c)    At the Effective Time, (i) the Second Amended and Restated Certificate of Incorporation of the Company shall be amended in its entirety to be the same as the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be United Surgical Partners International, Inc., the provision in the Certificate of Incorporation of Acquisition naming its incorporator shall be omitted and the provisions relating to the Company’s registered agent and indemnification and advancement of expenses and exculpation from liability in the Second Amended and Restated Certificate of Incorporation shall be unchanged from that in effect as of the date hereof, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Time until thereafter amended in accordance with its terms and the DGCL, and (ii) the Amended and Restated Bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the Bylaws of Acquisition as in effect immediately prior to the Effective Time, except that the references to Acquisition’s name shall be replaced by references to United Surgical Partners International, Inc., and, as so amended, shall be the Bylaws of the Surviving Corporation following the Effective Time until thereafter amended in accordance with its terms, the Certificate of Incorporation of the Surviving Corporation and the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES
OF THE COMPANY AND ACQUISITION; EXCHANGE PROCEDURES

2.1.  Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition, the holder of any shares of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), the holder of any shares of common stock, par value $.01 per share, of Parent, or the holder of any shares of common stock, par value $.01 per share, of Acquisition (“Acquisition Common Stock”):

(a)    Common Stock of Acquisition. Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b)   Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition. Each share of Company Common Stock that is owned by Parent or Acquisition or held in the treasury of the Company (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor. For the avoidance of doubt, Excluded Shares shall not include any shares of Company Common Stock held in a rabbi trust for the benefit of any Company Plan (as hereinafter defined) (the “Rabbi Trust Shares”).

(c)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares and Dissenting Shares (as hereinafter defined) shall be canceled and converted into the right to receive in cash an amount equal to $31.05 (the “Merger Consideration”).

(d)   Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to and has validly demanded appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s appraisal rights under the DGCL, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal right pursuant to the DGCL, each Dissenting Share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, settle, offer to settle, or approve any withdrawal of any such demands.

(e)    Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares, but including Rabbi Trust Shares) that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock (a “Certificate”) being converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive a cash amount equal to the Merger Consideration per share multiplied by the number of shares so represented, to be paid in consideration therefor in accordance with Section 2.2(b).

(f)    Certain Adjustments. In the event that after the date hereof and prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

2.2.  Exchange of Certificates.

(a)    Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article II from time to time after the Effective Time. At the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of such surrendered Certificates, for use in the payment of the Merger Consideration in accordance with this Article II, cash sufficient to make all payments pursuant to Section 2.1(c) (such cash consideration being hereinafter referred to as the “Merger Fund”). The Paying Agent shall, pursuant to irrevocable instructions of the Surviving Corporation given on the Closing Date, make payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.

(b)   Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person (as hereinafter defined) who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Merger Consideration as provided herein. Upon surrender to the Paying Agent of such Certificate or Certificates (or effective affidavits of loss in lieu thereof) and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to payment of an amount of cash (payable by check) equal to the Merger Consideration per share multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment is to be remitted to a Person other than the Person in whose name the Certificate surrendered for payment is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration upon such surrender as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

(c)    No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided in this Article II.

(d)   Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration, subject to escheat and abandoned property and similar Laws.

(e)    No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund, as directed by the Surviving Corporation; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide (or cause to be provided) additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(g)    Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

(h)   Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.

2.3.  Effect of the Merger on Company Stock Options; Restricted Shares and Company RSUs. (a)  At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering each of the Company’s equity-based compensation or stock option plans (collectively, the “Stock Plans”) shall use commercially reasonable efforts to take all actions necessary, and obtain any consents necessary, so that all outstanding options to acquire shares of Company Common Stock under the Stock Plans (the “Company Stock Options”) heretofore granted under any Stock Plan shall become fully vested and exercisable at the Effective Time and shall be cancelled in exchange for the right to receive a cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option. Reasonably promptly (but in no event more than five (5) days) after the Effective Time the Surviving Corporation shall pay the holders of Company Stock Options the cash payments specified in this Section 2.3(a).

(b)   At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering each of the Stock Plans shall use commercially reasonable efforts to take all actions necessary, and obtain any consents necessary, so that each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such plans may be amended prior to the Effective Time in accordance with the terms hereof) and, at the Effective Time, the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share in accordance with Section 2.1(c).

(c)    At, or immediately prior to, the Effective Time the Board of Directors of the Company or any committee administering each of the Stock Plans shall use commercially reasonable efforts to take all actions necessary, and obtain any consents necessary, so that all outstanding (as determined by the Board of Directors of the Company or any committee administering each of the Stock Plans) restricted stock units (the “Company RSUs”) granted under any Stock Plan (except with respect to Company RSUs that the holders thereof and Parent shall have otherwise agreed) shall become fully vested at the Effective Time and shall be cancelled in exchange for the right to receive a cash payment by the Surviving Corporation of an amount equal to (i) the Merger Consideration, multiplied by (ii) the number of shares of Company Common Stock subject to such Company RSU. Reasonably promptly (but in no event more than five (5) days) after the Effective Time the Surviving Corporation shall pay the holders of Company RSUs the cash payments specified in this Section 2.3(c).

(d)   The provisions of clause (a) of this Section 2.3 shall not apply to the Company’s Employee Stock Purchase Plan (the “Company ESPP”). The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPP effective as of the Effective Time and all outstanding rights thereunder at the Effective Time. The offering period currently in effect as of the date of this Agreement shall end in accordance with the terms of the Company ESPP and the Board of Directors of the Company or any committee administering the Company ESPP shall use commercially reasonable efforts to take all actions necessary so that no new offering period begins prior to the Effective Time; provided that on the last day of the current offering period, each participant in the Company ESPP will be credited with the number of shares of Company Common Stock purchased for his or her account under the Company ESPP in respect of the offering period in accordance with the terms of the Company ESPP.

(e)    The Stock Plans shall terminate as of the Effective Time, and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall take such actions to ensure that following the Effective Time no holder of a Company Stock Option, Restricted Share or Company RSU or any participant in any Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

(f)    The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options or Company RSUs such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options or Company RSUs in respect of which such deduction and withholding was made by the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.  Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition that, except as set forth in the Company Disclosure Schedule delivered by the Company to Parent and Acquisition concurrently with entering into this Agreement (the “Company Disclosure Schedule”) or as disclosed in reasonable detail in the Company SEC Documents (as hereinafter defined) filed prior to the date of this Agreement:

(a)    Organization, Standing and Power. Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (with respect to jurisdictions that recognize the concept of good standing) and has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where any such failure to be so organized, existing and in good standing or to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or be licensed to do business as a foreign corporation, partnership or limited liability company or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition complete and correct copies of the certificates of incorporation and bylaws of the Company. As used in this Agreement, (i) “Company Material Adverse Effect” shall mean any fact, circumstance, event, change, effect or occurrence (an “Effect”) that would have (A) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, other than, in either case, any Effect resulting from (1) any Effect affecting the United States economy or securities or financial markets generally, (2) any Effect affecting the industry of the Company and its Subsidiaries generally, (3) changes in United States generally accepted accounting principles (“GAAP”), (4) changes in any statute, law, ordinance, rule, regulation, Nasdaq Global Select Market or other stock exchange rule or listing requirement, permit or authorization (collectively, “Laws”), (5) the announcement of this Agreement or the pendency or consummation of the Merger and/or the other transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries, (6) the identity of Parent or any of its affiliates as the acquirer of the Company, (7) the failure by the Company to take any action prohibited by this Agreement, or compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent or Acquisition, or (8) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergence or any escalation thereof, unless, in the case of each of clauses (1), (2) and (4) above, such Effects have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole relative to other participants in the industry in which the Company and its Subsidiaries operate; (ii) “Subsidiary” shall mean, with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held directly or indirectly by such party or (C) of which more than 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party, and (iii) “Person” shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

(b)   Capital Structure.

(i)    The Company. The authorized capital stock of the Company consists of (A) 233,000,000 shares of common stock, par value $.01 per share, of which (1) 30,000,000 shares are designated as Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), (2) 3,000,000 shares are designated as Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), and (3) 200,000,000 shares are designated as Company Common Stock; and (B) 10,053,916 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), of which (1) 31,200 shares are designated as Series A Redeemable Preferred Stock, par value $.01 per share, (2) 2,716 shares are designated as Series B Convertible Preferred Stock, par value $.01 per share, (3) 20,000 shares are designated as Series C Convertible Preferred Stock, par value $.01 per share, and (4) 500,000 shares are designated as Series A Junior Participating Preferred Stock, par value $.01 per share (“Series A Junior Preferred Stock”). As of the close of business on December 31, 2006 (the “Capitalization Date”), 44,701,204 shares of Company Common Stock were issued and outstanding (including 55,748 Rabbi Trust Shares, 15,902 shares to be transferred to the Rabbi Trust upon finalization of certain bonus payments for 2006 and 701,880 Restricted Shares); no shares of Class A Common Stock, Class B Common Stock or Preferred Stock were issued and outstanding; 1,601 shares of Company Common Stock were held in the Company’s treasury; 3,296,248 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; 871,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company RSUs; 200,812 shares of Company Common Stock were reserved for future issuance under the Company ESPP; and there were outstanding rights (“Rights”) with respect to 44,701,204 one one-thousandths of a share of Series A Junior Preferred Stock of the Company under the Rights Agreement dated as of June 13, 2001 between the Company and First Union National Bank (the “Rights Agreement”). Section 3.1(b)(i) of the Company Disclosure Schedule sets forth, as of the date specified thereon, the number of Company Stock Options held by each holder thereof and the exercise price thereof. No bonds, debentures, notes or other indebtedness of the Company having any right to vote with the stockholders of the Company on matters submitted to the stockholders of the

Company (or any such indebtedness or other securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding. Since the Capitalization Date, no shares of capital stock of the Company and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of Company Common Stock issued upon the exercise of Company Stock Options or settlement of Company RSUs, in each case, outstanding on the Capitalization Date. Except as set forth above or with respect to the Rights, the Company ESPP or Stock Plans, there are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards. Except as set forth above or with respect to the Rights, the Company ESPP or Stock Plans, there are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of the Company or securities convertible into, or exercisable or exchangeable for equity securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, put, warrant, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights.

(ii)   Agreements Relating to Capital Stock. Except as set forth in this Agreement, there are not as of the date hereof any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. The Company is not a party to any registration rights agreements, stockholders’ agreements or voting agreements.

(iii)  Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company, their respective jurisdictions of organization and the percentage of equity interests in each such Subsidiary held directly or indirectly by the Company. All outstanding shares of capital stock of, or other ownership interests in, the Subsidiaries of the Company that are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, are free and clear of all pledges, liens, hypothecations, claims, charges, security interests or other encumbrances of any kind (collectively, “Liens”). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable (it being acknowledged by the parties that the organizational documents of certain of the Subsidiaries include capital call provisions) and no such shares or other ownership interests have been issued in violation of any preemptive or similar rights. No shares of capital stock of, or other ownership interests in, any Subsidiary of the Company are reserved for issuance. There are no outstanding securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of or equity interests in any Subsidiary of the Company or any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards. There are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Subsidiary of the Company or securities convertible into, or exercisable or exchangeable for equity securities of any Subsidiary of the Company or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, put, warrant, call, right, commitment or agreement.

(iv)  Investments. Except for the capital stock or other ownership interests of its Subsidiaries, and except as set forth on Section 3.1(b) of the Company Disclosure Schedule, as of the date hereof, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or other ownership interest or securities convertible into or exchangeable for capital stock or other equity interest in of any other Person or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(v)    Company Managed Facilities. Section 3.1(b) of the Company Disclosure Schedule contains a complete and accurate listing as of the date hereof of each Person with which the Company or a Subsidiary of the Company has entered into a management services or similar agreement to provide facility management and related services (each a “Company Managed Facility”) and the percentage of equity interests in each such Company Managed Facility held directly or indirectly by the Company.

(c)    Authority; No Violations; Consents and Approvals.

(i)    The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote thereon (such vote being hereinafter referred to as the “Required Vote”) (the “Company Stockholder Approval”), to perform its obligations under this Agreement. The Company’s execution and delivery of this Agreement and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not (A) conflict with or violate any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of (x) the Company or (y) any of its Subsidiaries, (B) conflict with, or result in any breach or violation of, or default (with or without notice or the lapse of time, or both) under, or the loss of any benefit under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, or the creation of any Lien under (any of the foregoing, a “Violation”), any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Company Plan (as hereinafter defined), Company Permit (as hereinafter defined), or other agreement, obligation, instrument, concession, franchise or license to which the Company, any Subsidiary of the Company or, to the knowledge of the Company, any Company Managed Facility, is a party or by which any of their respective properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) have been obtained and all filings and other obligations described in Section 3.1(c)(iii) have been made or fulfilled, conflict with or violate any Laws or Orders (as hereinafter defined) applicable to the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Managed Facilities, or their respective properties or assets, except, in the case of clauses (A)(y), (B) and (C) only, for any Violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, an “Order” shall mean any writ, judgment, decree, award, consent decree, waiver, stipulation, consent, settlement agreement, subpoena, complaint, citation, notice, summons, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a “Governmental Entity”).

(iii)  No consent, approval, franchise, license, certificate of need, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any Governmental Entity, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (B) the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing of a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Special Meeting (as hereinafter defined) in accordance with Regulation 14A under the Exchange Act (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the “Proxy Statement”) and a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) relating to the Merger and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate documents, if any, with the relevant authorities of other states in which the Company does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or Nasdaq Global Select Market listing requirements, (E) the filing by the Subsidiaries of the Company of CMS Form 855Bs and (F) such other consents, approvals, franchises, licenses, certificates of need, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)   Disclosure Documents. The Company has filed all reports, forms, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2004 (all such forms, reports, statements, certificates and other documents filed since December 31, 2004, with any amendments or supplements thereto, collectively, the “Company SEC Documents”), each of which as finally amended prior to the date of this Agreement, complied as to form in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, as of the date filed with the SEC. None of the Company SEC Documents contained, when filed with the SEC and, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent and Acquisition true and complete copies of all comment letters received by the Company from the SEC since December 31, 2005, together with all written responses of the Company thereto. As of the date hereof, to the knowledge of the Company, there are no outstanding or unresolved comments in such comment letters and none of the Company SEC Documents is the subject of any ongoing review by the SEC. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with the published rules and regulations of the

SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to the absence of notes and to year-end audit adjustments and any other adjustments described therein). The management of the Company has (i) established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e)    Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, on the date it is first mailed to the holders of the Company Common Stock or on the date (the “Meeting Date”) of the related Special Meeting (or at the time of any amendment or supplement thereof), or in the case of the Schedule 13E-3, on the date that it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Acquisition (or their respective affiliates) for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(f)    Compliance. The conduct by the Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities, of their respective businesses has been since December 31, 2003 and is in compliance with all applicable Laws (including the Sarbanes Oxley Act of 2002), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All billings by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Managed Facilities, pursuant to any third party payor arrangements have been made in compliance with all applicable Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There has been no over-billing or over-collection by the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Managed Facilities pursuant to any third party payor arrangements, other than as created by routine adjustments and disallowances made in the ordinary course of business by the third party payors with respect to such billings, except where such over-billings or over-collection would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)    Company Permits. The Company and its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities hold all of the permits, licenses, variances, exemptions, orders,

franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the businesses of the Company, its Subsidiaries and the Company Managed Facilities (each a “Company Permit”), and are in compliance with the terms thereof, except where the failure to hold such Company Permit or to be in compliance with the terms thereof has not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Managed Facilities has notice of any action pending or threatened by any Governmental Entities to revoke, withdraw or suspend any Company Permit and no event has occurred or will occur in connection with the consummation of the transactions contemplated by this Agreement which, with or without the giving of notice, the passage of time, or both, has resulted in or would reasonably be expected to result in a Violation, Order or deficiency with respect to or a revocation, withdrawal or suspension of any Company Permit, except for any such action or event that has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)   Litigation; Inspections and Investigations, Etc. There is no claim, suit, action, arbitration, mediation, audit, investigation, inquiry or other proceeding of or before a Governmental Entity in any forum pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, any Company Managed Facility or any Person that the Company, its Subsidiaries, or any Company Managed Facility has agreed to defend or indemnify in respect thereof  (“Company Litigation”), except for any Company Litigation the resolution of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order outstanding against the Company or any of its Subsidiaries or affecting any of their properties, assets or business operations, and, to the knowledge of the Company, there is no Order outstanding against any Company Managed Facility or affecting any of their respective properties, assets or business operations, in each case, the operation or effect of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company, its Subsidiaries and any affiliated, combined or unitary group of which any such corporation or other entity is a member (A) has duly filed with the appropriate taxing authority all tax returns, reports, declarations, estimates, information returns and statements, including any related schedules, attachments or other supporting information and including any amendment thereto (“Tax Returns”) required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns are true, correct and complete; (B) has duly paid in full (or the Company has paid on its behalf) or made adequate provision in the Company’s accounting records for all taxes for all past and current periods for which the Company or any of its Subsidiaries is liable; and (C) has complied with all applicable Laws relating to the payment and withholding of taxes and has timely withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over; (ii) the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof reflect adequate reserves for all taxes payable by the Company and its Subsidiaries with respect to all taxable periods and portions thereof ended on or before the period covered by such financial statements; (iii) no federal, state, local or foreign tax audits or other administrative proceedings or other court proceedings are currently pending with respect to the Company or any of its Subsidiaries; (iv) no deficiencies for any taxes have been proposed, asserted or assessed, or to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries pursuant to any such audit or proceeding involving the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has executed (or will execute prior to the Effective Time) any closing agreement pursuant to

Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax Law that relates to the assets or operations of the Company or any of its Subsidiaries and that will be applicable to periods following the Closing; (vi) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of liability for any taxes; (vii) to the knowledge of the Company, none of the Company or any of its Subsidiaries has any liability for the taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise; and (viii) none of the Company or any of its Subsidiaries (A) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any similar provision of state or local law) except to the extent required by the consummation of the transactions provided for in this Agreement or (B) is a party to any “tax shelter” transaction that is reasonably likely to give rise to a penalty under Section 6662(d) of the Code. As used in this Agreement the term “taxes” includes all domestic or foreign federal, state or local income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, license and governmental fees or other like assessments including obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties, fines or additional amounts imposed by any taxing authority or additions to tax.

(j)     Pension and Benefit Plans; ERISA.

(i)    Section 3.1(j) of the Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other material plan, program, agreement or arrangement, including pension, health, disability, accident, medical, insurance, vacation or sick pay policy, fringe benefit plan, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, and any compensation, retention, change in control, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its Subsidiaries for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries  (collectively, the “Company Employees”) or any of their dependents, or with respect to which the Company or any of its Subsidiaries has or may reasonably be likely to have any liability (such plans, programs, policies, agreements and arrangements, collectively, “Company Plans”).

(ii)   With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof together with all amendments (or, if a plan is not written, a written description thereof) and, to the extent applicable, each of the following together with all amendments: (A) any related trust or custodial agreement or other funding instrument, (B) any insurance policy or administrative services agreement, (C) any investment management or investment advisory agreement, (D) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (and if a prototype plan, an opinion letter), if any, received from the IRS, and non-discrimination testing results, (E) any summary plan description, employee handbook or similar employee communication, (F) any material notices, letters or other correspondence from the IRS or the Department of Labor (or any agency thereof) relating to the Company Plan, and (G) for the most recent year (1) the Form 5500 and attached schedules, (2) audited financial statements and (3) actuarial valuation reports, if any.

(iii)  Except as has not had and as would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations (including having all contributions or premium payments required to have been timely made or accrued in accordance with generally accepted accounting principles applied on a consistent basis).

(iv)  No Company Plan is, and neither the Company nor any of its Subsidiaries or any other entity that would be considered as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Sections 414(b) or (c) of the Code (an “ERISA Affiliate”) has any liability or contributes with respect any Company Plan that is, (A) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (C) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, nor, to the Company’s knowledge, has any event occurred nor does any circumstance exist that has given or could give rise to a liability of the Company or any ERISA Affiliate under Title I or Title IV of ERISA or Chapter 43 of the Code that would be reasonably likely to result in a Company Material Adverse Effect.

(v)    With respect to each Company Plan, no claim, suit, action, audit, investigation, inquiry or other proceeding (other than routine claims for benefits in the ordinary course of business) are pending or, to the knowledge of the Company, threatened, that would be reasonably likely to result in a Company Material Adverse Effect.

(vi)  Section 3.1(j) of the Company Disclosure Schedule sets forth a true and complete list of each Company Plan under which the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement could reasonably be expected to (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of (x) any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan, or (y) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(vii) With respect to each Company Plan (other than any Company Plan maintained by a Governmental Entity) that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Benefit Plan”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions used to fund such plan (to the extent permitted by Law) and (y) no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations.

(viii)            With respect to each Company Plan maintained by a Governmental Entity, the transactions contemplated by this Agreement will not subject the Company or any of its Subsidiaries to increased or accelerated funding obligations, except as would not reasonably be expected to have a Company Material Adverse Effect.

(k)   Absence of Certain Changes or Events. Since September 30, 2006, (i) each of the Company, its Subsidiaries and, to the knowledge of the Company, each of the Company Managed Facilities has conducted its business, in all material respects, only in the ordinary course of business consistent with past practice or as otherwise permitted pursuant to this Agreement, and (ii) there has not been any change, event, condition, circumstance or state of facts, individually or in the aggregate, that has had or that would reasonably be expected to have, a Company Material Adverse Effect.

(l)    No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than (i) liabilities reflected in or reserved against in the Company’s financial statements (together with the related notes thereto) filed with the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that were incurred in the ordinary course of business since September 30, 2006.

(m)  Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company each have received the written opinion (or oral opinion to be confirmed in writing) of J.P. Morgan Securities Inc. (the “Financial Advisor”) dated as of the date hereof to the effect that, as of such date, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Parent, Acquisition and their respective subsidiaries and affiliates) is fair from a financial point of view to such holders, and such opinion has not been withdrawn or materially and adversely modified. True and complete copies of all agreements and understandings between the Company and the Financial Advisor relating to the transactions contemplated by this Agreement have been provided by the Company to Parent and Acquisition in connection with and prior to the execution of this Agreement by the parties.

(n)   Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the assets, properties, businesses and operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws (as hereinafter defined), (ii) the Company and its Subsidiaries have obtained and, as currently operating, are in compliance with all permits, licenses, variances, exemptions, orders, franchises, authorizations and approvals necessary under any Environmental Law for the conduct of the business and operations of the Company and its Subsidiaries in the manner now conducted (“Environmental Permits”), (iii) neither the Company nor any of its Subsidiaries has received or is subject to, and none of their respective assets, properties, businesses or operations is subject to, any outstanding Order indicating that the Company or any of its Subsidiaries is liable for a violation of any Environmental Law nor, to the knowledge of the Company, do any facts, circumstances or conditions exist with respect to any real property now or previously owned, leased and/or operated by the Company or by any of its Subsidiaries (“Company Real Property”) that have resulted in a violation of any Environmental Law, and (iv) none of the Company Real Property has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site. As used in this Agreement, (i) the term “Environmental Law” means any applicable Law relating to pollution, the release of or exposure to Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement, and (ii) the term “Hazardous Substances” means (1) any substance that is listed, classified or regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Laws; or (2) any petroleum product or by-product, asbestos, polychlorinated biphenyls, radioactive material or toxic molds.

(o)   Vote Required. The Required Vote is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary (under applicable Law or otherwise) to adopt this Agreement and to consummate the Merger and perform the other transactions contemplated hereby.

(p)   Board Recommendation. The Board of Directors of the Company, acting upon recommendation of the Special Committee, at a duly held meeting has, by the vote of those directors present and not abstaining (i) determined that it is in the best interest of the Company and its stockholders (other than holders of shares of Company Common Stock that are affiliates of Parent), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Special Meeting.

(q)   Intellectual Property. (A) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    With respect to all patents, copyrights, trade secrets, trademarks, trade names, service marks, brand names, trade dress, domain names, urls, and all other proprietary intellectual property rights of any kind or nature, in any form, throughout the world (collectively, “Intellectual Property”) owned by the Company or one of its Subsidiaries or used or exploited in connection with its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the “Company Intellectual Property”) that is owned by the Company or a Subsidiary of the Company (“Company Owned Intellectual Property”), the Company or a Subsidiary thereof is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property, except as set forth on Section 3.1(q) of the Company Disclosure Schedule, free and clear of all Liens (other than licenses granted in the ordinary course of business), and has the sole right to use such Company Owned Intellectual Property in the continued operation of its respective business;

(ii)   With respect to each item of Company Intellectual Property other than Company Owned Intellectual Property (“Company Licensed Intellectual Property”), the Company or a Subsidiary of the Company has the right to use such Company Licensed Intellectual Property in the operation of its respective business in accordance with the terms of the license or other similar agreement governing such Company Licensed Intellectual Property (with which terms all parties to which are in full compliance), all of which licenses or other agreements are, to the knowledge of the Company, valid and enforceable, binding on the Company or a Subsidiary of the Company, on the one hand, and, to the knowledge of the Company, all the other parties thereto, on the other hand,  and are in full force and effect; and no Person has advised the Company or any Subsidiary of the Company in writing of any claimed Violation of the terms of any such licenses or agreements;

(iii)  To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and the use or exploitation of any Company Intellectual Property does not conflict with, infringe upon, violate or constitute a misappropriation of any right, title, interest or goodwill in any Intellectual Property of any other Person, and no Person has advised the Company or any of its Subsidiaries that the conduct of such business or the use or exploitation of any Company Intellectual Property constitutes such a conflict, infringement, violation, interference or misappropriation;

(iv)  To the knowledge of the Company, there has been no conflict, infringement, violation, interference or misappropriation of any Company Intellectual Property by any other Person;

(v)    The Company its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities have each taken reasonable steps, in accordance with normal practice for its industry, (i) to maintain the confidentiality of trade secrets, patient and other personal data, and any other confidential Company Intellectual Property and (ii) to prevent unauthorized access to trade secrets, patient and other personal data, and any other confidential Company Intellectual Property.

(vi)  The Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities are in compliance with all applicable laws regarding the reception, use, maintenance and disclosure of personal and patient data.

(B)   Section 3.1(q)(B) of the Company Disclosure Schedule contains a complete and accurate listing of all Company Owned Intellectual Property that is registered (and all applications for registration) and all other Company Intellectual Property (other than trade secrets) that is material to the assets, properties, business, operations or condition (financial or other) of the Company and its Subsidiaries, taken as a whole.

(r)    Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company or a Subsidiary thereof has good, valid and marketable title to all real property owned by the Company and its Subsidiaries (the “Company Owned Real Property”) and all other material assets owned by the Company and its Subsidiaries, in each case, free and clear of all Liens, except Permitted Liens (as hereinafter defined); (B) there are no leases, subleases, occupancy agreements, options to purchase or rights of first refusal with respect to the Company Owned Real Property; (C) each Company Owned Real Property has direct access to a public road and utilities and services adequate for the operation of each facility provided via public roads or permanent irrevocable easement benefiting such property; (D) the Company or one of its Subsidiaries has a good and valid leasehold interest in each real property leased by the Company and its Subsidiaries (the “Company Leased Property”); (E) to the Company’s knowledge, (1) the Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease or sublease relating thereto, (2) each such lease or sublease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary thereof and of the other parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of, any default (or any condition or event, which, after notice or a lapse of time or both could constitute a default thereunder), and (3) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby or exercised any option or right thereunder or mortgaged or otherwise encumbered any interest in any such lease or leasehold; and (F) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings with respect to the Company Owned Real Property or the Company Leased Real Property. As used in this Agreement, the term “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not materially adversely affect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; and (vi) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on, or materially affect the use or benefit to the owner of, the assets or properties to which they specifically relate.

(s)    Insurance. The Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities are covered by valid and currently effective insurance policies issued in favor of the Company, its Subsidiaries and the Company Managed Facilities that are customary in all material respects for companies of similar size and financial condition in the Company’s industry. All such policies are in full force and effect, all premiums due and payable thereon have been paid and the Company, its Subsidiaries and, to the knowledge of the Company, the Company Managed Facilities have complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company Managed Facilities has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company, any of its Subsidiaries or any of the Company Managed Facilities that there will be a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible or self insurance retention.

(t)    Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) none of the employees of the Company or its Subsidiaries is represented by a union and, to the knowledge of the Company, no union organizing efforts have been conducted or threatened since December 31, 2005 or are being conducted or threatened, (B) neither the Company nor any of its Subsidiaries is a party to or negotiating any collective bargaining agreement or other labor contract, and (C) there is no pending and to the knowledge of the Company, there is no threatened strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.

(u)   Contracts. (A)  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement, commitment, lease, license, arrangement, instrument or obligation, whether written or oral (a “Contract”), (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which constitutes a capital lease or contract or commitment relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), in each case, in excess of $1,000,000; (iii) with any Governmental Entity other than those entered into in the ordinary course of business; (iv) that would (1) limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company to compete in any line of business or with any Person or in any geographic area or during any period of time from and after the Effective Time, (2) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all of any of its material requirements or need in any respect, (3) limit or purport to limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto, or (4) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to market or co-market any products or services of a third party, in each of clauses (1)—(4), except for any such Contract that may be canceled by the Company without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 90 days or less; (v) with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $20,000,000; (vi) which is reasonably likely to involve aggregate annual payments by or to the Company or any Subsidiary of the Company of more than $20,000,000; (vii) that is a joint venture with a third party related to the provision of services by the Company which joint venture would be terminable by such third party upon, or as a consequence of, the consummation of the transactions contemplated by this Agreement; or (viii) all other Contracts the termination or cancellation of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Contract described in clauses (i) through (viii) is referred to herein as a “Material Contract.”

(B)   Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default under (x) any Material Contract or (y) any other Contract that is a management or other similar and related agreement or other Contract between or among Company Managed Facilities or any affiliates thereof, on the one hand, and the Company or any Subsidiaries of the Company, on the other hand (such other Contracts described in this clause (y), the “Management Contracts”), (ii) to the knowledge of the Company, none of the other parties to any such Material Contract or Management Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such Material Contract or Management Contract whether as a termination or cancellation for convenience or for default of the Company or any Subsidiary thereunder.

(v)    Affiliate Contracts and Affiliated Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than Company Managed Facilities or its joint ventures with hospitals existing as of the date hereof), on the other hand,  that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(w)   Rights Agreement Amendment. The Company has entered into an amendment to the Rights Agreement pursuant to which (i) the Rights Agreement and the Rights will not be applicable to the Merger, (ii) the execution of this Agreement and the consummation of the Merger shall not result in a “Distribution Date” (as defined in the Rights Agreement), (iii) consummation of the Merger shall not result in WCAS, Parent, Acquisition or their respective spouses, associates, affiliates, general partners and limited partners or Subsidiaries being an “Acquiring Person” (as defined in the Rights Agreement), result in the occurrence of a “Shares Acquisition Date” (as defined in the Rights Agreement) or otherwise result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached and (iv) the Rights Agreement and the Rights will expire immediately prior to the Effective Time.

(x)    State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state Law (with the exception of Section 203 of the DGCL) applicable to the Company or its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary (i) such that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement and (ii) to approve WCAS, Parent, Acquisition and their respective spouses, associates, affiliates, general partners and limited partners and Subsidiaries, or any combination thereof, becoming “interested stockholders” (within the meaning of Section 203 of the DGCL), in connection with negotiating and entering into agreements or otherwise having arrangements or understandings, in each case among themselves solely in connection with the participation of all or any of them in the transactions contemplated by this Agreement and/or the ownership of Parent.

(y)    No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, each of Parent and Acquisition acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, its Subsidiaries or the Company Managed Facilities or with respect to any other information provided to Parent or Acquisition in connection with the transactions contemplated hereunder. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Acquisition or any other Person resulting from the distribution to Parent or Acquisition, or Parent’s or Acquisition’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Acquisition in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement or otherwise, unless any such information is expressly included in a representation or warranty contained in this Agreement.

3.2.  Representations and Warranties of Parent and Acquisition. Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

(a)    Organization, Standing and Power. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where any such failure to be so organized, existing and in good standing or to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as hereinafter defined). Parent owns beneficially and of record all of the outstanding capital stock of Acquisition free and clear of all Liens (other than Liens created pursuant to the Debt Financing (as hereinafter defined)).

(b)   Authority; No Violations; Consents and Approvals.

(i)    Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. Each of Parent’s and Acquisition’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against them in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(ii)   The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not (A) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or Acquisition, (B) conflict with, or result in any Violation of any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(b)(iii) have been obtained and all filings and obligations described in Section 3.2(b)(iii) have been made or fulfilled, conflict with or violate any Laws or Orders applicable to Parent or Acquisition or their respective properties or assets, except, in the case of clauses (B) and (C) only, for any Violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of

Parent or Acquisition to perform its obligations under this Agreement (a “Parent Material Adverse Effect”).

(iii)  No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement by Parent or Acquisition or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) compliance with the applicable requirements of the HSR Act, (B) the applicable requirements of the Exchange Act, including the filing of the Schedule 13E-3 relating to the Merger and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws, and (E) such other consents, approvals, franchises, licenses, certificates of need, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Information Supplied. None of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock or on the Meeting Date, and none of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Parent and Acquisition are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company (or any of its affiliates) for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(d)   Litigation.  As of the date hereof, there are no suits claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent, Acquisition or any other of its Subsidiaries, if any, other than any such suit, claim, action, proceeding or investigation that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries are subject to any Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(e)    Ownership of Company Common Stock. As of the date of this Agreement, none of Parent, Acquisition or their respective controlled affiliates owns, directly or indirectly, beneficially or of record, any shares of Company Common Stock and none of Parent, Acquisition or their respective controlled affiliates holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

(f)    Limited Operations of Parent and Acquisition. Parent and Acquisition were each formed on December 29, 2006 solely for the purpose of engaging in the transactions contemplated hereby. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred any obligations or liabilities or engaged in any business activities.

(g)    Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Acquisition (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Acquisition necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

(h)   Financing. Parent has received a fully executed commitment letter, dated as of the date hereof (the “Debt Commitment Letter”) from Citigroup Global Markets Inc., Lehman Brothers Commercial Bank and Lehman Brothers Inc. (the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition (i) senior secured debt financing and (ii) in the event that Acquisition is unable to complete at the Closing a public offering or a Rule 144A or other private placement offering of senior subordinated notes, bridge financing in the form of senior subordinated increasing rate bridge loans, in each case, in the amounts set forth therein (such financing described in the Debt Commitment Letter, the “Debt Financing”). In addition, Parent has received the fully executed commitment letters (collectively, the “Equity Commitment Letters” and together with the Debt Commitment Letter, the “Financing Letters”), dated as of the date hereof from WCAS and WCAS Capital Partners IV, L.P. (“WCAS CP IV”), respectively, pursuant to which WCAS and WCAS CP IV have committed, subject to the terms and conditions set forth in the respective Equity Commitment Letters, to provide to Parent cash in the amounts set forth therein in exchange for shares of capital stock (and in the case of, WCAS CP IV, senior subordinated notes) of Parent (such amounts provided in exchange for shares of capital stock of Parent, the “Equity Financing” and together with the Debt Financing and the other amounts described in the Equity Commitment Letters, the “Financing”). True and complete copies of the Financing Letters have been furnished to the Company. As of the date of this Agreement, (i) none of the Financing Letters has been amended or modified, and (ii) the respective commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. Each of the Equity Commitment Letters, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Acquisition and, to the knowledge of Parent, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Equity Commitment Letters and neither Parent nor Acquisition has any reason to believe that it will be unable to satisfy by the Termination Date any term or condition of closing to be satisfied by it contained in the Equity Commitment Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquisition under any term or condition of the Debt Commitment Letters. As of the date of this Agreement, neither Parent nor Acquisition has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in the Financing Letters. Parent has fully paid any and all commitment fees or other fees incurred in connection with the Financing Letters that have become due and payable. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Letters, will provide funds at the Closing and at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement and any fees and expenses payable under the Equity Commitment Letters.

(i)    Solvency. As of the Effective Time, assuming (i) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (or waiver of such conditions) and (ii) that the representations and warranties of the Company contained in this Agreement (and the bring down thereof in any certificate delivered by the Company pursuant to Section 6.2(a)) are true and correct in all respects (without giving effect to any knowledge, materiality, Company Material Adverse Effect or similar qualifier), and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any Alternative Financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in the Debt Financing Letters and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent (as hereinafter defined). For the purposes of this Section 3.2(i), the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (x) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (y) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(j)     Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee executed by WCAS. The Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of WCAS, enforceable in accordance with its terms.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.  Affirmative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Section 4.2 of the Company Disclosure Schedule or as otherwise expressly required or contemplated by this Agreement (including Section 4.2) or (ii) to the extent that Parent shall otherwise consent in writing (which shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to:

(a)    carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted; and

(b)   use reasonable best efforts to (i) preserve substantially intact its business organization and goodwill, (ii) retain the services of its officers and key employees and (iii) preserve intact its relationships with customers, suppliers and Persons with which the Company or its Subsidiaries have significant business relationships.

4.2.  Negative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Section 4.2 of the Company Disclosure Schedule or as otherwise expressly required or contemplated by this Agreement, (ii) as required by Law or (iii) to the extent that Parent shall otherwise consent in writing (which shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    (i) declare, set aside or pay dividends on, or make other distributions (whether in cash, stock or property) in respect of, any capital stock or other equity interests of the Company or any of its Subsidiaries (other than cash dividends and distributions by any Subsidiary of the Company to the equity holders of such Subsidiary on a pro rata basis in the ordinary course of business), or set aside funds therefor, (ii) adjust, split, combine or reclassify any capital stock or other equity interests of the Company or any of its Subsidiaries, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock or other equity interests of the Company or any of its Subsidiaries, or (iii) except (A) as required pursuant to Material Contracts existing as of the date hereof to which the Company or any of its Subsidiaries is a party or (B) the purchase or redemption of equity interests of the Company’s Subsidiaries in the ordinary course of business consistent with past practice, purchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other equity interests of the Company or any of its Subsidiaries, or set aside funds therefor (except for the acquisition of shares of Company Common Stock tendered by employees or former employees  in connection with a cashless exercise of Company Stock Options or in order to pay taxes in connection with the exercise of Company Stock Options or the lapse of restrictions in respect of Restricted Shares or the settlement of Company RSUs, in each case, pursuant to and to the extent permitted by Company Plans);

(b)   Except for (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, the settlement of Company RSUs or in connection with other stock-based awards outstanding as of the date hereof, in each case in accordance with the terms of any Company Plan or the Company ESPP,  (B) issuances in accordance with the Rights Plan, (C) as required pursuant to Material Contracts existing as of the date hereof to which the Company or any of its Subsidiaries is a party, (D) in connection with the hiring of any new employees at the Company, any Subsidiary of the Company or any Company Managed Facility consistent with past practices, (E) issuances of equity interests in Subsidiaries of the Company to physician investors in the ordinary course of business consistent with past practice, or (F) the issuances of Rabbi Trust Shares pursuant to the terms of the Company’s Deferred Compensation Plan, (i) issue, deliver, hypothecate, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or (ii) amend the terms of any outstanding debt or equity security (including any Company Stock Option, Restricted Share or Company RSU) or any Company Plan other than as required pursuant to Section 2.3 hereunder;

(c)    amend or propose to amend its certificate or articles of incorporation or bylaws (or other organizational documents), except for amendments to any such organizational documents of Subsidiaries of the Company that are entered into in the ordinary course of business consistent with past practice;

(d)   (i)  merge or consolidate with, or acquire any interest in, any Person or division or unit thereof, other than (A) for acquisitions, pursuant to Material Contracts existing as of the date hereof, of interests in Subsidiaries, Company Managed Facilities or any other Person in which the Company or any of its Subsidiaries or any joint ventures to which either is a party and has an interest as of the date hereof, (B) for acquisitions of inventory, equipment and raw materials in the ordinary course of business and consistent with past practice or as required by Material Contracts existing as of the date hereof or (C) for acquisitions having a value of less than $20,000,000 in the aggregate, (ii) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person other than (A) loans or advances to, or investments in, Subsidiaries of the Company, Company Managed Facilities or any other Person in which the Company or any of its Subsidiaries or any joint ventures to which either is a party existing on the date of this Agreement in the ordinary course of business consistent with past practice or pursuant to Material Contracts with any such Person in effect as of the date hereof or (B) extensions of credit from the Company to its Subsidiaries on arms’ length terms in the ordinary course of business consistent with past practice, or (iii) consummate any acquisitions contemplated by the Master Purchase Agreement entered into as of December 30, 2005, by and among the Company and the other parties thereto;

(e)    sell, lease, license, encumber or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its assets, other than (A) sales of inventory and other assets in the ordinary course of business consistent with past practice or as required by Material Contracts existing as of the date hereof, (B) sales of equity interests in Persons in which the Company or its Subsidiaries own an equity interest to health systems or other joint venture partners in the ordinary course of business consistent with past practice, or (C) other dispositions so long as the aggregate value of all assets so disposed does not exceed $20,000,000;

(f)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution (other than with respect to immaterial Subsidiaries of the Company);

(g)    except for increases in the compensation of employees (other than employees who are directors or executive officers) made in the ordinary course of business and consistent with past practice, and except as may be required by applicable Law or pursuant to any Company Plan existing on the date of this Agreement, (i) grant to any current or former director, officer, key employee or consultant any increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing employment, consulting, indemnification, change of control, severance or termination agreement with any current or former director, officer, employee or consultant (provided, however, that the Company or any of its Subsidiaries may enter into severance agreements with employees (other than employees who are directors or officers or key employees of the Company or any of its Subsidiaries) in the ordinary course of business consistent with past practice) or (iii) establish, adopt or become obligated under any new Company Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Company Plan or arrangement in existence on the date hereof;

(h)   (i)  assume, incur, endorse or guarantee any indebtedness for borrowed money, other than (A) in connection with drawdowns in the ordinary course of business with respect to existing credit facilities that are Material Contracts existing as of the date hereof, (B) in connection with the refinancing of indebtedness of Subsidiaries of the Company outstanding under instruments existing on the date hereof on terms no less favorable to the Company than the terms of such indebtedness being refinanced (provided that the amount of indebtedness outstanding under such instruments following such refinancing shall not be greater than the amount of outstanding indebtedness being so refinanced), (C) in respect of indebtedness between the Company and one of its Subsidiaries, on the one hand, and any of its other Subsidiaries, on the other hand, or (D) indebtedness not in excess of $10,000,000 in the aggregate, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iii) endorse or guarantee any other obligations of any other Person, except as required pursuant to Material Contracts existing as of the date hereof or (iv) enter into any “keep well” or other agreement to maintain the financial condition of any other Person or any other agreement having the same economic effect;

(i)    other than as required by SEC guidelines or GAAP, revalue any material assets or make any material changes with respect to accounting policies, procedures and practices or to change its fiscal year;

(j)     settle or compromise any pending or threatened claims, litigations, arbitrations or other proceedings (A) involving potential payments by the Company or any of its Subsidiaries (not otherwise covered by insurance) of more than $1,000,000 in the aggregate, (B) that admit liability or consent to non-monetary relief such as to prohibit or materially prevent the Company and its Subsidiaries from operating their business as they have historically, or (C) the settlement or compromise of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(k)   waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality agreement to which the Company or any of its Subsidiaries is a party, except for (i) waivers or modifications of any standstill provisions contained in any such agreement, (ii) modifications to any such agreement existing on the date hereof which cause such agreement to qualify as an Acceptable Confidentiality Agreement (as hereinafter defined) and (iii) to the extent such an agreement is an Acceptable Confidentiality Agreement as of the date hereof, modifications to such agreement which do not cause such agreement to no longer qualify as an Acceptable Confidentiality Agreement;

(l)    except in a manner consistent with past practice or as required by Law (i) make or rescind any material tax election, (ii) settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy, in each case relating to a material amount of taxes or (iii) make any material change to its method of reporting income, deductions or other tax items for tax purposes;

(m)  enter into any new line of business;

(n)   make any capital expenditures, except for (i) capital expenditures specifically contemplated by the Company’s 2007 budget as made available to Parent and Acquisition prior to the date of this Agreement or (ii) any other capital expenditures which do not exceed $3,000,000 in the aggregate;

(o)   enter into any Contracts of the type described in Section 3.1(u)(A)(iv);

(p)   modify, amend, cancel or terminate any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(q)   (i)  except to the extent that the Board of Directors of the Company deems necessary in connection with the entering into of a Permitted Alternative Agreement (as hereinafter defined) in compliance with the provisions of this Agreement, redeem the Rights, or amend or modify or terminate the Rights Agreement, (ii) permit the Rights to become nonredeemable at the redemption price currently in effect (other than as a result of a third party becoming an Acquiring Person (as defined in the Rights Agreement) or otherwise triggering a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement)), or (iii) take any action which would allow any Person other than Parent or Acquisition or any of their affiliates to become the “Beneficial Owner” (as defined in the Rights Agreement) of 15% or more of the Company Common Stock without causing a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person; or

(r)    agree to or make any commitment, whether orally or in writing, to take any actions prohibited by this Section 4.2.

4.3.  Conduct of Business of Parent and Acquisition Pending the Merger. Each of Parent and Acquisition agrees that, from the date of this Agreement to the Effective Time, it shall use reasonable best efforts to not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Acquisition to consummate the Merger or other transactions contemplated by this Agreement.

4.4.  No Control of Other Party’s Business. Except as expressly provided herein, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.  Access to Information; Confidentiality.

(a)    During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including prospective lenders involved in the Financing or any Alternative Financing (as hereinafter defined) (and their officers, employees, counsel and advisors)), during normal business hours, reasonable access, consistent with applicable Law, to all of the Company’s and its Subsidiaries’ properties, books, records, leases, contracts, commitments, officers and employees as such Persons may from time to time reasonably request. In addition, the Company shall use its reasonable best efforts to provide such Persons, if so requested, with reasonable access to its accountants, counsel and other representatives. Notwithstanding the foregoing, Parent and the prospective lenders shall use their reasonable best efforts to conduct any such investigation or consultation in such a manner as not to unreasonably interfere with the business or operations of the Company or its Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. It is agreed that the parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the previous sentence apply. The Confidentiality Agreement dated October 4, 2006 between WCAS and the Company (the “Confidentiality Agreement”), has applied and shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.

(b)   During the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, promptly make available to the Company (i) a copy of each report, schedule, registration statement and other document filed by it with the SEC, or received by it from the SEC, during such period, and (ii) such other information concerning its business, properties and personnel as may be reasonably requested.

5.2.  No Solicitation.

(a)    Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on February 17, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (the “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Company Acquisition Proposals (including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and (ii) enter into and maintain or continue discussions or negotiations with any Person or group of Persons with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b)   Subject to Sections 5.2(c), 5.2(d) and 5.2(e), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall not direct, authorize or permit any of its Subsidiaries or any of their Representatives, and shall be responsible for any non-compliance with the following provisions by any of the foregoing, to, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (C) exempt any Person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply. Subject to Sections 5.2(c), 5.2(d) and 5.2(e) and except with respect to any Company Acquisition Proposal received prior to the No-Shop Period Start Date and with respect to which the requirements of Sections 5.2(c)(i), (ii) and (iii) have been satisfied as of the No-Shop Period Start Date (any such Person submitting such a Company Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the Board of Directors of the Company or the Special Committee no later than the later of (i) the No-Shop Period Start Date and (ii) the business day following the date on which the Company received such Excluded Party’s written Company Acquisition Proposal (it being understood, that following the No-Shop Period Start Date until such time as the Board of Directors of the Company or the Special Committee determines that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 5.2(c)), on the No-Shop Period Start Date the Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal. The Company shall promptly inform its Subsidiaries and its and their Representatives of the obligations under this Section 5.2(b).

(c)    Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to obtaining Company Stockholder Approval, (i) the Company has received a written Company Acquisition Proposal from a third party not solicited in violation of this Section 5.2 that the Board of Directors of the Company or Special Committee determines in good faith to be bona fide, (ii) the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its outside counsel, the Board of Directors of the Company or the Special Committee determines in good faith that the failure to take such action could violate its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the

Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (A) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 5.2(b) or this Section 5.2(c), prior to obtaining Company Stockholder Approval, the Company shall be permitted to take any actions described in clauses (x) and (y) of the foregoing sentence  with respect to any Excluded Party. Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law. Within 48 hours of the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent a written summary of the material terms and conditions of each Company Acquisition Proposal received from any Excluded Party.

(d)   Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent and Acquisition), or publicly propose to withdraw (or modify in a manner adverse to Parent and Acquisition), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof that the stockholders of the Company adopt this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (any action described in this clause (A) and (B) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining Company Stockholder Approval,  the Board of Directors of the Company may make an Adverse Recommendation Change (regardless of whether or not in connection with a Company Acquisition Proposal) if the Board of Directors (or the Special Committee, as applicable) determines in good faith (after consultation with outside counsel) that failure to take such action could violate its fiduciary duties under applicable Law. In addition, notwithstanding anything to the contrary in this Agreement, the Company shall not be prohibited from entering into a Permitted Alternative Agreement (as hereinafter defined) in accordance with and subject to Section 5.2(e).

(e)    Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining Company Stockholder Approval, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company or the Special Committee determines in good faith (after consultation with its independent financial advisors and outside counsel) constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (ii) below, the Board of Directors of the Company or the  Special Committee may (x) effect an Adverse Recommendation Change and/or (y) cause the Company to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (a “Permitted Alternative Agreement”) if the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with outside counsel, that the failure to take such action could violate its fiduciary duties under applicable Law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee (as hereinafter defined) payable pursuant to Section 5.3(b); and provided, further, that on or after 12:01 a.m. (EST) on January 23, 2007, the Board of Directors may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless: (i) the Company shall have provided prior written notice to Parent and Acquisition, at least five days in advance (the “Notice Period”), of its intention to effect an Adverse Recommendation Change in response to such Superior Proposal or enter into such a Permitted Alternative Agreement, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (ii) prior to effecting such Adverse Recommendation Change or entering into such a Permitted Alternative Agreement, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Acquisition in good faith (to the extent Parent and Acquisition desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Acquisition and to comply with the requirements of this Section 5.2(e) with respect such new written notice, except that the Notice Period shall be reduced to three business days.

(f)    From and after the No-Shop Period Start Date, the Company shall (i) keep Parent generally informed on a current basis (and in any event, within 48 hours of any such material development) of the status of and material developments respecting any inquiries, proposals and/or negotiations (including the identity of each Person making any such inquiry, solicitation or proposal and a summary of the material terms and price in respect of any Company Acquisition Proposal), and (ii) provide notice to Parent of any intent to take any of the actions described in Section 7.1(f) (other than an Adverse Recommendation Change with respect to which the Company has provided notice to Parent pursuant to Section 5.2(e)) (it being understood that the Company shall not be entitled to take any of such actions described in Section 7.1(f) unless and until it provides Parent not less than two business days notice of such proposed action). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(g)    As used in this Agreement, “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the outstanding Company Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

(h)   As used in this Agreement, “Superior Proposal” means a Company Acquisition Proposal that the Board of Directors of the Company or the Special Committee in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel, and after taking into account all appropriate legal, financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal as it deems relevant), (A) would, if consummated, result in a transaction that is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated hereby and (B) is capable of being, and is reasonably likely to be, completed; provided that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority”.

(i)    As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions which are no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement.

5.3.  Fees and Expenses.

(a)    Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company and Parent shall share equally all printing and mailing costs and SEC filing fees in connection with the Proxy Statement and the Schedule 13E-3 related to the transactions contemplated hereby.

(b)   In the event of any termination of this Agreement (i) by Parent under Section 7.1(f), (ii) by the Company under Section 7.1(g) or (iii) by Parent or the Company under Section 7.1(c), 7.1(d) or 7.1(h) if, but only if (in the case of termination under Section 7.1(c), Section 7.1(d) or Section 7.1(h) only) (A) a proposed Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding Company Common Stock shall have been (x) communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the Termination Date (as hereinafter defined) and not withdrawn prior to the Termination Date, in the case of a termination under Sections 7.1(c) or 7.1(d), or (y) publicly announced prior to the Special Meeting and not withdrawn prior to the Special Meeting, in the case of a termination under Section 7.1(h) and (B) within twelve months after such termination pursuant to 7.1(c), 7.1(d) or 7.1(h), the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with respect to, or consummate(s), a transaction that would have constituted a Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding Company Common Stock (the “Subsequent Transaction”), then the Company shall pay to WCAS Management Corporation (“WCAS Management”), the Termination Fee (less the amount of any Parent Expenses (as hereinafter defined) previously paid to WCAS Management by the Company, in the case of termination pursuant to Section 7.1(h)) in cash, by wire transfer of immediately available funds to an account designated by WCAS Management.

(c)    In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.1(c) and (x) all of the conditions set forth in Sections 6.1 and 6.2 were satisfied or waived on the Termination Date (other than the delivery of the officers’ certificates referred to in Sections 6.2(a) and 6.2(b)) and (y) the last day of the Marketing Period has occurred, (ii) Section 7.1(e)(ii) and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions set forth in Sections 6.1 and 6.2 (excluding the delivery of the officers’ certificates referred to in Sections 6.2(a) and 6.2(b)) not to be satisfied on or prior to the Termination Date, or (iii) Section 7.1(i), then Parent shall pay, or cause to be paid, to the Company the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by the Company.

(d)   In the event of any termination of this Agreement by Parent or the Company under Section 7.1(h) under circumstances in which the Termination Fee is not payable at the time of such termination pursuant to this Section 5.3, then the Company shall reimburse WCAS Management as promptly as practicable (but in any event within two business days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its affiliates after October 4, 2006 and prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”); provided that in no event shall the amount of Parent Expenses to be reimbursed by the Company hereunder exceed $5,000,000. Notwithstanding anything in this paragraph (d) to the contrary, the existence of circumstances that could require the Termination Fee to become subsequently payable by the Company pursuant to Section 5.3(b)(iii) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 5.3(d) and the payment by the Company of the Parent Expenses pursuant to this Section 5.3(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 5.3(b)(iii) except to the extent indicated in this Section 5.3. Any Parent Expenses reimbursed by the Company pursuant to this Section 5.3(d) shall be made in cash, by wire transfer of immediately available funds to an account designated by WCAS Management.

(e)    The Company shall pay the Termination Fee to WCAS Management (x) in the case of a termination pursuant to Section 7.1(g), on the day of termination of this Agreement, (y) in the case of a termination pursuant to Section 7.1(f), as promptly as possible (but in any event within two business days) following termination of this Agreement or (z) in the case of a termination referred to in Section 5.3(b)(iii), on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, the Subsequent Transaction referred to in Section 5.3(b)(iii)(B). Parent shall pay or cause to be paid the Termination Fee to the Company in accordance with Section 5.3(c) as promptly as possible (but in any event within two business days) following such termination of this Agreement.

(f)    In the event that the Company shall fail to pay the Termination Fee and/or the Parent Expenses required pursuant to Section 5.3(b) or 5.3(d) when due or Parent shall fail to pay the Termination Fee required pursuant to Section 5.3(c) when due, the Termination Fee and/or Parent Expenses then due shall accrue interest for the period commencing on the date such amount or amounts were due, at a rate equal to the rate of interest publicly announced by Citibank N.A., in the City of New York from time to time during such period, as such bank’s prime lending rate. In addition, if the Company shall fail to pay the Termination Fee and/or Expenses when due or Parent shall fail to pay the Termination Fee when due, the Company or Parent, as the case may be, shall also pay to such other party all of such other party’s costs and expenses (including attorneys’ fees and expenses) in connection with efforts to collect the Termination Fee and/or Parent Expenses, as the case may be. The Company and Parent acknowledge that the Termination Fee, the reimbursement of Parent Expenses and the other provisions of this Section 5.3 are an integral part of the Merger and that, without these agreements, neither the Company nor Parent would have entered into this Agreement

(g)    For purposes of this Agreement, “Termination Fee” means (i) $14,700,000, in the event that the Agreement is terminated by (A) the Company pursuant to Section 7.1(g) in order to enter into a Permitted Alternative Agreement with an Excluded Party or (B) Parent pursuant to Section 7.1(f) in a circumstance in which the event giving rise to the right of termination is based on an Adverse Recommendation Change having occurred in response to a Superior Proposal by an Excluded Party, (ii) $29,300,000, in the event that the Termination Fee is payable by Parent pursuant to Section 5.3(c)(i) or 5.3(c)(iii) and (iii) $42,500,000 in all other circumstances.

5.4.  Brokers or Finders.

(a)    The Company represents, as to itself, and its Subsidiaries, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with such firm. The Company has disclosed to Parent all material terms of the engagement of the Financial Advisor, including the amount of such fees and any “tail” provisions.

(b)   Parent and Acquisition represent that no agent, broker, investment banker, financial advisor or other firm or Person engaged by Parent or Acquisition is or will be entitled to receive from the Company any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition except in the event that the Merger is consummated, as set forth in the Financing Letters.

5.5.  Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall cause the Surviving Corporation to also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnitee’s service as a director or officer of the Company or its Subsidiaries or services performed by such Indemnitee at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.

(b)   The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnitees than are presently set forth in the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnitees.

(c)    The Surviving Corporation shall either (i) obtain and maintain “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, to the extent available covering Indemnitees who are currently covered by the Company’s existing officers’ and directors’ or fiduciary liability insurance policies or (ii) maintain such type of insurance (the “D&O Insurance”) for a period of six years after the Effective Time, in each case in amount and scope, and on other terms no less advantageous in the aggregate to such Indemnitees than such existing insurance (copies of which policies have been made available to Parent and Acquisition); provided, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 300% of the last annual premium paid prior to the date hereof, which the Company represents and warrants to be $722,000 (the “Current Premium”); provided, further, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 300% of the Current Premium.

(d)   In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person (including by dissolution), proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.5. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.5.

(e)    Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (wither arising before, at or after the Effective Time) is made against any Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f)    This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation and the Indemnitees, each of whom may enforce the provisions of this Section 5.5 (whether or not parties to this Agreement). The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to Law, contract or otherwise. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

5.6.  Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Agreement.

(b)   Prior to the Effective Time, the Company shall provide, shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives (including auditors, attorneys, advisors and other professionals) to provide, all cooperation in connection with the arrangement of the Debt Financing or Alternative Financing  as may be reasonably requested by Parent or Acquisition, including (i) participation in a reasonable number of meetings, drafting sessions, due diligence, road shows and other presentations, including presentations with rating agencies, (ii) furnishingParent, Acquisition and their financing sources with, as soon as such financial statements, financial and other information becomes available, all financial statements, financial and other pertinent informationregarding the Company, its Subsidiaries and its and their respective businesses and properties as may be reasonably requested by Parent in connection with the Debt Financing or Alternative Financing and as customarily included inoffering circulars or memoranda relating to private placements under Rule 144A promulgated under the Securities Act to consummate the offerings of debtsecurities contemplated by the Debt Financing or Alternative Financing at the time during the Company’s fiscal year such offerings will be made, including all historical and pro forma financial statements and financial data of the type and form required by Regulation S-K and Regulation S-X under the Securities Act that is customarily included in offering circulars or memoranda relating to private placements under Rule 144A promulgated under the Securities Act and audits thereof to the extent so required (which audits shall be unqualified) (the “Required Financial Information”), (iii) assisting Parent, Acquisition and their financing sources in (A) the preparation of offering documents, private placement memoranda, prospectuses, bank information memoranda and similar documents in connection with any portion of the Debt Financing or Alternative Financing, (B) the preparation of materials for lender and rating agency presentations, and (C) the compliance with requirements of rating agencies, (iv) facilitating the pledging of collateral, including obtaining appraisals, financial analyses, surveys, and title insurance as reasonably requested by Parent, (v) taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to (A) evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (provided that no right of any lender, nor obligation of the Company or any of its Subsidiaries, thereunder shall be effective until the Effective Time); and (vi) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, ratings from rating agencies and such other matters as reasonably requested by Parent; provided that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all expenses incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses or liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith. The Company hereby consents to use of its and its Subsidiaries logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. All non-public or otherwise confidential information regarding the Company obtained by Parent, Acquisition or their Representatives pursuant to this Section 5.3(b) shall be kept confidential in accordance with the Confidentiality Agreement.

(c)    Parent and Acquisition shall use reasonable best efforts to arrange the Debt Financing as promptly as practicable taking into account the Marketing Period and the Termination Date on the terms and conditions described in the Debt Commitment Letter, including their reasonable best efforts to (i) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein (including the related flex provisions) or on other terms and conditions no less favorable to Parent and Acquisition, including with respect to conditionality (as determined in the reasonable judgment of Parent), (ii) maintain in effect the Financing commitments, (iii) satisfy all conditions applicable to Parent and Acquisition in such definitive agreements that are within their respective control (including by consummating the Equity Financing pursuant to the terms of the Equity Commitment Letters), and (iv) consummate the Financing at or prior to the Closing. In the event that (i) all closing conditions contained in Article VI shall have been satisfied or waived (other than with respect to the delivery of officer’s certificates), (ii) any Debt Financing comprised of high yield debt securities shall not be capable of being consummated by the last day of the Marketing Period, and (iii) any Debt Financing comprised of interim or bridge financing to such high yield debt securities is available on the terms and conditions set forth in the Debt Commitment Letter, then Parent and Acquisition shall use the proceeds of such interim or bridge financing to replace such high yield financing no later than the last day of the Marketing Period. If any portion of the Debt Financing becomes unavailable on the terms and conditions described in the Debt Commitment Letter, then Parent and Acquisition shall use their reasonable best efforts to obtain alternative financing in an amount necessary to replace any such unavailable Debt Financing (such alternative financing, “Alternative Financing”) as promptly as practicable following the occurrence of such event but in no event later than the last day of the Marketing Period; provided, that Parent and Acquisition shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate not materially less favorable to Parent, the Surviving Corporation and the stockholders of Parent than the terms of the Debt Commitment Letter (as determined in the reasonable judgment of Parent). Parent shall give the Company prompt written notice of any material breach by any party of any of the Financing Letters of which it has knowledge or any termination of any of the Financing Letters. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing. Neither Parent nor Acquisition shall, without the prior written consent of the Company, agree to or permit any amendment of any of the conditions to the Financing as set forth in the Financing Letters or the definitive agreements relating to the Financing (it being understood that Parent and Acquisition may amend, restate, modify, supplement or replace the Financing Letters to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments due to such additions and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments). Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Letters may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Letters”) which replace existing Debt Financing Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Letters (a) shall not expand upon the conditions precedent to the Financing as set forth in the Debt Financing Letters in any material respect, (b) shall not reasonably be expected to delay the Closing, (c) shall not increase the indebtedness to be incurred pursuant the Debt Financing by more than 10% of the amount of indebtedness to be incurred as contemplated by the Debt Financing Letters delivered on the date hereof and (d) are no less favorable to Parent, the Surviving Corporation or Acquisition in any material respect than the terms set forth in the Debt Financing Letters. In such event, the term “Debt Financing Letters” as used herein shall be deemed to include the Debt Financing Letters that are not so superseded at the time in question and the New Financing Letters to the extent then in effect. For purposes of this Agreement, the “Marketing Period” shall mean the first period of 20 consecutive business days after the date hereof (A) throughout which (1) Parent shall have the Required Financial Information, (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.1 and 6.2 not to be satisfied assuming the Closing were to be scheduled for any time during such consecutive 20 business day period, and (3) the applicable auditors shall not have withdrawn their audit opinions for any applicable Required Financial Information, and (B) at the end of which the conditions set forth in Section 6.1 shall be satisfied; provided that if the financial statements included in the Required Financial Information that is available to Parent on the first day of any consecutive 20 business day period would not be sufficiently current on any day during such consecutive 20 business day period for such financial statements to be customarily included in an offering circular or memorandum relating to a private placement under 144A promulgated under the Securities Act and the Company, prior to the end of such consecutive 20 business day period, delivers updated Required Financial Information that would be sufficiently current to be included in such materials then, subject to the satisfaction of the conditions set forth in clauses (A) and (B) above, the Marketing Period shall not end until the later of (x) the last day of such consecutive 20 business day period and (y) 10 business days after Parent has received such updated Required Financial Information.

5.7.  Publicity. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 5.2 or Article VII, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or other public announcement pertaining to the Merger, the Financing or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties have agreed that the Company may issue the press release attached hereto as Exhibit A promptly following the execution and delivery of this Agreement.

5.8.  Consents and Approvals; State Takeover Laws.

(a)    Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) any notification required to be filed by it or its “ultimate parent” company under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly (but in any event, with respect to the filing with the FTC and the Antitrust Division, no later than 10 business days after the date hereof) and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith. Without limiting the foregoing, the parties shall request and use reasonable best efforts to obtain early termination of the waiting period provided for in the HSR Act.

(b)   Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or any third parties required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement.

(c)    Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of the HSR Act.

(d)   In furtherance and not in limitation of the covenants of the parties contained above in this Section 5.8, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the Antitrust Division or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Acquisition and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided, however, that no party shall be required to, and the Company may not (without the prior written consent of Parent) take any such actions to resolve any such objections or suits which actions would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    Without limiting the foregoing, the Company and its Board of Directors shall (i) use their commercially reasonable efforts to take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, use their reasonable best efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

5.9.  Notification of Certain Matters. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to and in accordance with Article VII, each party shall give prompt oral and written notice to each other party of (a) any written notice or other written communication, or other notice or communication of which the Company’s officers identified on Section 8.4 of the Company Disclosure Schedule have knowledge, in each case, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or the inaccuracy of a representation or warranty made by such party which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (d) the commencement of any Company Litigation or any other action, suit, arbitration, mediation, appraisal, investigation, inquiry or proceeding, in any forum, which relates to the consummation of the transactions contemplated hereby or the issuance of any Order affecting the Company, any of its Subsidiaries, any of the Company Managed Facilities, or any of their respective properties or assets, in either case which, if pending or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

5.10.  Continuation of Employee Benefits.

(a)    Until the first anniversary of the Effective Time the Surviving Corporation will, with respect to each employee of the Company and its Subsidiaries who continues to be employed by the Surviving Corporation and its Subsidiaries (a “Continuing Employee”) maintain the base salary and incentive bonus opportunity of each such Continuing Employee and will maintain pension, health and welfare benefits and severance policies that, in the aggregate, are no less favorable than such benefits and policies under the Company Plans as in effect prior to the Effective Time (other than modifications to any employee benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing in this Section 5.10(a) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law or require the Surviving Corporation or its Subsidiaries to provide equity based compensation or issue equity of the Surviving Corporation or Parent after the Effective Time. To the extent not paid prior to the Effective Time, for fiscal year 2006, the Surviving Corporation shall pay to Continuing Employees their bonuses, if any, in accordance with the Company’s 2006 bonus plan on the date hereof (which plan is consistent with bonus plans of the Company for prior years), with such bonuses, if any, to be paid by the Surviving Corporation in accordance with the terms of such plan.

(b)   To the extent permitted under applicable Law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation and its Subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan. Any Continuing Employee terminated prior to the first anniversary of the Effective Time shall receive cash severance payments and benefits no less favorable than those payments and benefits such employee would have received under the Company Plans, as in effect prior to the Effective Time.

(c)    This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 5.10, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10. Nothing contained in this Section 5.10 shall create any third party beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation with respect to continued employment for any specified period of any nature or kind whatsoever. Nothing in this Section 5.10 is intended to amend any Company Plan or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Plans.

5.11.  Preparation of the Proxy Statement; Special Meeting.

(a)    As soon as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement, and the parties hereto shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Schedule 13E-3; provided, that the parties acknowledge that the Company’s goal is to file the Proxy Statement and Schedule 13E-3 within 20 business days after the date of this Agreement and that if it does not file such documents within such period, its senior executives shall discuss the reasons for not meeting such goal with the senior executives of Parent. The parties will cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as reasonably practicable after such filing, and the parties hereto will use their reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. The Company will as promptly as reasonably practicable notify Parent of (i) the receipt of any oral or written comments from the SEC and (ii) any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The parties hereto shall provide each other with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall (i) include in any such documents or responses all comments reasonably proposed by Parent and (ii) not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over Parent’s reasonable objection), prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, the parties will cooperate with each other in connection with the preparation of an appropriate amendment or supplement describing such information, which amendment or supplement will be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(b)   The Company shall, acting through its Board of Directors and in accordance with applicable Law and the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as reasonably practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and, subject to Section 5.2(d), shall solicit proxies in favor of approval of this Agreement and the Merger; provided, that the parties acknowledge that the Company’s goal is to hold the Special Meeting within 45 days after mailing the Proxy Statement to the stockholders of the Company and that if it does not hold the Special Meeting within such period, its senior executives shall discuss the reasons for not meeting such goal with the senior executives of Parent. Subject to Section 5.2(d), the Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the Company’s stockholders and shall include such recommendation, together with a copy of the opinion referred to in Section 3.1(m), in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations to duly call, give notice of, convene and hold the Special Meeting pursuant to the first sentence of this Section 5.11(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or (ii) an Adverse Recommendation Change. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to Section 7.1(g), the Company’s obligations under this Section 5.11(b) shall terminate.

5.12.  Consequences If Rights Are Triggered. If any Distribution Date (as defined in the Rights Agreement) or Shares Acquisition Date (as defined in the Rights Agreement) occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time other than as a result of the actions of Parent, Acquisition or their respective affiliates, the Company, Parent and Acquisition shall make such adjustment to the per share Merger Consideration (without any increase in the aggregate Merger Consideration) as the Company, Parent and Acquisition shall mutually agree so as to preserve the economic benefits that the parties each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger.

5.13.  Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation brought or threatened against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

ARTICLE VI

CONDITIONS PRECEDENT

6.1.  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:

(a)    This Agreement shall have been adopted at the Special Meeting (or an adjournment or postponement thereof) by the Required Vote.

(b)   Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

(c)    No Order or Law shall be in effect that prevents or restricts the consummation of the Merger or the other transactions contemplated hereby; provided, that prior to invoking this condition, each party shall use its reasonable best efforts to have any such legal prohibition or restraint removed.

6.2.  Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:

(a)    Each of the representations and warranties of the Company (i) set forth in Sections 3.1(b)(i) (with respect to the first five sentences thereof only), 3.1(c)(i), 3.1(k) (with respect to clause (ii) thereof only), 3.1(o), 3.1(p), 3.1(w), and 3.1(x) of this Agreement (the “Specified Representations”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and (ii) set forth in this Agreement (other than the Specified Representations) shall be true and correct (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Company Material Adverse Effect or similar qualification shall not be so qualified for purposes of this clause (ii)) as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except, in the case of this clause (ii) only, where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

(b)   The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

(c)    There shall not have occurred after the date of this Agreement a Company Material Adverse Effect.

6.3.  Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:

(a)    The representations and warranties of Parent and Acquisition set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Acquisition set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.

(b)   Parent and Acquisition shall have performed in all material respects the obligations required to be performed by them under this Agreement on or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1.  Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:

(a)    by mutual written consent of the Company, Parent and Acquisition;

(b)   by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable;

(c)    by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on August 31, 2007, which upon written notice prior to such time to the Company from Parent may be extended by Parent to the last day of the Marketing Period, if the Marketing Period has commenced and such last day of the Marketing Period would be a later date (as so extended, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(d)   by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (in either case, other than as a result of a material breach by Parent or Acquisition of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty day period extend beyond the second day preceding the Termination Date);

(e)    by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (in either case, other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty day period extend beyond the second day preceding the Termination Date or, in the case of a breach in connection with obtaining proceeds pursuant to the Financing or using such proceeds as contemplated hereunder, the final day of the Marketing Period);

(f)    by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to recommend to the Company’s stockholders that they approve this Agreement and the Merger at the Special Meeting, or (iii) if the Board of Directors of the Company or any committee thereof resolves to take any of the foregoing actions;

(g)    by the Company, in accordance with and subject to the terms and conditions of Section 5.2(e);

(h)   by Parent or the Company, if the Special Meeting is held and the Company fails to obtain Company Stockholder Approval at the Special Meeting (or any reconvened meeting after any adjournment thereof); or

(i)    by the Company, if all of the conditions set forth in Sections 6.1 and 6.2 (other than the delivery of officer’s certificates) have been satisfied and Parent has failed to consummate the Merger no later than 5 calendar days after the final day of the Marketing Period.

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

7.2.  Effect of Termination.

(a)    In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no further liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except that (a) the last sentence of Section 5.1(a), Section 5.3, the indemnification and reimbursement provisions of Section 5.6(b), this Section 7.2 and Article VIII shall survive such termination (as well as the Guarantee referred to herein) and (b) no such termination shall relieve any party from liability for a material and willful breach of any provision hereof.

(b)   Except for the termination rights provided in Section 7.1 and except as otherwise provided in Section 8.2, the Company acknowledges and agrees that its sole and exclusive remedy for any claim asserted by the Company against Parent, Acquisition, WCAS or any of their affiliates, including any claim that arises out of or relates in any way to the negotiation, entry into, performance, or the terms of this Agreement or the transactions contemplated hereby, or the breach or claimed breach thereof, shall be limited to the remedy as agreed to in the Guarantee (except that Parent and Acquisition shall also be obligated with respect to the second sentence of each of Sections 5.3(a) and 5.3(f), the reimbursement and indemnification obligations under Section 5.6(b) and the provisions of the last sentence of each of Sections 5.1(a) and 5.6(b)).

ARTICLE VIII

MISCELLANEOUS

8.1.  Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms).

8.2.  Specific Performance. The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

8.3.  Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

(a)	if to Parent or Acquisition, to it:

c/o Welsh, Carson, Anderson & Stowe X, L. P.
320 Park Avenue, Suite 2500
New York, New York 10022-6815
	Attn:	D. Scott Mackesy
	Facsimile:	(212) 893-9566

with a copy to:

Ropes & Gray LLP
45 Rockefeller Plaza
New York, New York 10111
	Attn:	Othon A. Prounis, Esq.
Anthony J. Norris, Esq.
	Facsimile:	(212) 841-5725

(b)	if to the Company, to:

United Surgical Partners International, Inc.
15305 Dallas Parkway, Suite 1600
Addison, Texas 75001
	Attn:	President and General Counsel
	Facsimile:	(972) 267-0084 and (972) 767-0604

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
	Attn:	Gary I. Horowitz, Esq.
Ed Chung, Esq.
	Facsimile:	(212) 455-2502

8.4.  Interpretation. As used herein, the words “hereof”, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase “to the knowledge of the Company” means the actual knowledge of the persons set forth in Section 8.4 of the Company Disclosure Schedule, and the phrase “to the knowledge of” when made with respect to a Person other than the Company means the actual knowledge of the officers and directors of such Person and such Person’s Subsidiaries and other individuals who have similar powers and duties as the officers of such Persons. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

8.5.    Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6.    Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedules and exhibits hereto, together with the confidentiality and nondisclosure provisions of the Confidentiality Agreement and the Guarantee, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the confidentiality and nondisclosure provisions of the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns, and, except as provided in Sections 5.3(b), 5.3(d), 5.3(f) and 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.7.    Amendment. This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, that, after Company Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by Law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval.

8.8.    Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts required hereby, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.9.    Governing Law. This Agreement, and all claims arising hereunder or relating hereto or to the negotiation or performance hereof, shall be governed and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

8.10.  Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have complete subject matter jurisdiction, any other court of the State of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement or the negotiation or performance hereof. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation or performance hereof in the Delaware Court of Chancery or, if such court does not have complete subject matter jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Section 8.10 shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

8.11.  Assignment. No party hereto shall assign or otherwise transfer this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any attempted assignment or transfer in violation of the foregoing shall be null and void.

8.12.  Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction, by final judgment no longer subject to review, to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE COMPANY:
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
By:	/s/ William H. Wilcox
Name: William H. Wilcox
Title: President and CEO
PARENT:
UNCN HOLDINGS, INC.
By:	/s/ D. Scott Mackesy
Name: D. Scott Mackesy
Title: Vice President
ACQUISITION:
UNCN ACQUISITION CORP.
By:	/s/ D. Scott Mackesy
Name: D. Scott Mackesy
Title: Vice President

[Signature Page to Merger Agreement]

APPENDIX B

January 7, 2007

The Special Committee of the Board of Directors
The Board of Directors
United Surgical Partners International, Inc.
15305 Dallas Parkway, Suite 1600
Addison, Texas  75001

Members of the Special Committee of the Board and the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of United Surgical Partners International, Inc. (the “Company”) (other than the Merger Partner, the Merger Subsidiary (each as defined below) and their respective subsidiaries and affiliates) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of UNCN HOLDINGS, INC. (the “Merger Partner”).  Pursuant to the Agreement and Plan of Merger, dated as of January 7, 2007 (the “Agreement”), among the Company, the Merger Partner and UNCN ACQUISITION CORP. (the “Merger Subsidiary”), the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than Dissenting Shares (as defined in the Agreement) and shares of Company Common Stock held in treasury or owned by the Merger Partner or the Merger Subsidiary, will be converted into the right to receive $31.05 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us.  We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters.  In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate.  We express no view as to such analyses or forecasts or the assumptions on which they were based.  We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement.  We have also assumed that the representations and warranties made by the Company, the Merger Partner and the Merger Subsidiary in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis.  We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues.  We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.  Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock (other than the Merger Partner, the Merger Subsidiary and their respective subsidiaries and affiliates) in the Merger to such holders and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction, but we note that the Company and its advisors have the right in accordance with the Agreement to do so for a prescribed period of time following the execution of the Agreement, subject to the terms set forth therein.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the Merger is consummated.  In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.  In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and securities of one or more affiliates of the Merger Partner for our own account or for the accounts of customers and, accordingly, we and such affiliates may at any time hold long or short positions in such securities.  In addition, we and our affiliates have performed in the past, and may continue to perform, certain financial advisory, financing and other investment banking and commercial banking services for one or more affiliates of the Merger Partner, all for customary compensation.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock (other than the Merger Partner, the Merger Subsidiary and their respective subsidiaries and affiliates) in the Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Special Committee of the Board and the Board of Directors of the Company in connection with and for the purposes of their respective evaluation of the Merger.  This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter.  This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.  This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC.

J.P. MORGAN SECURITIES INC.

U043098

APPENDIX C

DELAWARE CODE
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATE LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262.   Appraisal Rights

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)         Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)         Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.                  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.                 Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.                  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.                 Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)         In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)          If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)          If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

INFORMATION RELATING TO THE BUYING GROUP
AND USPI’S DIRECTORS AND EXECUTIVE OFFICERS

USPI Directors and Executive Officers

The following information sets forth the names and titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of USPI, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens. The business address of each director or officer listed below is c/o USPI, 15305 Dallas Parkway, Suite 1600, Addison, Texas 75001.

Donald E. Steen
Chairman of the Board

Donald E. Steenco-founded USPI in February 1998 and served as its chief executive officer until April 2004. Mr. Steen continues to serve as chairman of the board and the executive committee of the board of directors. Mr. Steen has served as chairman of the board of AmeriPath, Inc., an affiliate of Welsh, Carson, Anderson & Stowe, since April 2004 and as its chief executive officer since July 2004. Mr. Steen served as president of the International Group of HCA from 1995 until 1997 and as president of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1982. Mr. Steen also serves as a director of Kinetic Concepts, Inc.

Joel T. Allison
Director

Joel T. Allisonhas served as a director of USPI since March 2002. Mr. Allison has served as president and chief executive officer of the Baylor Health Care System since 2000 and served as its senior executive vice president from 1993 until 2000.

John C. Garrett, M.D.
Director

John C. Garrett, M.D. has served as a director of USPI since February 2001 and is a member of the executive and options and compensation committees. Dr. Garrett had been a director of OrthoLink Physicians Corporation, which was acquired by USPI in February 2001, since July 1997. Dr. Garrett founded Resurgens, P.C. in 1986, where he continues his specialized orthopedics practice in arthroscopic and reconstructive knee surgery. Dr. Garrett is a Fellow of the American Academy of Orthopedic Surgeons.

Thomas L. Mills
Director

Thomas L. Millshas served as a director of USPI since September 1999 and is the chairman of the audit and compliance committee and a member of the nominating and corporate governance committee. Mr. Mills has been a partner in the law firm of Winston & Strawn since 1995, specializing in health law.

James Ken Newman
Director

James Ken Newmanhas served as a director of USPI since May 2005 and is a member of the audit and compliance and nominating and corporate governance committees. Mr. Newman has served as president and chief executive officer of Horizon Health Corporation since May 2003. He has also served as chairman of the board of Horizon Health since February 1992. From July 1989 until September 1997, he served as president of Horizon Health and from July 1989 until October 1998, he also served as chief executive officer of Horizon Health.

Boone Powell, Jr.
Director

Boone Powell, Jr. has served as a director of USPI since June 1999 and serves as the chairman of the nominating and corporate governance committee and a member of the options and compensation committee. Mr. Powell served as the chairman of Baylor Health Care System until June 2001 and served as its president and chief executive officer from 1980 until 2000. Mr. Powell also serves as a director of Abbott Laboratories and US Oncology, Inc.

Paul B. Queally
Director

Paul B. Queallyhas served as a director of USPI since its inception in February 1998 and serves as the chairman of the options and compensation committee and a member of the executive committee. Mr. Queally has been a managing member of the general partner of Welsh, Carson, Anderson & Stowe X, L.P. and certain other funds affiliated with Welsh, Carson, Anderson & Stowe since January 1996. Mr. Queally also serves as a director of AmeriPath, Inc., Concentra Managed Care, Inc. and MedCath Corporation.

Nancy L. Weaver
Director

Nancy L. Weaver has served as a director of USPI since October 2006. Until August 2006, Ms. Weaver served as a healthcare equity analyst for Stephens, Inc., a position she held for 16 years. Since leaving Stephens, Ms. Weaver founded Highlander Partners Health Fund, an investment firm focusing on the healthcare industry, where she serves as Chief Executive Officer.

Jerry P. Widman
Director

Jerry P. Widmanhas served as a director of USPI since September 2002 and is a member of the audit and compliance committee. Mr. Widman served as the chief financial officer of Ascension Health from 1982 until his retirement in June 2001. Mr. Widman also serves as a director of ArthroCare Corporation, Cutera, Inc. and The TriZetto Group, Inc.

William H. Wilcox
President, Chief Executive Officer and Director

William H. Wilcoxjoined USPI as its president and a director in September 1998. Mr. Wilcox has served as USPI’s president and chief executive officer since April 2004 and is a member of the executive committee. Mr. Wilcox served as president and chief executive officer of United Dental Care, Inc. from 1996 until joining USPI. Mr. Wilcox served as president of the Surgery Group of HCA and president and chief executive officer of the Ambulatory Surgery Division of HCA from 1994 until 1996. Prior to that time, Mr. Wilcox served as the chief operating officer and a director of Medical Care International, Inc. Mr. Wilcox also serves as a director of Concentra.

Brett P. Brodnax
Executive Vice President and Chief Development Officer

Brett P. Brodnaxserves as the executive vice president and chief development officer of USPI. Prior to joining USPI in December 1999, Mr. Brodnax was an assistant vice president at BHCS from May 1990 until December 1999. Mr. Brodnax also serves as a director of AmeriPath, Inc.

Mark A. Kopser
Senior Vice President and Chief Financial Officer

Mark A. Kopserjoined USPI as its senior vice president and chief financial officer in May 2000. Prior to that time, Mr. Kopser served as chief financial officer for the International Division of HCA from 1997 until 2000 and as chief financial officer for the London Division of HCA from 1992 until 1996.

Neils P. Vernegaard
Executive Vice President and Chief Operating Officer

Neils P. Vernegaard joined USPI as executive vice president and chief operating officer in May 2006. Prior to that time, Mr. Vernegaard served for 12 years in positions of increasing responsibility for HCA, Inc., one of the top hospital systems in the United States. He has over 20 years of health system management experience in the United States and the United Kingdom. Most recently, he served as president and chief executive officer of HCA’s Research Medical Center in Kansas City, Missouri. Mr. Vernegaard also served for six years as chief executive officer of The Wellington Hospital in London, England.

John J. Wellik
Senior Vice President, Accounting and Administration, Chief Accounting Officer and Secretary

John J. Wellikhas been employed by USPI since April 1999 and currently serves as its senior vice president, accounting and administration, chief accounting officer and secretary. Prior to joining USPI, Mr. Wellik served in various financial management positions.

The Members of the Buying Group

The members of the buying group are UNCN Holdings, Inc., UNCN Acquisition Corp., Welsh, Carson, Anderson & Stowe X, L.P., WCAS X Associates LLC and Paul B. Queally. During the last five years, none of the members of the buying group has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such member from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The principal office address of each member of the buying group is c/o Welsh, Carson, Anderson & Stowe X, L.P., 320 Park Avenue, Suite 2500, New York, New York 10022-6815.

The following sets forth information on the principal business of each member of the buying group (other than Paul B. Queally, because his information is set forth above):

•       UNCN Holdings, Inc. is a Delaware corporation that was formed solely for the purpose of effecting the merger and the transactions related to the merger. It has not engaged in any business except in furtherance of this purpose.

•       UNCN Acquisition Corp. is a Delaware corporation and a direct wholly-owned subsidiary of UNCN Holdings, Inc. UNCN Acquisition Corp. was formed solely for the purpose of effecting the merger. Upon consummation of the merger, UNCN Acquisition Corp. will cease to exist and USPI will continue as the surviving corporation.

•       Welsh, Carson, Anderson & Stowe X, L.P. is Delaware limited partnership. Its principal business is that of an investment limited partnership.

•       WCAS X Associates LLC is a Delaware limited liability company. Its principal business is that of general partner of Welsh, Carson, Anderson & Stowe X, L.P.

The following sets forth the names and titles of the directors and executive officers of UNCN Holdings, Inc. and UNCN Acquisition Corp., their present principal occupation and their business experience during the past five years. All of such directors and executive officers listed below are U.S. citizens, other than D. Scott Mackesy, who is a citizen of Canada. During the last five years, none of such directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business address of each director or officer listed below is c/o Welsh, Carson, Anderson & Stowe X, L.P., 320 Park Avenue, Suite 2500, New York, New York 10022-6815.

•       D. Scott Mackesy serves on the boards of directors of UNCN Holdings, Inc. and UNCN Acquisition Corp. and is President, Vice President, Treasurer and Assistant Secretary of each entity. Mr. Mackesy is a managing member of WCAS X Associates LLC and joined Welsh, Carson, Anderson & Stowe in 1998. He focuses on investments in the healthcare industry.

•       Michael Donovan serves on the boards of directors of UNCN Holdings, Inc. and UNCN Acquisition Corp. and is Vice President, Secretary and Assistant Treasurer of each entity. Mr. Donovan is a principal at Welsh, Carson, Anderson & Stowe. He joined the firm in 2001.

•       Jonathan M. Rather serves as a Vice President of UNCN Holdings, Inc. and UNCN Acquisition Corp. Mr. Rather is a managing member of WCAS X Associates LLC and joined Welsh, Carson, Anderson & Stowe in 1999. He serves as its Chief Financial Officer.

WCAS X Associates LLC is the sole general partner of Welsh, Carson, Anderson & Stowe X, L.P. The following information sets forth the names of each managing member of WCAS X Associates LLC (other than Paul B. Queally because his information is set forth above) and their business experience during the past five years. All of such managing members are U.S. citizens, other than D. Scott Mackesy, who is a citizen of Canada. During the last five years, none of such individuals has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business address of each managing member listed below is c/o Welsh, Carson, Anderson & Stowe X, L.P., 320 Park Avenue, Suite 2500, New York, New York 10022-6815.

•       Patrick J. Welshco-founded Welsh, Carson, Anderson & Stowe in 1979 and focuses on investments in the information and business services industry.

•       Russell L. Carson co-founded Welsh, Carson, Anderson & Stowe in 1979 and focuses on investments in the healthcare industry.

•       Bruce K. Anderson co-founded Welsh, Carson, Anderson & Stowe in 1979 and focuses on investments in the information and business services industry.

•       Thomas E. McInerneyjoined Welsh, Carson, Anderson & Stowe in 1986 and focuses on investments in the information and business services and communications industries.

•       Robert A. Minicuccijoined Welsh, Carson, Anderson & Stowe in 1993 and focuses on investments in the information and business services industry.

•       Anthony J. de Nicola joined Welsh, Carson, Anderson & Stowe in 1994 and focuses on investments in the information and business services and communications industries.

•       D. Scott Mackesy joined Welsh, Carson, Anderson & Stowe in 1998 and focuses on investments in the healthcare industry.

•       John Almeida, Jr. joined Welsh, Carson, Anderson & Stowe in 1999 and focuses on investments in the information and business services and communications industries.

•       Eric J. Lee joined Welsh, Carson, Anderson & Stowe in 1999 and focuses on investments in the information and business services and healthcare industries.

•       Jonathan M. Ratherjoined Welsh, Carson, Anderson & Stowe in 1999 as its Chief Financial Officer.

•       Sanjay Swanijoined Welsh, Carson, Anderson & Stowe in 1999 and focuses on investments in the information and business services and communications industries.

•       Sean M. Traynorjoined Welsh, Carson, Anderson & Stowe in 1999 and focuses on investments in the information and business services and healthcare industries.

•       John D. Clarkjoined Welsh, Carson, Anderson & Stowe in 2000 and focuses on investments in the information and business services and communications industries.

•       Thomas A. Scully joined Welsh, Carson, Anderson & Stowe in 2004 and focuses on investments in the healthcare industry. Prior to joining Welsh, Carson, Anderson & Stowe, he was the Administrator of the Centers for Medicare and Medicaid Services since 2001.

PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Donald E. Steen, Mark A. Kopser and John J. Wellik (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Special Meeting of Stockholders of United Surgical Partners International, Inc. (the “Company”) to be held at the Hotel InterContinental Dallas, 15201 Dallas Parkway, Addison, Texas 75001 on [date] at [time] and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please mark your votes as indicated in this example.	☒
PLEASE SEE REVERSE SIDE.

(Continued and to be marked, dated and signed on reverse side.)

 ~ Detach here from proxy voting card. ~

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Central Time the business day prior to Special Meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
[website]		[number]		Mark, sign and date your
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Your shares will be voted as specified below. If no specification is made, the Record Keeper will vote FOR Proposals 1 and 2. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

Proposal 1—Approval and adoption of the Agreement and Plan	FOR	AGAINST	ABSTAIN
of Merger, dated January 7, 2007, among UNCN Holdings, Inc., UNCN Acquisition Corp. and United Surgical Partners International, Inc.	☐	☐	☐
Proposal 2—Approval of the adjournment of the special meeting,	FOR	AGAINST	ABSTAIN

if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger, dated January 7, 2007, among UNCN Holdings, Inc., UNCN Acquisition Corp. and
United Surgical Partners International, Inc.

	☐	☐	☐
Proposal 3—In the discretion of the proxies, on any other matter that may properly come before the special meeting.

IMPORTANT—PLEASE SIGN AND RETURN PROMPTLY.

Signature	Signature, if held jointly	Dated	, 2007

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

 ~ Detach here from proxy voting card. ~

IF YOU WISH TO VOTE BY TELEPHONE IN THE UNITED STATES, PUERTO RICO OR CANADA, PLEASE FOLLOW THE INSTRUCTIONS BELOW. IF YOU VOTE BY THE INTERNET OR TELEPHONE, PLEASE DO NOT RETURN YOUR CARD BY MAIL.

HAVE YOUR PROXY CARD IN HAND. TO VOTE BY PHONE THROUGH OUR TABULATOR, [NAME OF TABULATOR]:

(A)       On a touch-tone telephone call Toll Free [telephone number]—24 hours a day—7 days a week.

(B)        Enter your                    -digit Control Number which is indicated below.

Option 1:                To vote as the Board of Directors recommends, press 1. If you wish to vote separately for any Proposal, press 0.

When you press 1, your vote will be confirmed and cast as you directed. END OF CALL

Option 2:                If you choose to vote separately for any Proposal, you will hear the following instructions:

You may make your selection at any time.
To vote FOR, press 1;
To vote AGAINST, press 2;
To ABSTAIN, press 0.

Your vote will be repeated and you will have an opportunity to confirm it.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
THANK YOU FOR VOTING	Special Meeting , 2007 Admission Ticket